Exhibit 99.1

PART II

Item 6.    Selected Financial Data.

The following table sets forth selected consolidated financial data of the Company as of and for each of the five years ended December 31, 2017. This information should be read in conjunction with “Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto contained elsewhere in this Exhibit 99.1 of this Form 8-K. Operating results for the periods presented below are not necessarily indicative of the results that may be expected for future years.

The presentation of information herein for periods prior to our acquisitions of Circus Reno and Silver Legacy, MTR Gaming and Isle are not fully comparable because the results of operations for Circus Reno, MTR Gaming and Isle are not included for periods prior to such acquisitions and the results of operations of the Silver Legacy Joint Venture were not consolidated prior to our acquisition of the Reno properties (see Note 1 below).

SELECTED CONSOLIDATED FINANCIAL DATA

(dollars in thousands)

	Year Ended December 31,
	2017	2016	2015	2014(4)	2013(4)
Consolidated Statement of Operations Data:
Net operating revenues	$1,480,798	$900,465	$724,345	$361,823	$247,186

Operating income	94,810	88,700	72,621	17,555	22,582

Net (loss) income before income taxes (1)	(43,389)	37,628	44,708	(12,554)	18,897

Net income (loss)	73,380	24,527	114,246	(14,322)	18,897

Less: Net loss attributable to non-controlling interest (2)	—	—	—	(103)	—

Net income (loss) attributable to the Company (2)	$73,380	$24,527	$114,246	$(14,425)	$18,897

Basic net income (loss) per common share	$1.09	$0.52	$2.45	$(0.48)	$0.81
Diluted net income (loss) per common share	$1.08	$0.51	$2.43	$(0.48)	$0.81

	At December 31,
	2017	2016	2015	2014(4)	2013(4)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$134,596	$61,029	$78,278	$87,604	$29,813
Total assets	3,546,472	1,294,044	1,325,008	1,171,559	270,182
Total debt (3)	2,190,193	800,426	866,237	775,059	170,760
Stockholders’ equity	941,597	295,969	268,460	151,622	75,575

Footnotes to Selected Consolidated Financial Data:

(1)

Prior to September 19, 2014, we were taxed as a partnership under the Internal Revenue Code pursuant to which income taxes were primarily the responsibility of the partners. On September 18, 2014, as part of the merger with MTR, we became a C corporation subject to the federal and state corporate‑level income taxes at prevailing corporate tax rates. While taxed as a partnership, we were not subject to federal income tax liability but made distributions to our equity holders to cover such liabilities.

(2)

Prior to our acquisition of the Reno properties, non‑controlling interest represented the minority partners’ share of our subsidiary’s 50% joint venture interest in the Silver Legacy. The non‑controlling interest was owned by certain of our affiliates and was approximately 4%. The non‑controlling interest in the Silver Legacy was 1.9%. We acquired the remaining 50% joint venture interest pursuant to our acquisition of the Reno properties and exercised our right to acquire such non‑controlling interest.

(3)

Total debt, including current portion, is reported net of unamortized discounts and premiums, and includes capital leases of $0.9 million, $0.5 million, $0.8 million and $0.3 million for the years ended December 31, 2017, 2016, 2015 and 2013, respectively. There were no capital leases in 2014.

(4)	Amounts in 2014 and 2013 have not been adjusted to reflect the impact of the adoption of ASC 606.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

You should read the following discussion together with the financial statements, including the related notes and the other financial information, contained in this Exhibit 99.1 of this Form 8-K..

Eldorado Resorts, Inc., a Nevada corporation, is referred to as the “Company,” “ERI,” or the “Registrant,” and together with its subsidiaries may also be referred to as “we,” “us” or “our.”

Overview

We are a geographically diversified gaming and hospitality company owning and operating 20 gaming facilities in 10 states. Our properties, which are located in Ohio, Louisiana, Nevada, Pennsylvania, West Virginia, Colorado, Florida, Iowa, Mississippi and Missouri, feature approximately 21,000 slot machines and video lottery terminals (“VLTs”), approximately 600 table games and over 7,000 hotel rooms. Our primary source of revenue is generated by gaming operations and we utilize our hotels, restaurants, bars, entertainment, racing, retail shops and other services to attract customers to our properties.

We were founded in 1973 by the Carano Family with the opening of the Eldorado Hotel Casino in Reno, Nevada. In 1993, we partnered with MGM Resorts International on the Silver Legacy Resort Casino, the first mega-themed resort in Reno. In 2005, we acquired our first property outside of Reno when we acquired a casino in Shreveport, Louisiana, now known as Eldorado Shreveport. In September 2014, we merged with MTR Gaming Group, Inc. and acquired its three gaming and racing facilities in Ohio, Pennsylvania and West Virginia. The following year, in November 2015, we acquired Circus Circus Reno and the 50% membership interest in the Silver Legacy that was owned by MGM Resorts International.

On May 1, 2017, we completed our most recent – and largest - acquisition to date when we acquired Isle of Capri Casinos, Inc. (“Isle” or “Isle of Capri”), adding another 13 gaming properties to our portfolio.

Throughout the year ended December 31, 2017, we owned and operated the following properties:

•

Eldorado Resort Casino Reno (“Eldorado Reno”)—A 814-room hotel, casino and entertainment facility connected via an enclosed skywalk to Silver Legacy and Circus Reno located in downtown Reno, Nevada that includes 1,125 slot machines and 46 table games;

•

Silver Legacy Resort Casino (“Silver Legacy”)—A 1,711-room themed hotel and casino connected via an enclosed skywalk to Eldorado Reno and Circus Reno that includes 1,187 slot machines, 63 table games and a 13 table poker room;

•

Circus Circus Reno (“Circus Reno”)—A 1,571-room hotel-casino and entertainment complex connected via an enclosed skywalk to Eldorado Reno and Silver Legacy that includes 712 slot machines and 24 table games;

•

Eldorado Resort Casino Shreveport (“Eldorado Shreveport”)—A 403-room, all suite art deco-style hotel and tri-level riverboat dockside casino situated on the Red River in Shreveport, Louisiana that includes 1,397 slot machines, 52 table games and an eight table poker room;

•

Mountaineer Casino, Racetrack & Resort (“Mountaineer”)—A 357-room hotel, casino, entertainment and live thoroughbred horse racing facility located on the Ohio River at the northern tip of West Virginia’s northwestern panhandle that includes 1,508 slot machines, 36 table games, including a 10 table poker room;

•

Presque Isle Downs & Casino (“Presque Isle Downs”)—A casino and live thoroughbred horse racing facility with 1,593 slot machines, 33 table games and a seven table poker room located in Erie, Pennsylvania; and

•

Eldorado Gaming Scioto Downs (“Scioto Downs”)—A modern “racino” offering 2,245 VLTs, harness racing and a 118-room third party hotel connected to Scioto Downs located 15 minutes from downtown Columbus, Ohio.

In addition, on May 1, 2017, we consummated our acquisition of Isle of Capri Casinos, Inc. and acquired the following properties:

•

Isle Casino Hotel—Black Hawk (“Isle Black Hawk”)—A land-based casino on an approximately 10-acre site in Black Hawk, Colorado that includes 1,026 slot machines, 27 table games, a nine table poker room and a 238-room hotel;

•

Lady Luck Casino—Black Hawk (“Lady Luck Black Hawk”)—A land-based casino across the intersection from Isle Casino Hotel in Black Hawk, Colorado, that includes 452 slot machines, 10 table games, five poker tables and a 164-room hotel with a parking structure connecting Isle Casino Hotel-Black Hawk and Lady Luck Casino-Black Hawk;

•

Isle Casino Racing Pompano Park (“Pompano”)—A casino and harness racing track on an approximately 223-acre owned site in Pompano Beach, Florida, that includes 1,455 slot machines and a 45 table poker room;

•

Isle Casino Bettendorf (“Bettendorf”)—A land-based single-level casino located off Interstate 74 in Bettendorf, Iowa that includes 978 slot machines and 20 table games with two hotel towers with 509 hotel rooms;

•	Isle Casino Waterloo (“Waterloo”)—A single-level land-based casino in Waterloo, Iowa that includes 940 slot machines, 25 table games, and a 194-room hotel;
•

Isle of Capri Casino Hotel Lake Charles (“Lake Charles”)—A gaming vessel on an approximately 19 acre site in Lake Charles, Louisiana, with 1,173 slot machines, 47 table games, including 13 poker tables and two hotels offering 493 rooms;

•	Isle of Capri Casino Lula (“Lula”)—Two dockside casinos in Lula, Mississippi with 875 slot machines and 20 table games, two on-site hotels with a total of 486 rooms and a 28-space RV Park;
•	Lady Luck Casino Vicksburg (“Vicksburg”)—A dockside casino in Vicksburg, Mississippi that includes 616 slot machines, nine table games and a hotel with a total of 89 rooms;
•	Isle of Capri Casino Boonville (“Boonville”)—A single-level dockside casino in Boonville, Missouri that includes 893 slot machines, 20 table games and a 140-room hotel;
•

Isle Casino Cape Girardeau (“Cape Girardeau”)—A dockside casino and pavilion and entertainment center in Cape Girardeau, Missouri that includes 872 slot machines, and 24 table games, including four poker tables;

•	Lady Luck Casino Caruthersville (“Caruthersville”)—A riverboat casino located along the Mississippi River in Caruthersville, Missouri that includes 516 slot machines and nine table games;
•	Isle of Capri Casino Kansas City (“Kansas City”)—A dockside casino located close to downtown Kansas City, Missouri offering 966 slot machines and 18 table games; and
•	Lady Luck Casino Nemacolin (“Nemacolin”)—A casino property located on the 2,000-acre Nemacolin Woodlands Resort in Western Pennsylvania that includes 600 slot machines and 28 table games.

In addition, Scioto Downs, through its subsidiary RacelineBet, Inc., also operates Racelinebet.com, a national account wagering service that offers online and telephone wagering on horse races as a marketing affiliate of TwinSpires.com, an affiliate of Churchill Downs, Inc.

Acquisition of Isle of Capri Casinos, Inc.

On May 1, 2017, we completed our acquisition of Isle of Capri Casinos, Inc. pursuant to the Agreement and Plan of Merger dated as of September 19, 2016 with Isle of Capri Casinos, Inc., a Delaware corporation, Eagle I Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary, and Eagle II Acquisition Company LLC, a Delaware limited liability company and our wholly-owned subsidiary. As a result of the acquisition of Isle, Isle became a wholly-owned subsidiary of ours and, at the effective time of the acquisition of Isle, each outstanding share of Isle common stock converted into the right to receive $23.00 in cash or 1.638 shares of our common stock, at the election of the applicable Isle shareholder and subject to proration such that the outstanding shares of Isle common stock were exchanged for aggregate consideration comprised of 58% cash, or $552.0 million, and 42% of our common stock, or 28.5 million newly issued shares of our common stock. The total purchase consideration was $1.93 billion.

In connection with our acquisition of Isle, we completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300.0 million and (b) $375.0 million of senior unsecured notes. The proceeds of such borrowings were used to pay the cash portion of the consideration payable in the acquisition of Isle, refinance all of Isle’s existing credit facilities, redeem or otherwise repurchase all of Isle’s senior and senior subordinated notes, refinance our existing credit facility and pay transaction fees and expenses related to the foregoing.

Reportable Segments

The executive decision maker of our company reviews operating results, assesses performance and makes decisions on a “significant market” basis. Our management views each of its properties as an operating segment. Operating segments are aggregated based on their similar economic characteristics, types of customers, types of services and products provided, the regulatory environments in which they operate, and their management and reporting structure. Prior to our acquisition of Isle, our principal operating activities occurred in three geographic regions: Nevada, Louisiana and parts of the eastern United States. We aggregated our operations into three reportable segments based on the similar characteristics of the operating segments within the regions in which they operated as follows:

Segment	Property	State
Nevada	Eldorado Reno	Nevada
	Silver Legacy	Nevada
	Circus Reno	Nevada

Louisiana	Eldorado Shreveport	Louisiana

Eastern	Presque Isle Downs	Pennsylvania
	Scioto Downs	Ohio
	Mountaineer	West Virginia

Following our acquisition of Isle, our principal operating activities expanded and now occur in four geographic regions and reportable segments based on the similar characteristics of the operating segments within the regions in which they operate. The following table summarizes our current segments:

Segment	Property	State
West	Eldorado Reno	Nevada
	Silver Legacy	Nevada
	Circus Reno	Nevada
	Isle Black Hawk	Colorado
	Lady Luck Black Hawk	Colorado

Midwest	Waterloo	Iowa
	Bettendorf	Iowa
	Boonville	Missouri
	Cape Girardeau	Missouri
	Caruthersville	Missouri
	Kansas City	Missouri

South	Pompano	Florida
	Eldorado Shreveport	Louisiana
	Lake Charles	Louisiana
	Lula	Mississippi
	Vicksburg	Mississippi

East	Presque Isle Downs	Pennsylvania
	Nemacolin	Pennsylvania
	Scioto Downs	Ohio
	Mountaineer	West Virginia

Presentation of Financial Information

The financial information included in this Item 7 for periods prior to our acquisition of Isle are those of ERI and its subsidiaries. The presentation of information herein for periods prior to our acquisition of Isle and after our acquisition of Isle are not fully comparable because the results of operations for Isle are not included for periods prior to our acquisition of Isle. Summary financial results of Isle for the three and nine months ended January 22, 2017 are included in Isle’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission (‘‘SEC’’). In conjunction with our acquisition of Isle, Isle is no longer required to file quarterly and annual reports with the SEC, and terminated its registration on May 11, 2017.

The presentation of information herein for periods prior to and after our acquisition of the Reno properties are not fully comparable because the results of operations for Circus Reno are not included for periods prior to our acquisition of the Reno properties and the results of operations of the Silver Legacy Joint Venture were not consolidated prior to our acquisition of the Reno properties.

Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to provide information to assist in better understanding and evaluating our financial condition and results of operations. Our historical operating results may not be indicative of our future results of operations because of these factors and the changing competitive landscape in each of our markets, as well as by factors discussed elsewhere herein. We recommend that you read this MD&A in conjunction with our audited consolidated financial statements and the notes to those statements included in this Annual Report on Form 10-K.

Key Performance Metrics

Our primary source of revenue is generated by our gaming operations, but we use our hotels, restaurants, bars, entertainment, retail shops, racing and other services to attract customers to our properties. Our operating results are highly dependent on the volume of customers visiting and staying at our properties. Key performance metrics include volume indicators such as table games drop and slot handle, which refer to amounts wagered by our customers. The amount of volume we retain, which is not fully controllable by us, is recognized as casino revenues and is referred to as our win or hold. In addition, hotel occupancy and price per room designated by average daily rate (“ADR”) are key indicators for our hotel business. Our calculation of ADR consists of the average price of occupied rooms per day including the impact of resort fees and complimentary rooms. Complimentary room rates are determined based on an analysis of retail or cash rates for each customer segment and each type of room product to estimate complimentary rates which are consistent with retail rates. Complimentary rates are reviewed at least annually and on an interim basis if there are significant changes in market conditions. Complimentary rooms are treated as occupied rooms in our calculation of hotel occupancy.

Significant Factors Impacting Financial Results

The following summary highlights the significant factors impacting our financial results during the years ended December 31, 2017, 2016 and 2015.

•

Isle Acquisition – Our results of continuing operations for the year ended December 31, 2017 include incremental revenues and expenses for eight months (May 2017 through December 2017) attributable to the thirteen properties we acquired in our acquisition of Isle.

Transaction expenses related to our acquisition of Isle for legal, accounting, financial advisory services, severance, stock awards and other costs totaled $92.8 million and $8.6 million for the years ending December 31, 2017 and 2016, respectively.

•

Lake Charles Terminated Sale – On August 22, 2016, Isle entered into an agreement to sell its casino and hotel property in Lake Charles, Louisiana, for $134.5 million, subject to a customary purchase price adjustment, to an affiliate of Laguna Development Corporation, a Pueblo of Laguna-owned business based in Albuquerque, New Mexico. On November 21, 2017, we terminated the agreement. The closing of the transaction was subject to certain closing conditions, including obtaining certain gaming approvals, and was to occur on or before the termination date, which had been extended by the parties to November 20, 2017. The buyer did not obtain the required gaming approvals prior to the termination date, and pursuant to the terms of the agreement, we retained the $20.0 million deposit. The $20.0 million forfeited deposit was recorded as income on the accompanying statements of income as “Proceeds from Terminated Sale.”

In previous periods, the operations of Lake Charles have been classified as discontinued operations and as an asset held for sale. As a result of the termination of the sale, Lake Charles is no longer classified as an asset held for sale and accounted for as discontinued operations, and is included in our results of operations for the eight-month period from the date we acquired Isle through December 31, 2017.

•

Income Taxes – On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35% to 21%. In connection with our initial analysis of the impact of the Tax Act, for certain of our net deferred tax liabilities, we have recorded a decrease of $111.9 million, net of the related change in valuation allowance, with a corresponding net adjustment to deferred income tax benefit for the year ending December 31, 2017 as a result of the corporate rate reduction resulting in a positive impact on net income.

•

Debt Refinancing – In connection with our acquisition of Isle, we completed a new debt financing transaction. The proceeds of the new borrowings were used to pay the cash portion of the consideration payable in the acquisition of Isle, refinance all of Isle’s existing credit facilities, redeem or otherwise repurchase all of Isle’s senior and senior subordinated notes, refinance our existing credit facility and pay transaction fees and expenses. In addition, we recognized a loss totaling $27.3 million for the year ended December 31, 2017 as a result of the debt refinancing transaction (See “Liquidity and Capital Resources” for more information related to the debt refinancing).

On September 13, 2017, we issued an additional $500 million in aggregate principal amount of 6% Senior Notes at an issue price equal to 105.5% of the principal amount. We used the proceeds of the offering to repay all of the outstanding borrowings under the new revolving credit facility totaling $78.0 million and used the remainder to repay outstanding borrowings totaling $444.5 million under the new term loan plus related accrued interest. We recognized a loss of $11.1 million as a result of the issuance of additional debt and retirement of existing debt.

•

Impairment Charges – During the fourth quarter of 2017, we conducted annual impairment tests of our intangible assets. Based on less than expected operating performance and projected future operating results, it was determined that the value of goodwill and/or trade names associated with our Lake Charles, Vicksburg and Lula reporting units were impaired resulting in impairment charges totaling $38.0 million recorded in the current year.

•

Severe Weather – During the third quarter of 2017, Hurricanes Harvey and Irma negatively impacted our South region, specifically our Pompano, Lake Charles and Eldorado Shreveport properties, and made travel to those properties impossible or difficult. While Pompano did not sustain any major physical damage, we incurred incremental expenses as a result of the storms and were forced to close the casino for four days and experienced disruption to our business for a longer period of time.

Our West segment’s operations are subject to seasonal variation, with our lowest business volume generally occurring during the winter months. The northern Nevada region experienced record snowfall and severe weather conditions, including major snow storms during eleven of the fourteen weekends in the 2017 first quarter, making travel to Reno from northern California, our main feeder market, difficult or impossible due to road closures. As a result, there was a significant adverse effect on business levels, especially hotel occupancy and gaming volume, during the first quarter of 2017, and our operating performance for the year ended December 31, 2017 compared to 2016.

•

Execution of Cost Savings Program – We continue to identify areas to improve property level and consolidated margins through operating and cost efficiencies and exercising financial discipline throughout the company without impacting the guest experience. In addition to cost savings relating to duplicative executive compensation, legal and accounting fees and other corporate expenses that have been eliminated as a result of our acquisitions, we have achieved savings in marketing, food and beverage costs, selling, general and administrative expenses, and other operating departments as a result of operating efficiencies and purchasing power of the combined Eldorado organization.

•

Property Enhancement Capital Expenditures – Property enhancement initiatives continued throughout 2016 and into 2017. In 2015 and 2016, major projects included the opening of Brew Brothers at Presque Isle Downs and Scioto Downs along with a second smoking patio at Scioto Downs.

Our master capital plan initiated in 2016 at Eldorado Reno, Silver Legacy and Circus Reno (the “Tri-Properties”) continued throughout 2017. As of December 31, 2017, we have completed upgrades to nearly 1,000 hotel rooms and suites, updated food and beverage operations across the facilities with eight new or redesigned restaurants, cafes or bars, renovated the Carnival Midway, created new public spaces in all three properties and opened a new poker room and sports book.

A 118-room Hampton Inn Hotel at Scioto Downs developed by a third party opened in March 2017 and since opening has driven visitation and spend at the property.

With the completion of our acquisition of Isle, we continue to evaluate capital improvement plans across the newly acquired properties and plan upgrades to more than 1,200 hotel rooms and add a spa at our Black Hawk properties and Brew Brothers branded outlets at certain Midwest properties in 2018.

•

Circus Reno/Silver Legacy Purchase – In conjunction with the acquisition of the Reno properties in November 2015, we paid $80.2 million in cash, comprised of the $72.5 million purchase price plus $7.7 million in estimated working capital adjustments and the assumption of the amounts outstanding under Silver Legacy’s senior secured term loan facility. An additional $0.5 million was subsequently paid representing the final working capital adjustment. We funded the purchase price for our acquisition of the Reno properties and repaid the borrowings outstanding under the Silver Legacy credit facility using a portion of the proceeds from the sale of our 7% senior notes, borrowings under our revolving credit facility and cash on hand. We recorded a $35.6 million gain related to the valuation of our pre-acquisition investment in the Silver Legacy Joint Venture and incurred acquisition costs totaling $2.5 million in 2015. We incurred an additional $0.6 million in acquisition charges in 2016. In 2015, we also expensed fees totaling $0.6 million related to our equity offering initially intended to fund our acquisition of the Reno properties. These fees were expensed as a result of our election to fund the final component of our acquisition of the Reno properties with existing revolver capacity in lieu of an equity offering.

•

New Regulation – Effective January 1, 2016, the Ohio Lottery Commission enacted new regulation which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win for the year ended December 31, 2016. The changes are non-cash and related to jackpots established in prior years. The net non-cash impact to Scioto Down’s gaming revenues and operating income was $1.0 million and $0.6 million for the year ended December 31, 2016, respectively.

Results of Operations

The following table highlights the results of our operations (dollars in thousands):

	Year Ended
	December 31,			Change %
	2017	2016	2015	2017 vs 2016	2016 vs 2015
Net revenues	$1,480,798	$900,465	$724,345	64.4%	24.3%
Operating income	94,810	88,700	72,621	6.9%	22.1%
Net income	73,380	24,527	114,246	199.2%	(78.5)%

Operating Results.  Isle contributed $600.1 million of net revenues from the date we acquired Isle through December 31, 2017 consisting primarily of gaming revenues. Including the incremental Isle net operating revenues, net revenues increased 64.4% for the year ended December 31, 2017 compared to 2016. Excluding incremental Isle net revenues, net revenues declined 2.2% for the year ended December 31, 2017 compared to 2016 primarily due to decreased revenues associated with severe weather during the first and third quarters of 2017.

Net revenues increased 24.3% in 2016 compared to 2015 primarily due to incremental revenues attributable to the acquisition of the Reno properties. These increases in net revenues were partially offset by decreases in net revenues in the South and East segments, which were mainly driven by declines at Mountaineer, in 2016 compared to 2015 due to lower casino revenues, attributable to a competitive opening in one of our feeder markets.

Operating income increased 6.9% for the year ended December 31, 2017 compared to 2016. This increase was primarily due to $82.3 million of incremental operating income contributed by Isle for the period from the date we acquired Isle through December 31, 2017 and a $20.0 million deposit recorded as operating income in conjunction with the termination of the sale our Lake Charles property. These increases were partially offset by the $83.6 million increase in transaction expenses associated with our acquisition of Isle and the $38.0 million impairment charge recorded in 2017 to reduce the carrying value of goodwill and/or trade names related to our Lake Charles, Lula and Vicksburg reporting units.

Operating income increased 22.1% in 2016 compared to 2015 due to higher net revenues combined with improved operating margins associated with company-wide cost savings initiatives and property enhancement capital expenditures. These increases in operating income were partially offset by incremental depreciation expense resulting from the acquisition of the Reno properties along with higher acquisition costs associated with our acquisition of Isle which was announced in September of 2016.

Net income increased 199.2% in 2017 compared to 2016 primarily due to the $111.9 million net adjustment to our deferred income tax benefit for the year ending December 31, 2017 as a result of the aforementioned corporate tax rate reduction due to the Tax Act, combined with the other factors impacting operating income. This increase was partially offset by higher interest expense resulting from the issuance of new debt and the loss on the early retirement of debt recorded in 2017.

Net income decreased 78.5% in 2016 compared to 2015 despite the increase in operating income. This decline was primarily driven by a $35.6 million gain related to the valuation of the Silver Legacy Joint Venture in conjunction with the acquisition of the Reno properties combined with a $69.5 million benefit for income taxes recorded in 2015. Additionally, net income in 2016 was impacted by transaction expenses totaling $9.2 million, primarily related to our acquisition of Isle, a $0.8 million loss on the sale and disposal of a building and equipment related to the closure of a detached fitness center facility at Mountaineer and incremental depreciation associated with assets purchased in the acquisition of the Reno properties. These declines in net income were partially offset by a $10.6 million decrease in interest expense in 2016 resulting from our refinancing in July 2015 and significant debt reductions throughout 2016.

Net Revenues and Operating Income

The following table highlights our net revenues and operating income (loss) by reportable segment (dollars in thousands):

	Net Revenues for the Year Ended December 31,			Operating Income (Loss) for the Year Ended December 31,
	2017	2016	2015	2017	2016	2015
West	$410,319	$327,541	$130,212	$66,108	$41,451	$14,106
Midwest	268,879	—	—	62,071	—	—
South	338,259	133,557	138,317	3,680	23,378	21,423
East	462,835	439,367	455,816	68,101	53,361	56,479
Corporate	506	—	—	(105,150)	(29,490)	(19,387)
Total	$1,480,798	$900,465	$724,345	$94,810	$88,700	$72,621

Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016

Net revenues and operating expenses were as follows (dollars in thousands):

	Year Ended
	December 31,
	2017	2016	Variance	Percent
Revenues:
Gaming and Pari-Mutuel Commissions:
West	$186,779	$121,623	$65,156	53.6%
Midwest	231,366	—	231,366	100.0%
South	268,680	92,108	176,572	191.7%
East	412,202	386,284	25,918	6.7%
Total Gaming and Pari-Mutuel Commissions	1,099,027	600,015	499,012	83.2%
Non-gaming:
West	223,540	205,918	17,622	8.6%
Midwest	37,513	—	37,513	100.0%
South	69,579	41,449	28,130	67.9%
East	50,633	53,083	(2,450)	(4.6)%
Corporate	506	—	506	100.0%
Total Non-gaming	381,771	300,450	81,321	27.1%
Total Net Revenues	1,480,798	900,465	580,333	64.4%
Expenses:
Gaming and Pari-Mutuel Commissions:
West	73,304	55,092	18,212	33.1%
Midwest	96,989	—	96,989	100.0%
South	134,661	51,712	82,949	160.4%
East	256,135	245,416	10,719	4.4%
Total Gaming and Pari-Mutuel Commissions	561,089	352,220	208,869	59.3%
Non-gaming
West	141,510	130,981	10,529	8.0%
Midwest	26,271	—	26,271	100.0%
South	49,280	24,141	25,139	104.1%
East	35,518	39,464	(3,946)	(10.0)%
Total Non-gaming	252,579	194,586	57,993	29.8%

Marketing and promotions	83,174	40,890	42,284	103.4%
General and administrative	241,037	130,720	110,317	84.4%
Corporate	30,739	19,880	10,859	54.6%
Impairment charges	38,016	—	38,016	100.0%
Depreciation and amortization	105,891	63,449	42,442	66.9%
Total Operating Expenses	$1,312,525	$801,745	$510,780	63.7%

Gaming Revenues and Pari-Mutuel Commissions.  Isle contributed $504.2 million of gaming revenues and pari-mutuel commissions for the period from the date we acquired Isle through December 31, 2017 resulting in an increase of 83.2% for the year ended December 31, 2017 compared to 2016.

Excluding incremental Isle gaming revenues and pari-mutuel commissions of $504.2 million, gaming revenues declined 0.9% for the year ended December 31, 2017 compared to 2016 primarily due to a decrease in gaming revenues across all segments. The decline in the West segment was mainly attributable to decreases in visitor traffic due to severe weather the northern Nevada region experienced throughout the first quarter of 2017 that resulted in limited access from our main feeder markets combined with the absence of a major bowling tournament in the Reno market. Additionally, reductions in gaming volume driven by decreased high-end play, the continued weakness in the energy sector and historically lower table games hold percentage impacted the Shreveport market and severe weather in the third quarter of 2017 negatively impacted the South segment in 2017. Efforts to eliminate unprofitable gaming play via reductions in marketing promotions and incentives across the properties also contributed to the declines in casino volume and positively impacted margins across all segments.

Non-gaming Revenues.  Isle contributed $96.0 million of non-gaming revenues for the period from the date we acquired Isle through December 31, 2017 resulting in an increase of 27.1% over 2016.

Excluding incremental Isle non-gaming revenues of $96.0 million, non-gaming revenues decreased 4.9% for the year ended December 31, 2017 compared to 2016. The West segment declined for the year ended December 31, 2017 compared to 2016 principally due to lower hotel, food and beverage revenues resulting from reduced customer traffic due to fewer convention room nights, severe weather in the northern Nevada region throughout the first quarter of 2017 and the absence of a major bowling tournament during 2017. The South segment decrease in non-gaming revenues for the year ended December 31, 2017 compared to 2016 was primarily due to decreased food and beverage revenues associated with revisions to marketing strategies resulting in fewer complimentary food offers and severe weather negatively impacting visitation in 2017. Non-gaming revenues in the East segment decreased for the year ended December 31, 2017 compared to 2016 primarily due to decreased food and beverage revenues resulting from reductions in complimentary food offers and the consolidation of restaurants in an effort to maximize capacity utilization.

Gaming Expenses and Pari-Mutuel Commissions.  Isle contributed $228.2 million of gaming expenses and pari-mutuel commissions for the period from the date we acquired Isle through December 31, 2017 resulting in an increase of 59.3% over 2016.

Excluding incremental Isle gaming expenses and pari-mutuel commissions, gaming expenses and pari-mutuel commissions decreased 5.5% for the year ended December 31, 2017 compared to 2016 primarily due to decreases in gaming volume combined with savings initiatives targeted at reducing variable expenses along with continued synergies related to the integration of the Reno properties in the West segment. Additionally, successful efforts to control costs and maximize departmental profit across all segments also drove the decline in expenses during the current period.

Non-gaming Expenses. Isle contributed $71.4 million of non-gaming expenses for the period from the date we acquired Isle through December 31, 2017 resulting in an increase of 29.8% over 2016.

Excluding incremental Isle non-gaming expenses, non-gaming expenses decreased 6.9% for the year ended December 31, 2017 compared to 2016 in conjunction with non-gaming revenue declines and successful efforts to control costs and maximize profit across all segments.

Marketing and Promotions Expenses.  Isle contributed $36.4 million of marketing and promotions expense for the period from the date we acquired Isle through December 31, 2017 resulting in an increase of 103.4% over 2016.

Excluding incremental Isle marketing and promotions expenses, consolidated marketing and promotions expense increased 14.4% for the year ended December 31, 2017 compared to 2016. This increase was primarily attributable to marketing promotional costs associated with casino initiatives that are charged to this category to provide consistency among properties following our acquisition of Isle.

General and Administrative Expenses.  Isle contributed $113.6 million of general and administrative expense for the period from the date we acquired Isle through December 31, 2017 resulting in an increase of 84.4% over 2016.

Excluding incremental Isle general and administrative expenses, consolidated general and administrative expenses decreased 2.5% for the year ended December 31, 2017 compared to 2016. Savings associated with lower property and general liability insurance costs were partially offset by higher expenses associated with information systems maintenance contracts and professional services. These incremental costs resulted from information technology infrastructure projects targeted at consolidating systems for future savings and efficiencies.

Corporate Expenses.  For the year ended December 31, 2017 compared to 2016, corporate expenses increased due to payroll and other expenses associated with additional corporate expenses driven by growth related to the Isle acquisition. Also, the increase was the result of higher stock compensation expense for the year ended December 31, 2017 compared to 2016 due to the three-year vesting schedule associated with our long-term incentive plan established in 2015 resulting in three years of grants and related expense in 2017 versus two years of grants and related expense in 2016.

Impairment Charges. During the fourth quarter of 2017, we conducted annual impairment tests of our intangible assets. Based on less than expected operating performance and projected future operating results, it was determined that the value of goodwill and/or trade names associated with our Lake Charles, Vicksburg and Lula reporting units were impaired resulting in impairment charges totaling $38.0 million ($34.9 million related to goodwill and $3.1 million related to trade names) recorded in the current year.

Depreciation and Amortization Expense.  Isle contributed $47.1 million of depreciation expense for the period from the date we acquired Isle through December 31, 2017 resulting in an increase of 66.9% over 2016.

Excluding incremental Isle depreciation and amortization expense, depreciation and amortization expense decreased 7.3% for the year ended December 31, 2017 compared to 2016 mainly due to lower depreciation in all segments due to assets becoming fully depreciated.

Benefit (Provision) for Income Taxes.  As further explained below in “Critical Accounting Policies – Income Taxes,” on December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act. The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35% to 21%. In connection with our initial analysis of the impact of the Tax Act, for certain of our net deferred tax liabilities, we have recorded a decrease of $111.9 million, net of the related change in valuation allowance, with a corresponding net adjustment to deferred income tax benefit for the year ending December 31, 2017 as a result of the corporate rate reduction.

Year Ended December 31, 2016 Compared to the Year Ended December 31, 2015

Net revenues and operating expenses were as follows (dollars in thousands):

	Year Ended
	December 31,
	2016	2015	Variance	Percent
Revenues:
Gaming and Pari-Mutuel Commissions:
West	$121,623	$52,547	$69,076	131.5%
Midwest	—	—	—	—%
South	92,108	98,051	(5,943)	(6.1)%
East	386,284	401,002	(14,718)	(3.7)%
Total Gaming and Pari-Mutuel Commissions	600,015	551,600	48,415	8.8%
Non-gaming:
West	205,918	77,665	128,253	165.1%
Midwest	—	—	—	—%
South	41,449	40,266	1,183	2.9%
East	53,083	54,814	(1,731)	(3.2)%
Corporate	—	—	—	—%
Total Non-gaming	300,450	172,745	127,705	73.9%
Total Net Revenues	900,465	724,345	176,120	24.3%
Expenses:
Gaming and Pari-Mutuel Commissions:
West	55,092	21,514	33,578	156.1%
Midwest	—	—	—	—%
South	51,712	54,452	(2,740)	(5.0)%
East	245,416	254,623	(9,207)	(3.6)%
Total Gaming and Pari-Mutuel Commissions	352,220	330,589	21,631	6.5%
Non-gaming
West	130,981	54,918	76,063	138.5%
Midwest	—	—	—	—%
South	24,141	25,483	(1,342)	(5.3)%
East	39,464	39,634	(170)	(0.4)%
Total Non-gaming	194,586	120,035	74,551	62.1%

Marketing and promotions	40,890	31,356	9,534	30.4%
General and administrative	130,720	97,356	33,364	34.3%
Corporate	19,880	16,469	3,411	20.7%
Depreciation and amortization	63,449	56,921	6,528	11.5%
Total Operating Expenses	$801,745	$652,726	$149,019	22.8%

Gaming Revenues and Pari-Mutuel Commissions.  West gaming revenues increased 131.5% in 2016 compared to 2015 primarily due to incremental gaming revenues attributable to the acquisition of the Reno properties combined with improvements in gaming revenues at Eldorado Reno. Gaming revenues in the South segment decreased 6.1% in 2016 compared to 2015 due to declines in casino volume primarily due to decreased high limit play and the continued weakness in the energy sector negatively impacting the Shreveport market. Gaming revenues and pari-mutuel commissions in the East segment declined 3.7% in 2016 compared to 2015 mainly due to lower gaming revenues at Mountaineer associated with the smoking ban that has negatively impacted the property’s operations. This decrease was partially offset by continued improvements in gaming revenues at Scioto Downs in 2016 compared to 2015, despite the $1.0 million impact of the progressive liability change related to prior years during the first quarter of 2016.

Non-gaming Revenues.  Non-gaming revenues increased 165.1% in 2016 compared to 2015 due to incremental non-gaming revenues consisting of food, beverage, hotel, entertainment, retail and other revenues in the West segment primarily as a result of the acquisition of the Reno properties combined with an increase in non-gaming revenues at Eldorado Reno. The South segment’s non-gaming revenues increased 2.9% in 2016 compared to 2015 mainly due to higher food and beverage revenues due to selective menu price increases. The East segment posted a decrease in non-gaming revenues primarily due to the declines resulting from strategic changes in promotional offers along with additional volume declines at Mountaineer associated with the smoking ban impact. These decreases were partially offset by incremental non-gaming revenues at Scioto Downs in 2016 compared to 2015 attributable to the opening of The Brew Brothers in October 2015.

Gaming Expenses and Pari-Mutuel Commissions.  West gaming expenses increased 156.1% in 2016 compared to 2015 primarily due to incremental gaming expenses as a result of the acquisition of the Reno properties along with an increase in gaming expenses at Eldorado Reno in conjunction with increased gaming revenues. South gaming expenses decreased 5.0% in 2016 compared to 2015 as a result of lower gaming revenues combined with efforts to reduce variable operating costs. The East segment’s gaming expenses and pari-mutuel commissions declined 3.6% in 2016 compared to 2015 primarily due lower gaming expenses commensurate with decreased gaming revenues.

Non-gaming Expenses. West non-gaming expenses increased 138.5% in 2016 compared to 2015. This growth was driven by higher West non-gaming expenses due to incremental expenses associated with the acquisition of the Reno properties. Non-gaming expenses in the South segment declined 5.3% mainly due to successful efforts to control costs while the East segment’s non-gaming expenses remained flat in 2016 compared to 2015.

Marketing and Promotions Expenses.  Consolidated marketing and promotions expense increased 30.4% in 2016 compared to 2015. This increase was primarily attributable to incremental expenses in the West segment associated with the acquisition of the Reno properties along with higher expenses associated with a shift in promotional spend in the East segment. These increases in the East segment were offset by a decline in the South segment due to efforts to reduce advertising and promotional costs to maximize profitability.

General and Administrative Expenses.  Total general and administrative expenses increased 34.3% in 2016 compared to 2015 primarily due to incremental expenses in the West segment resulting from the operation of the properties purchased in the acquisition of the Reno properties offset by declines in the South and East segments due to continued efforts to decrease variable expenses via cost savings initiatives.

Corporate Expenses.  Corporate expenses totaled $19.9 million in 2016 compared to $16.5 million in 2015. This increase was partially due to higher payroll related expenditures at the corporate level subsequent to the acquisition of the Reno properties in addition to an executive team restructuring that took place during the first quarter of 2016. This restructuring resulted in the reallocation of property executive management to corporate in order to more fully utilize their skills across defined regions. This increase was partially offset by declines in general and administrative costs at the property level in 2016 compared to 2015. Additionally, $1.5 million of severance costs were recorded in 2016 along with $0.8 million of additional stock-based compensation expense as a result of severance related restricted stock units becoming fully vested in 2016. Also, stock compensation expense was higher for in 2016 compared to 2015 due to our three year vesting schedule associated with our long-term incentive plan established in 2015 resulting in two years of grants expensed in 2016 versus one year of grants expensed in 2015.

Depreciation and Amortization Expense.  Total depreciation and amortization expense increased 11.5% in 2016 compared to 2015 mainly due to additional depreciation expense associated with acquired assets in conjunction with the acquisition of the Reno properties. The West, South and East segments contributed $20.2 million, $7.9 million and $34.9 million, respectively, of depreciation and amortization expense in 2016 compared to $9.5 million, $7.6 million and $39.3 million in 2015, respectively.

Supplemental Unaudited Presentation of Consolidated Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the Years Ended December 31, 2017 and 2016

Adjusted EBITDA (defined below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. Adjusted EBITDA represents operating income (loss) before depreciation and amortization, stock based compensation, transaction expenses, S-1 expenses, severance expense, income related to the termination of the Lake Charles sale, costs associated with the terminated Lake Charles sale, impairment charges, equity in income of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, and other regulatory gaming assessments, including the impact of the change in regulatory reporting requirements, to the extent that such items existed in the periods presented. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with accounting principles generally accepted in the United States (“US GAAP”), is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.

The following table summarizes our Adjusted EBITDA for our operating segments for the years ended December 31, 2017 and 2016, in addition to reconciling Adjusted EBITDA to operating income (loss) in accordance with US GAAP (unaudited, in thousands):

	Year Ended December 31, 2017
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (5)	Other (6)	Adjusted EBITDA
Excluding Pre-Acquisition:
West	$66,108	$26,950	$182	$—	$364	$93,604
Midwest	62,071	20,997	210	—	193	83,471
South	3,680	25,307	147	—	41,144	70,278
East	68,101	30,517	14	—	369	99,001
Corporate and Other	(105,150)	2,120	5,769	92,777	(19,689)	(24,173)
Total Excluding Pre-Acquisition	$94,810	$105,891	$6,322	$92,777	$22,381	$322,181

Pre-Acquisition (1):
West	$9,525	$3,694	$8	$—	$4	$13,231
Midwest	34,819	11,952	51	—	34	46,856
South	25,086	5,693	35	—	184	30,998
East	(1,072)	952	—	—	—	(120)
Corporate and Other	(8,811)	371	1,631	286	527	(5,996)
Total Pre-Acquisition	$59,547	$22,662	$1,725	$286	$749	$84,969

Including Pre-Acquisition:
West	$75,633	$30,644	$190	$—	$368	$106,835
Midwest	96,890	32,949	261	—	227	130,327
South	28,766	31,000	182	—	41,328	101,276
East	67,029	31,469	14	—	369	98,881
Corporate and Other	(113,961)	2,491	7,400	93,063	(19,162)	(30,169)
Total Including Pre-Acquisition (2)	$154,357	$128,553	$8,047	$93,063	$23,130	$407,150

	Year Ended December 31, 2016
	Operating Income (Loss)	Depreciation and Amortization	Stock-Based Compensation	Transaction Expenses (5)	Other (6)	Adjusted EBITDA
Excluding Pre-Acquisition:
West	$41,451	$20,220	$—	$—	$493	$62,164
Midwest	—	—	—	—	—	—
South	23,378	7,861	—	—	(41)	31,198
East	53,361	34,887	—	—	1,338	89,586
Corporate and Other	(29,490)	481	3,341	9,182	1,406	(15,080)
Total Excluding Pre-Acquisition	$88,700	$63,449	$3,341	$9,182	$3,196	$167,868

Pre-Acquisition (3):
West	$25,682	$8,901	$38	$—	$—	$34,621
Midwest	84,265	38,720	166	—	(247)	122,904
South	49,112	23,793	118	—	533	73,556
East	(4,687)	3,565	—	—	—	(1,122)
Corporate and Other	(34,213)	1,319	4,670	3,852	870	(23,502)
Total Pre-Acquisition	$120,159	$76,298	$4,992	$3,852	$1,156	$206,457

Including Pre-Acquisition:
West	$67,133	$29,121	$38	$—	$493	$96,785
Midwest	84,265	38,720	166	—	(247)	122,904
South	72,490	31,654	118	—	492	104,754
East (4)	48,674	38,452	—	—	1,338	88,464
Corporate and Other	(63,703)	1,800	8,011	13,034	2,276	(38,582)
Total Including Pre-Acquisition (2)	$208,859	$139,747	$8,333	$13,034	$4,352	$374,325

(1)

Figures for Isle are the four months ended April 30, 2017, the day before the we acquired Isle on May 1, 2017. We report our financial results on a calendar fiscal year. Prior to our acquisition of Isle, Isle’s fiscal year typically ended on the last Sunday in April. Isle’s fiscal 2017 and 2016 were 52-week years, which commenced on April 25, 2016 and April 27, 2015, respectively. Such figures were prepared by us to reflect Isle’s unaudited consolidated historical net revenues and Adjusted EBITDA for periods corresponding to our fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by our auditors and do not conform to GAAP.

(2)

Total figures for 2016 and 2017 include combined results of operations for Isle and us for periods preceding the date that we acquired Isle. Such presentation does not conform with GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by us.

(3)

Figures are for Isle for the year ended December 31, 2016. Such figures were prepared by us to reflect Isle’s unaudited consolidated historical net revenues, operating income and Adjusted EBITDA for periods corresponding to our fiscal quarterly calendar. Such figures are based on the unaudited internal financial statements and have not been reviewed by our auditors and do not conform to GAAP.

(4)

Effective January 1, 2016, the Ohio Lottery Commission enacted a regulatory change which resulted in the establishment of a $1.0 million progressive slot liability and a corresponding decrease in net slot win during the first quarter of 2016. The changes are non-cash and related primarily to prior years. The net non-cash impact to Adjusted EBITDA was $0.6 million for the year ended December 31, 2016.

(5)

Transaction expenses represent costs related to the acquisition of Isle for the year ended December 31, 2017. Transaction expenses for the year ended December 31, 2016 represent costs related to the acquisitions of Isle and the Reno properties and S-1 expenses.

(6)

Other is comprised of severance expense, income totaling $20.0 million related to the termination of the Lake Charles sale, costs totaling $2.8 million associated with the termination of the Lake Charles sale, $38.0 million in impairment charges, (gain) loss on sale or disposal of property and equipment, equity in income of unconsolidated affiliate and other regulatory gaming assessments, including the item listed in footnote (4) above.

Liquidity and Capital Resources

We are a holding company and our only significant assets are ownership interests in our subsidiaries. Our ability to fund our obligations depends on the cash flow of our subsidiaries and the ability of our subsidiaries to distribute or otherwise make funds available to us.

Our primary sources of liquidity and capital resources have been existing cash, cash flow from operations, borrowings under our revolving credit facility and proceeds from the issuance of debt securities. We closed on our acquisition of Isle on May 1, 2017 and paid $552.0 million in cash consideration on our acquisition of Isle, refinanced the outstanding Isle indebtedness and paid acquisition expenses.

Our cash requirements can fluctuate significantly depending on our decisions with respect to business acquisitions or dispositions and strategic capital investments to maintain the quality of our properties. We expect that our primary capital requirements going forward will relate to the operation and maintenance of our properties and servicing our outstanding indebtedness. In 2018, we plan to spend $150.0 million on capital expenditures and $115.4 million to pay cash interest on our outstanding indebtedness. We expect that cash generated from operations will be sufficient to fund our operations and capital requirements, and service our outstanding indebtedness for the next twelve months.

At December 31, 2017, we had consolidated cash and cash equivalents of $134.6 million. At December 31, 2016, we had consolidated cash and cash equivalents of $61.0 million. This increase in cash was primarily related to cash acquired in our acquisition of Isle.

Operating Cash Flow.  In 2017, cash flows provided by operating activities totaled $129.9 million compared to $94.7 million in 2016. The increase in operating cash was primarily due to incremental operating cash generated by the acquired Isle properties offset by transaction expenses associated with our acquisition of Isle combined with changes in the balance sheet accounts in the normal course of business.

In 2016, we generated cash flows from operating activities of $94.7 million as compared to $56.0 million in 2015. The increase in operating cash was primarily associated with improvements in operations along with incremental cash flow associated with the acquisition of the Reno properties, the refinancing of our debt resulting in lower interest expense and various changes in the balance sheet accounts in the normal course of business.

Investing Cash Flow and Capital Expenditures.  Net cash flows used in investing activities totaled $1.4 billion in 2017 compared to $41.1 million in 2016. Net cash flows used in investing activities in 2017 were primarily due to cash paid to acquire Isle in addition to $83.5 million in capital expenditures for various property enhancement and maintenance projects and equipment purchases partially offset by $0.4 million in reimbursements from West Virginia.

Net cash flows used in investing activities totaled $41.1 million in 2016 and primarily consisted of $47.4 million in capital expenditures for various property enhancement and maintenance projects and equipment purchases partially offset by West Virginia’s reimbursement of capital expenditures totaling $4.2 million.

Financing Cash Flow.  Net cash used for financing activities in 2017 totaled $1.4 billion and consisted mainly of the issuance of debt associated with our acquisition of Isle, the refinancing of our term loan and revolving credit facility in May 2017 and the issuance of additional 6% Senior Notes in September 2017. This increase was partially offset by net payments made on our credit facilities throughout 2017 and taxes paid related to net share settlements of equity awards associated with the Isle transaction.

Net cash used for financing activities in 2016 totaled $73.7 million and consisted primarily of net payments totaling $64.5 million on the revolving credit facility and $4.3 million payments under the term loan in 2016. Additionally, $4.3 million was paid in 2016 for debt issuance costs comprised of $3.6 million related to our acquisition of Isle and $0.7 million related to the acquisition of the Reno properties.

Debt Obligations

7% Senior Notes

On July 23, 2015, we issued at par $375.0 million in aggregate principal amount of 7.0% senior notes due 2023 (“7% Senior Notes”) pursuant to the indenture, dated as of July 23, 2015 (the “7% Senior Notes Indenture”), between us and U.S. Bank, National Association, as Trustee. The 7% Senior Notes will mature on August 1, 2023, with interest payable semi-annually in arrears on February 1 and August 1 of each year.

On or after August 1, 2018, we may redeem all or a portion of the 7% Senior Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the 7% Senior Notes redeemed, to the applicable redemption date, if redeemed during the twelve month period beginning on August 1 of the years indicated below:

Year	Percentage
2018	105.250%
2019	103.500%
2020	101.750%
2021 and thereafter	100.000%

Prior to August 1, 2018, we may redeem all or a portion of the 7% Senior Notes at a price equal to 100% of the 7% Senior Notes redeemed plus accrued and unpaid interest to the redemption date, plus a make-whole premium. At any time prior to August 1, 2018, we are also entitled to redeem up to 35% of the original aggregate principal amount of the 7% Senior Notes with proceeds of certain equity financings at a redemption price equal to 107% of the principal amount of the 7% Senior Notes redeemed, plus accrued and unpaid interest. If we experience certain change of control events (as defined in the 7% Senior Notes Indenture), we must offer to repurchase the 7% Senior Notes at 101% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date. If we sell asset under certain circumstances and does not use the proceeds for specified purposes, we must offer to repurchase the 7% Senior Notes at 100% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date. The 7% Senior Notes are subject to redemption imposed by gaming laws and regulations of applicable gaming regulatory authorities.

The 7% Senior Notes Indenture contains certain covenants limiting, among other things, our ability and the ability of our subsidiaries (other than its unrestricted subsidiaries) to:

•	pay dividends or distributions or make certain other restricted payments or investments;
•	incur or guarantee additional indebtedness or issue disqualified stock or create subordinated indebtedness that is not subordinated to the 7% Senior Notes or the guarantees of the 7% Senior Notes;
•	create liens;

•	transfer and sell assets;
•	merge, consolidate, or sell, transfer or otherwise dispose of all or substantially all of our assets;
•	enter into certain transactions with affiliates;
•	engage in lines of business other than our core business and related businesses; and
•	create restrictions on dividends or other payments by restricted subsidiaries.

These covenants are subject to a number of exceptions and qualifications as set forth in the 7% Senior Notes Indenture. The 7% Senior Notes Indenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 7% Senior Notes to be declared due and payable. As of December 31, 2017, we were in compliance with all of the covenants under the 7% Senior Notes Indenture relating to the 7% Senior Notes.

6% Senior Notes

On March 29, 2017, Eagle II Acquisition Company LLC (“Eagle II”), our wholly-owned subsidiary, issued $375.0 million aggregate principal amount of 6% Senior Notes due 2025 (the “6% Senior Notes”) pursuant to an indenture, dated as of March 29, 2017 (the “6% Senior Notes Indenture”), between Eagle II and U.S. Bank, National Association, as Trustee. The 6% Senior Notes will mature on April 1, 2025, with interest payable semi-annually in arrears on April 1 and October 1, commencing October 1, 2017. The proceeds of the offering, and additional funds in the amount of $1.9 million in respect of interest expected to be accrued on the 6% Senior Notes, were placed in escrow pending satisfaction of certain conditions, including consummation of our acquisition of Isle. In connection with the consummation of our acquisition of Isle on May 1, 2017, the escrowed funds were released and we assumed Eagle II’s obligations under the 6% Senior Notes and the 6% Senior Notes Indenture and certain of our subsidiaries (including Isle and certain of its subsidiaries) executed guarantees of our obligations under the 6% Senior Notes.

On September 13, 2017, we issued an additional $500.0 million principal amount of the 6% Senior Notes at an issue price equal to 105.5% of the principal amount of the 6% Senior Notes. The additional notes were issued pursuant to the 6% Senior Notes Indenture that governs the 6% Senior Notes. We used the proceeds of the offering to repay $78.0 million of outstanding borrowings under the revolving credit facility and used the remainder to repay $444.5 million outstanding borrowings under the term loan facility and related accrued interest. As a result of the offering and retirement of existing debt, we recognized a loss of $11.1 million during the year ended December 31, 2017.

On or after April 1, 2020, we may redeem all or a portion of the 6% Senior Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the 6% Senior Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

Year	Percentage
2020	104.500%
2021	103.000%
2022	101.500%
2023 and thereafter	100.000%

Prior to April 1, 2020, we may redeem all or a portion of the 6% Senior Notes at a price equal to 100% of the 6% Senior Notes redeemed plus accrued and unpaid interest to the redemption date, plus a make-whole premium. At any time prior to April 1, 2020, we are also entitled to redeem up to 35% of the original aggregate principal amount of the 6% Senior Notes with proceeds of certain equity financings at a redemption price equal to 106% of the principal amount of the 6% Senior Notes redeemed, plus accrued and unpaid interest. If we experience certain change of control events (as defined in the 6% Senior Notes Indenture), we must offer to repurchase the 6% Senior Notes at 101% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date. If we sell assets under certain circumstances and do not use the proceeds for specified purposes, we must offer to repurchase the 6% Senior Notes at 100% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

The 6% Senior Notes are subject to redemption imposed by gaming laws and regulations of applicable gaming regulatory authorities.

The 6% Senior Notes Indenture contains certain covenants limiting, among other things, our ability and the ability of our subsidiaries (other than its unrestricted subsidiaries) to:

•	pay dividends or distributions or make certain other restricted payments or investments;
•	incur or guarantee additional indebtedness or issue disqualified stock or create subordinated indebtedness that is not subordinated to the 6% Senior Notes or the guarantees of the 6% Senior Notes;
•	create liens;
•	transfer and sell assets;
•	merge, consolidate, or sell, transfer or otherwise dispose of all or substantially all of our assets;
•	enter into certain transactions with affiliates;
•	engage in lines of business other than our core business and related businesses; and
•	create restrictions on dividends or other payments by restricted subsidiaries.

These covenants are subject to a number of exceptions and qualifications as set forth in the 6% Senior Notes Indenture. The 6% Senior Notes Indenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 6% Senior Notes to be declared due and payable. As of December 31, 2017, we were in compliance with all of the covenants under the 6% Senior Notes Indenture relating to the 6% Senior Notes.

Credit Facility

On July 23, 2015, we entered into a new $425.0 million seven year term loan and a $150.0 million five year revolving credit facility.

The term loan bore interest at a rate per annum of, at our option, either (x) LIBOR plus 3.25%, with a LIBOR floor of 1.0%, or (y) a base rate plus 2.25%. Borrowings under the 2015 revolving credit facility bore interest at a rate per annum of, at our option, either (x) LIBOR plus a spread ranging from 2.5% to 3.25% or (y) a base rate plus a spread ranging from 1.5% to 2.25%, in each case with the spread determined based on our total leverage ratio. Additionally, we paid a commitment fee on the unused portion of the 2015 revolving credit facility not being utilized in the amount of 0.50% per annum.

On May 1, 2017, all of the outstanding amounts under our 2015 credit facility were repaid with proceeds of borrowings under the new credit facility and the 2015 credit facility was terminated.

New Credit Facility

On April 17, 2017, Eagle II entered into a new credit agreement by and among Eagle II, as initial borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto dated as of April 17, 2017, consisting of a $1.45 billion term loan facility and a $300.0 million revolving credit facility, which was undrawn at closing. The proceeds of the new term loan facility, and additional funds in the amount of $4.5 million in respect of interest expected to be accrued on the new term loan facility, were placed in escrow pending satisfaction of certain conditions, including consummation of our acquisition of Isle. In connection with the consummation of our acquisition of Isle on May 1, 2017, the escrowed funds were released and we assumed Eagle II’s obligations under the new credit facility and certain of our subsidiaries (including Isle and certain of its subsidiaries) executed guarantees of our obligations under the new credit facility.

As of December 31, 2017, we had $956.8 million outstanding on the new term loan. There were no borrowings outstanding under the new revolving credit facility as of December 31, 2017. We had $291.6 million of available borrowing capacity, after consideration of $8.4 million in outstanding letters of credit, under our new revolving credit facility as of December 31, 2017. At December 31, 2017, the weighted average interest rate on the new term loan was 3.6%, and the weighted average interest rate on the new revolving credit facility was 4.0% based upon the weighted average interest rate of borrowings outstanding during 2017.

We applied the net proceeds of the new term loan facility and borrowings under the new revolving credit facility totaling $135 million, together with the proceeds of the 6% Senior Notes and cash on hand, to (i) pay the cash portion of the consideration payable in our acquisition of Isle, (ii) refinance all of the debt outstanding under Isle’s existing credit facility, (iii) redeem or otherwise repurchase all of Isle’s outstanding 5.875% Senior Notes due 2021 and 8.875% Senior Subordinated Notes due 2020, (iv) repay all amounts outstanding under our 2015 credit facility and (v) pay fees and costs associated with our acquisition of Isle and such financing transactions.

Our obligations under the new revolving credit facility will mature on April 17, 2022. Our obligations under the new term loan facility will mature on April 17, 2024. We were required to make quarterly principal payments in an amount equal to $3.6 million on the new term loan facility on the last day of each fiscal quarter beginning on June 30, 2017. We satisfied this requirement as a result of the principal prepayment of $444.5 million on September 13, 2017 in conjunction with the issuance of the additional 6% Senior Notes. In addition, we are required to make mandatory payments of amounts outstanding under the new credit facility with the proceeds of certain casualty events, debt issuances, and asset sales and, depending on its consolidated total leverage ratio, we are required to apply a portion of its excess cash flow to repay amounts outstanding under the new credit facility.

The interest rate per annum applicable to loans under the new revolving credit facility is, at our option, either (i) LIBOR plus a margin ranging from 1.75% to 2.50% or (ii) a base rate plus a margin ranging from 0.75% to 1.50%, which margin is based on our total leverage ratio. The interest rate per annum applicable to the loans under the new term loan facility is, at our option, either (i) LIBOR plus 2.25%, or (ii) a base rate plus 1.25%; provided, however, that in no event will LIBOR be less than zero or the base rate be less than 1.00% over the term of the new term loan facility or the new revolving credit facility. Additionally, we pay a commitment fee on the unused portion of the new revolving credit facility not being utilized in the amount of 0.50% per annum.

The new credit facility is secured by substantially all of our personal property assets and substantially all personal property assets of each subsidiary that guaranties the new credit facility (other than certain subsidiary guarantors designated as immaterial), whether owned on the closing date of the new credit facility or thereafter acquired, and mortgages on the real property and improvements owned or leased us or the new credit facility guarantors. The new credit facility is also secured by a pledge of all of the equity owned by us and the new credit facility guarantors (subject to certain gaming law restrictions). The credit agreement governing the new credit facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of the new credit facility guarantors to incur additional indebtedness, create liens, engage in mergers, consolidations or asset dispositions, make distributions, make investments, loans or advances, engage in certain transactions with affiliates or subsidiaries or make capital expenditures.

The new credit facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of the subsidiary guarantors to incur debt; create liens; engage in mergers, consolidations or asset dispositions; pay dividends or make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; or modify their lines of business.

The new credit facility also includes certain financial covenants, including the requirements that we maintain throughout the term of the new credit facility and measured as of the end of each fiscal quarter, and solely with respect to loans under the new revolving credit facility, a maximum consolidated total leverage ratio of not more than 6.50 to 1.00 for the period beginning on the closing date and ending with the fiscal quarter ending December 31, 2018, 6.00 to 1.00 for the period beginning with the fiscal quarter beginning January 1, 2019 and ending with the fiscal quarter ending December 31, 2019, and 5.50 to 1.00 for the period beginning with the fiscal quarter beginning January 1, 2020 and thereafter. We will also be required to maintain an interest coverage ratio in an amount not less than 2.00 to 1.00 measured on the last day of each fiscal quarter beginning on the closing date, and ending with the fiscal quarter ending December 31, 2018, 2.50 to 1.00 for the period beginning with the fiscal quarter beginning January 1, 2019 and ending with the fiscal quarter ending December 31, 2019, and 2.75 to 1.00 for the period beginning with the fiscal quarter beginning January 1, 2020 and thereafter.

The new credit facility contains a number of customary events of default, including, among others, for the non-payment of principal, interest or other amounts, the inaccuracy of certain representations and warranties, the failure to perform or observe certain covenants, a cross default to our other indebtedness including the 6% Senior Notes and 7% Senior Notes, certain events of bankruptcy or insolvency; certain ERISA events, the invalidity of certain loan documents, certain changes of control and the loss of certain classes of licenses to conduct gaming. If any event of default occurs, the lenders under the new credit facility would be entitled to take various actions, including accelerating amounts outstanding thereunder and taking all actions permitted to be taken by a secured creditor. As of December 31, 2017, we were in compliance with the covenants under the new credit facility.

Contractual Commitments

The following table summarizes our estimated contractual payment obligations as of December 31, 2017:

		Less than			More than
	Total	1 year	1 - 3 years	3 - 5 years	5 years
	(in millions)
Contractual cash obligations:
Long-term debt obligations(1)	$2,210.2	$0.6	$0.6	$0.3	$2,208.7
Estimated interest payments on long-term debt(2)	773.4	115.4	230.8	235.0	192.2
Operating leases(3)	188.2	12.1	18.4	14.2	143.5
Gaming tax and license fees(4)	63.8	12.8	25.5	25.5	See note 3
Purchase and other contractual obligations	36.9	25.9	9.7	1.0	0.3
Minimum purse obligations(5)	10.5	10.5	—	—	—
Contingent earn-out payments(6)	0.5	0.1	0.2	0.2	—
Regulatory gaming assessments(7)	3.3	1.4	1.5	0.4	—
Total	$3,286.8	$178.8	$286.7	$276.6	$2,544.7

(1)

These amounts are included in our consolidated balance sheets, which are included elsewhere in this report. See Note 9 to our consolidated financial statements for additional information about our debt and related matters.

(2)	Estimated interest payments on long-term debt are based on LIBOR rates and principal amounts outstanding on our new credit facility at December 31, 2017.
(3)	Our operating lease obligations are described in Note 16 to our consolidated financial statements.
(4)

Includes an annual table gaming license fee of $2.5 million for Mountaineer which is due on July 1st of each year as long as Mountaineer operates table games. Includes our obligation for gaming taxes at Presque Isle Downs, which is set at a minimum of $10.0 million per year, as required by the Pennsylvania Gaming Control Board. Also includes our obligation at Presque Isle Downs, as the holder of a Category 1 license, to create a fund to be used for the improvement and maintenance of the backside area of the racetrack with an amount of not less than $250,000 or more than $1 million annually for a five-year period beginning in 2017.

(5)

Pursuant to an agreement with the Mountaineer Park Horsemen’s Benevolent and Protective Association, Inc. and/or in accordance with the West Virginia racing statute, Mountaineer is required to utilize its best efforts to conduct racing for a minimum of 210 days and pay average daily minimum purses established by Mountaineer prior to the first live racing date each year ($88,000 for 2017) for the term of the agreement, which expires on December 31, 2018.

(6)

In connection with the 2003 purchase of Scioto Downs, certain stockholders of Scioto Downs elected the option to receive cash and contingent earn‑out payments (“CEP Rights”) in lieu of all cash for their outstanding shares of Scioto Downs’ common stock. The triggering event occurred when Scioto Downs received its permanent VLT license in May 2012 and commenced gaming operations. As a result, we recorded a liability for the estimated ten year payout to the stockholders who elected to receive the CEP Rights. The future obligation was calculated based on Scioto Downs’ projected EBITDA for the ten calendar years beginning January 1, 2013.

(7)

These amounts are included in our consolidated balance sheets, which are included elsewhere in this report. See Note 16 to our consolidated financial statements for additional information regarding our regulatory gaming assessments.

The table above excludes certain commitments as of December 31, 2017, for which the timing of expenditures associated with such commitments is unknown, or contractual agreements have not been executed, or the guaranteed maximum price for such contractual agreements has not been agreed upon.

The repayment of our long‑term debt, which consists of indebtedness evidenced by the 6% Senior Notes, 7% Senior Notes and the new credit facility, is subject to acceleration upon the occurrence of an event of default under the indentures governing these obligations.

We routinely enter into operational contracts in the ordinary course of our business, including construction contracts for minor projects that are not material to our business or financial condition as a whole. Our commitments relating to these contracts are recognized as liabilities in our consolidated balance sheets when services are provided with respect to such contracts.

Off Balance Sheet Arrangements

We do not currently have any off balance sheet arrangements.

Inflation

We do not believe that inflation has had a significant impact on our revenues, results of operations or cash flows since inception.

Other Liquidity Matters

We are faced with certain contingencies involving litigation and environmental remediation and compliance. These commitments and contingencies are discussed in greater detail in “Part I, Item 3. Legal Proceedings” and Note 16 to our consolidated financial statements, both of which are included elsewhere in this report. In addition, new competition may have a material adverse effect on our revenues, and could have a similar adverse effect on our liquidity. See “Part I, Item 1A. Risk Factors—Risks Related to Our Business” which is included elsewhere in this report.

Critical Accounting Policies

Our significant accounting policies are included in Note 2 to our consolidated financial statements, which are included elsewhere in this report. These policies, along with the underlying assumptions and judgments made by our management in their application, have a significant impact on our consolidated financial statements. These judgments are subject to an inherent degree of uncertainty and actual results could differ from our estimates.

Business Combinations

We applied the provisions of Accounting Standards Codification (“ASC”) Topic 805, “Business Combinations,” in the accounting for the merger with MTR, acquisition of the Reno properties and our acquisition of Isle. It required us to recognize the assets acquired and the liabilities assumed at their acquisition date fair values. Goodwill as of their respective acquisition dates were measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed.

Accounting for business combinations required our management to make significant estimates and assumptions, including our estimate of intangible assets, such as gaming licenses, trade names and loyalty programs. Although we believe the assumptions and estimates made have been reasonable and appropriate, they are inherently uncertain. For our gaming license valuation, our properties estimated future cash flows were the primary assumption in the respective intangible valuations. Cash flow estimates included assumptions regarding factors such as recent and budgeted operating performance, net win per unit (revenue), patron visits and growth percentages. The growth percentages were developed considering general macroeconomic conditions as well as competitive impacts from current and anticipated competition through a review of customer market data, operating margins, and current regulatory, social and economic climates. The most significant of the assumptions used in the valuations included: (1) revenue growth/decline percentages; (2) discount rates; (3) effective income tax rates; (4) future terminal values and (5) capital expenditure assumptions. These assumptions were developed for each of our properties based on historical trends in the current competitive markets in which they operate, and projections of future performance and competition. The primary assumptions with respect to our trade names and loyalty program intangibles primary assumptions were selecting the appropriate royalty rates and cost estimates for replacement cost analyses.

In addition, uncertain tax positions and tax related valuation allowances assumed in connection with a business combination are initially estimated as of the business combination date. We reevaluated these items quarterly based upon facts and circumstances that existed as of the business combination date with any adjustments to our preliminary estimates being recorded to goodwill if identified within the measurement period. Subsequent to the measurement period or our final determination of the tax allowance’s or contingency’s estimated value, whichever comes first, changes to these uncertain tax positions and tax related valuation allowances will affect our provision for income taxes in our consolidated statements of income and could have material impact on our results of operations and financial position.

Revenue Recognition

Effective with the adoption of ASC 606 on January 1, 2018, we recognize as casino revenue (transaction price) the net win from gaming activities, which is the difference between gaming wins and losses, not the total amount wagered. Progressive jackpots are accrued and charged to revenue at the time the obligation to pay the jackpot is established. Gaming revenues are recognized net of certain cash and free play incentives. Pari-mutuel commissions consist of commissions earned from thoroughbred and harness racing and importing of simulcast signals from other race tracks and are recognized at the time wagers are made. Such commissions are a designated portion of the wagering handle as determined by state racing commissions, and are shown net of the taxes assessed by state and local agencies, as well as purses and other contractual amounts paid to horsemen associations. The Company recognizes revenues from fees earned through the exporting of simulcast signals to other race tracks at the time wagers are made. Such fees are based upon a predetermined percentage of handle as contracted with the other race track

Income Taxes

We and our subsidiaries file US federal income tax returns and various state and local income tax returns. We do not have tax sharing agreements with the other members within the consolidated ERI group. With few exceptions, we are no longer subject to US federal or state and local tax examinations by tax authorities for years before 2012.

We were notified by the Internal Revenue Service in October of 2016 that its federal tax return for the year ended December 31, 2014 had been selected for examination. In September 2017, the Internal Revenue Service informed us that they completed the examination of the tax return and made no changes. However, we may be subject to tax audits in the future and the outcome of tax audits cannot be predicted with certainty. If any issues addressed in our tax audits are resolved in a manner not consistent with our expectations, we would be required to adjust our provision for income taxes in the period such resolution occurs. While we believe our reported results are materially accurate, any significant adjustments could have a material adverse effect on our results of operations, cash flows and financial position.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act. The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35% to 21%; (2) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (3) creating a new limitation on deductible interest expense; (4) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; (5) bonus depreciation that will allow for full expensing of qualified property; and (6) limitations on the deductibility of certain executive compensation.
The SEC staff issued Staff Accounting Bulletin (“SAB”) 118, which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act.

In connection with our initial analysis of the impact of the Tax Act, for certain of our net deferred tax liabilities, we have recorded a decrease of $111.9 million, net of the related change in valuation allowance, with a corresponding net adjustment to deferred income tax benefit for the year ending December 31, 2017 as a result of the corporate rate reduction. For various reasons that are discussed more fully below, we have not completed our accounting for the income tax effects of certain elements of the Tax Act, therefore, we have made reasonable estimates of the effects of the elements for which our analysis is not yet complete.

While we have not yet completed all of the computations necessary or completed an inventory of our 2017 expenditures that qualify for immediate expensing, we have recorded a provisional benefit based on our current intent to fully expense all qualifying expenditures. This did not result in any significant change to our current income tax payable or in our deferred tax liabilities due to our federal and state net operating loss carry forwards.

For the year ended December 31, 2015, the difference between the effective rate and the statutory rate is attributable primarily to the release of a majority of the federal and related state valuation allowances on our deferred tax assets and the non-taxable gain on the fair value adjustment of a previously unconsolidated affiliate. We continue to provide for a valuation allowance against net federal and state deferred tax assets associated with non-operating land, the sale of which could result in capital losses that can only be offset against capital gains. As of December 31, 2015, we also continued to provide for a valuation allowance against net state deferred tax assets relating to operations in Pennsylvania and West Virginia. Management determined it was not more-likely-than-not that we will realize these net deferred tax assets.

For the year ended December 31, 2016, the difference between the effective rate and the statutory rate is attributable primarily to the release of a majority of the state valuation allowances on our West Virginia deferred tax assets and excess tax benefits on stock compensation under Accounting Standards Update 2016-09, Compensation – Stock Compensation, which we adopted effective the first quarter of 2016. We continue to provide for a valuation allowance against net federal and state deferred tax assets associated with non-operating land, the sale of which could result in capital losses that can only be offset against capital gains. As of December 31, 2016, we also continued to provide for a valuation allowance against net state deferred tax assets relating to operations in Pennsylvania. Management determined it was not more-likely-than-not that we will realize these net deferred tax assets.

For the year ended December 31, 2017, the difference between the effective rate and the statutory rate is attributable primarily to the impact of the Tax Act discussed more fully above, non-deductible asset impairment charges, non-deductible transaction costs incurred and changes in the effective state tax rate associated with the acquisition of Isle of Capri Casinos, Inc., and the release of the valuation allowance against certain Pennsylvania deferred tax assets. We continue to provide for a valuation allowance against net federal and state deferred tax assets associated with non-operating land, the sale of which could result in capital losses that can only be offset against capital gains. We also continue to provide for a valuation allowance against net state deferred tax assets relating to certain operations in Pennsylvania, Louisiana, Colorado and Iowa. Management determined it was not more-likely-than-not that we will realize these net deferred tax assets.

A valuation allowance is recognized if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax asset will not be realized. Management must analyze all available positive and negative evidence regarding realization of the deferred tax assets and make an assessment of the likelihood of sufficient future taxable income. For the year ended December 31, 2015, we were in a three-year cumulative income position and management concluded it is more-likely-than-not to realize its federal, Louisiana and City of Columbus, Ohio deferred tax assets, with the exception of non-operating land. For the year ended December 31, 2016, we remained in a three-year cumulative income position and management concluded it is more-likely-than-not to realize its federal, Louisiana, City of Columbus, Ohio and West Virginia deferred tax assets, with the exception of non-operating land. For the year ended December 31, 2017, we remained in a three-year cumulative income position and management concluded it is more-likely-than-not to realize its federal, City of Columbus, Ohio, City of Kansas City, Missouri, West Virginia, Missouri and certain Pennsylvania, Colorado and Florida deferred tax assets, with the exception of non-operating land. We continue to provide for a valuation allowance against net state deferred tax assets relating to certain operations in Pennsylvania, Louisiana, Colorado and Iowa. Management determined it was not more-likely-than-not that we will realize these net deferred tax assets. We will continue to evaluate the realization of its deferred tax assets on a quarterly basis and make adjustments to its valuation allowance as appropriate.

For income tax purposes we amortize or depreciate certain assets that have been assigned an indefinite life for book purposes. The incremental amortization or depreciation deductions for income tax purposes result in an increase in certain deferred tax liabilities that cannot be used as a source of future taxable income for purposes of measuring our need for a valuation allowance against the net deferred tax assets. Therefore, we expect to record non cash deferred tax expense as we amortize these assets for tax purposes.

Under the applicable accounting standards, we may recognize the tax benefit from an uncertain tax position only if it is more‑likely‑than‑not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The accounting standards also provide guidance on de‑recognition, classification, interest and penalties on income taxes, accounting in interim periods and disclosure requirements for uncertain tax positions. We have recorded no liability associated with uncertain tax positions at December 31, 2017 and 2016.

Property and Equipment and Other Long‑Lived Assets

Property and equipment is recorded at cost, except for assets acquired in the Isle, Silver Legacy, Circus Reno and MTR Gaming acquisitions, which were adjusted for fair value under ASC 805 and are depreciated over their remaining estimated useful life or lease term. Judgments are made in determining estimated useful lives and salvage values of these assets. The accuracy of these estimates affects the amount of depreciation expense recognized in our financial results and whether we have a gain or loss on the disposal of assets. We review depreciation estimates and methods as new events occur, more experience is acquired, and additional information is obtained that would possibly change our current estimates.

Property, equipment and other long‑lived assets are assessed for impairment in accordance with ASC 360—Property, Plant, and Equipment. We evaluate our long‑lived assets periodically for impairment issues or, more frequently, whenever events or circumstances indicate that the carrying amount may not be recoverable. Recoverability of these assets is determined by comparing the net carrying value to the sum of the estimated future net undiscounted cash flows expected to be generated by these assets. The amount of impairment loss, if any, is measured by the difference between the net carrying value and the estimated fair value of the asset which is typically measured using a discounted cash flow model (Level 3 of the fair value hierarchy). For assets to be disposed of, impairment is recognized based on the lower of carrying value or fair value less costs of disposal, as estimated based on comparable asset sales, offers received, or a discounted cash flow model. Based on the results of our periodic reviews we have not recorded any long-lived assets impairment charges during the years ended December 31, 2017, 2016 and 2015.

For undeveloped properties, including non‑operating real properties, when indicators of impairment are present, properties are evaluated for impairment and losses are recorded when undiscounted cash flows estimated to be generated by an asset or market comparisons are less than the asset’s carrying amount. The amount of the impairment loss is calculated as the excess of the asset’s carrying value over its fair value, which is determined using a discounted cash flow analysis, management estimates or market comparisons. The fair value measurements employed for our impairment evaluations, which are subject to the assumptions and factors as previously discussed, were generally based on a review of comparable activities in the marketplace, which fall within Level 3 of the fair value hierarchy.

Goodwill and Other Indefinite‑lived Intangible Assets

Goodwill represents the excess of the purchase price paid over the fair value of the net assets of the acquired business. Intangible assets acquired in business combinations are recorded based upon their fair value at the date of acquisition. Goodwill and other indefinite‑lived intangible assets are reviewed for impairment annually, during the fourth quarter, or more frequently if events or changes in circumstances indicate that an asset might be impaired.

As a result of our annual impairment review, impairment charges totaling $34.9 million and $3.1 million related to goodwill and trade names, respectively, were recorded in 2017. The fair value measurements employed for our impairment evaluations, which are subject to the assumptions and factors as previously discussed, were generally based on a review of comparable activities in the marketplace, which fall within Level 3 of the fair value hierarchy

Goodwill is tested by comparing the carrying value of the reporting unit to its fair value. We estimate the fair value of the reporting unit utilizing income and market approaches. The income approach is based on projected future cash flow that is discounted to present value using factors that consider the timing and risk of the future cash flows. The market approach is based on our market capitalization at the testing date.

Our indefinite‑lived intangible assets consist of racing and gaming licenses and trade names and are evaluated for impairment annually by comparing the fair value of the asset to its carrying value. Any excess of carrying value over the fair value is recognized as an impairment within the consolidated statements of income in the period of review.

The gaming and racing licenses were valued in aggregate for each respective property, as these licenses are considered to be the most significant asset of the properties and the gaming licenses could not be obtained without holding the racing licenses. Therefore, a market participant would consider the licenses in aggregate. The fair value of the licenses is calculated using an excess earnings methodology, which is an income approach methodology that allocates the projected cash flows of the property to the gaming license intangible assets less charges for the use of the other identifiable assets of the property, including working capital, fixed assets, and other intangible assets. We believe this methodology is appropriate as the gaming licenses are the primary asset to the properties, the licenses are linked to each respective facility and it’s the lowest level at which discrete cash flows can be directly attributable to the assets. Under the gaming legislation applicable to our properties, licenses are property specific and can only be acquired if a buyer acquires the existing facility. Because existing licenses may not be acquired and transferred for use at a different facility, the estimated future cash flows of each of our properties was the primary assumption in the valuation of such property.

We value trade names using the relief‑from‑royalty method with royalty rates range from 0.5% ‑ 1.0%. Trade names recorded as part of the merger with MTR are amortized on a straight‑line basis over a 3.5 year useful life and the trade names recorded as part of our acquisition of Isle and acquisition of the Reno properties are not amortized (deemed indefinite-lived).

The loyalty programs were valued using a combination of a replacement cost and lost profits analysis and the loyalty programs are amortized on a straight‑line basis over a one- to three-year useful life.

Assessing goodwill and indefinite‑lived intangible assets for impairment is a process that requires significant judgment and involves detailed quantitative and qualitative business‑specific analysis and many individual assumptions which fluctuate between assessments. Our properties’ estimated future cash flows are a primary assumption in the respective impairment analyses. Unforeseen events, changes in circumstances and market conditions and material differences in estimates of future cash flows could negatively affect the fair value of our assets and result in an impairment charge, which could be material. Cash flow estimates include assumptions regarding factors such as recent and budgeted operating performance, net win per unit (revenue), patron visits, growth percentages which are developed considering general macroeconomic conditions as well as competitive impacts from current and anticipated competition through a review of customer market data, operating margins, and current regulatory, social and economic climates. These estimates could also be negatively impacted by changes in federal, state, or local regulations, economic downturns or developments and other market conditions affecting travel and access to the properties. The most significant of the assumptions used in our valuations include: (1) revenue growth/decline percentages; (2) discount rates; (3) effective income tax rates; (4) future terminal values and (5) capital expenditure assumptions. These assumptions were developed for each property based on historical trends, the current competitive markets in which they operate, and projections of future performance and competition.

We believe we have used reasonable estimates and assumptions to calculate the fair value of our goodwill reporting units and other indefinite‑lived intangible assets; however, these estimates and assumptions could be materially different from actual results. If actual market conditions are less favorable than those projected, or if events occur or circumstances change that would reduce the fair value of our licensing intangibles below the carrying value reflected on the consolidated balance sheet, we may be required to conduct an interim test or possibly recognize impairment charges, which may be material, in future periods.

Reserve for Uncollectible Accounts Receivable

We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating bad debt reserves range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for bad debts.

Self‑Insurance Reserves

We are self‑insured for various levels of general liability, employee medical insurance coverage and workers’ compensation coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred but not yet reported. We utilize independent consultants to assist management in its determination of estimated insurance liabilities. While the total cost of claims incurred depends on future developments, in managements’ opinion, recorded reserves are adequate to cover future claims payments. Self-insurance reserves for employee medical claims and workers’ compensations are included in accrued payroll and related on the consolidated balance sheets. Self‑insurance reserves for general liability claims are included in accrued other liabilities on the consolidated balance sheets.

Loyalty Program

We offer programs at our properties whereby our participating customers can accumulate points for wagering that can be redeemed for credits for free play on slot machines, lodging, food and beverage, merchandise and in limited situations, cash. The incentives earned by customers under these programs are based on previous revenue transactions and represent separate performance obligations. Points earned, less estimated breakage, are recorded as a reduction of casino revenues at the retail value of such benefits owed to the customer and recognized as departmental revenue based on where such points are redeemed, upon fulfillment of the performance obligation. The loyalty program liability represents a deferral of revenue until redemption occurs, which is typically less than one year.

For purposes of allocating the transaction price in a wagering contract between the wagering performance obligation and the obligation associated with the loyalty points earned, we allocate an amount to the loyalty point contract liability based on the stand-alone selling price of the points earned, which is determined by the value of a point that can be redeemed for a non-gaming good or service. An amount is allocated to the gaming wager performance obligation using the residual approach as the stand-alone price for wagers is highly variable and no set established price exists for such wagers. The allocated revenue for gaming wagers is recognized when the wagers occur as all such wagers settle immediately. The loyalty point contract liability amount is deferred and recognized as revenue when the customer redeems the points for the nongaming good or service at the time such goods or services are delivered to the customer.

Litigation, Claims and Assessments

We utilize estimates for litigation, claims and assessments. These estimates are based on our knowledge and experience regarding current and past events, as well as assumptions about future events. If our assessment of such a matter should change, we may have to change the estimates, which may have an adverse effect on our financial position, results of operations or cash flows. Actual results could differ from these estimates.

Recently Issued Accounting Pronouncements

For information with respect to recent accounting pronouncements and the impact of these pronouncements on our consolidated financial statements, see Note 2, Summary of Significant Accounting Policies – Recently Issued Accounting Pronouncements, in the notes to the consolidated financial statements.

PART IV

Item 15.  Financial Statement Schedules.

(a)(i) Financial Statements
Included in Part II of this Annual Report on Form 10‑K:
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2017 and 2016
Consolidated Statements of Income for the Years Ended December 31, 2017, 2016 and 2015
Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2017, 2016 and 2015
Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2017, 2016 and 2015
Consolidated Statements of Cash Flows for the Years Ended December 31, 2017, 2016 and 2015
Notes to Consolidated Financial Statements
(a)(ii) Financial Statement Schedule
Years Ended December 31, 2017, 2016 and 2015
Valuation and Qualifying Accounts (a)(iii) Exhibits

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF

ELDORADO RESORTS, INC.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Eldorado Resorts, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Eldorado Resorts, Inc. as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and the financial statement schedule listed in the Index at Item 15 (a)(ii) (collectively referred to as the “financial statements”). In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2017 and 2016, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated February 27, 2018 expressed an unqualified opinion thereon.

Adoption of New Accounting Standards

As discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for revenue as a result of the retrospective adoption of Accounting Standards Update (“ASU”) No. 2014-09 “Revenue from Contracts with Customers (Topic 606),” and reclassified certain amounts in the statement of cash flows as a result of the retrospective adoption of ASU No. 2016-18 “Statements of Cash Flows (Topic 230).”

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2011.

Las Vegas, Nevada

February 27, 2018, except for the retrospective changes for revenue and the statements of cash flows described in Note 2, as to which the date is September 5, 2018

ELDORADO RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$134,596	$61,029
Restricted cash	3,267	2,414
Marketable securities	17,631	—
Accounts receivable, net	45,797	14,694
Due from affiliates	243	—
Inventories	16,870	11,055
Prepaid income taxes	4,805	69
Prepaid expenses and other	27,823	12,492
Total current assets	251,032	101,753
PROPERTY AND EQUIPMENT, NET	1,502,817	612,342
GAMING LICENSES AND OTHER INTANGIBLES, NET	996,816	487,498
GOODWILL	747,106	66,826
NON-OPERATING REAL PROPERTY	18,069	14,219
OTHER ASSETS, NET	30,632	11,406
Total assets	$3,546,472	$1,294,044
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$615	$4,545
Accounts payable	34,778	21,576
Due to affiliates	—	259
Accrued property, gaming and other taxes	43,212	18,790
Accrued payroll and related	53,330	14,588
Accrued interest	25,607	14,634
Income taxes payable	171	—
Accrued other liabilities	66,038	31,504
Total current liabilities	223,751	105,896
LONG-TERM DEBT, LESS CURRENT PORTION	2,189,578	795,881
DEFERRED INCOME TAXES	162,967	89,011
OTHER LONG-TERM LIABILITIES	28,579	7,287
Total liabilities	2,604,875	998,075
COMMITMENTS AND CONTINGENCIES (Note 16)
STOCKHOLDERS' EQUITY:
Common stock, 100,000,000 shares authorized, 76,825,966 and 47,105,744 issued and outstanding, par value $0.00001 as of December 31, 2017 and 2016, respectively	—	—
Paid-in capital	746,547	173,879
Retained earnings	194,971	122,078
Accumulated other comprehensive income	79	12
Total stockholders’ equity	941,597	295,969
Total liabilities and stockholders’ equity	$3,546,472	$1,294,044

The accompanying notes are an integral part of these consolidated financial statements.

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	For the Year Ended
	December 31,
	2017	2016	2015
REVENUES:
Casino	$1,085,014	$591,471	$542,604
Pari-mutuel commissions	14,013	8,544	8,996
Food and beverage	198,246	155,217	102,821
Hotel	133,338	100,462	43,894
Other	50,187	44,771	26,030
Net operating revenues	1,480,798	900,465	724,345
EXPENSES:
Casino	547,438	342,433	320,616
Pari-mutuel commissions	13,651	9,787	9,973
Food and beverage	169,848	122,598	84,567
Hotel	50,575	41,212	17,993
Other	32,156	30,776	17,475
Marketing and promotions	83,174	40,890	31,356
General and administrative	241,037	130,720	97,356
Corporate	30,739	19,880	16,469
Impairment charges	38,016	—	—
Depreciation and amortization	105,891	63,449	56,921
Total operating expenses	1,312,525	801,745	652,726
LOSS ON SALE OR DISPOSAL OF PROPERTY AND EQUIPMENT	(319)	(836)	(6)
PROCEEDS FROM TERMINATED SALE	20,000	—	—
TRANSACTION EXPENSES	(92,777)	(9,184)	(2,452)
EQUITY IN (LOSS) INCOME OF UNCONSOLIDATED AFFILIATES	(367)	—	3,460
OPERATING INCOME	94,810	88,700	72,621
OTHER INCOME (EXPENSE):
Interest expense, net	(99,769)	(50,917)	(61,558)
Gain on valuation of unconsolidated affiliate	—	—	35,582
Loss on early retirement of debt, net	(38,430)	(155)	(1,937)
Total other expense	(138,199)	(51,072)	(27,913)
NET (LOSS) INCOME BEFORE INCOME TAXES	(43,389)	37,628	44,708
BENEFIT (PROVISION) FOR INCOME TAXES	116,769	(13,101)	69,538
NET INCOME	$73,380	$24,527	$114,246
Net Income per share of Common Stock:
Basic	$1.09	$0.52	$2.45
Diluted	$1.08	$0.51	$2.43
Weighted Average Basic Shares Outstanding	67,133,531	47,033,311	46,550,042
Weighted Average Diluted Shares Outstanding	68,102,814	47,701,562	47,008,980

The accompanying notes are an integral part of these consolidated financial statements.

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(dollars in thousands)

	For the Year Ended December 31,
	2017	2016	2015
NET INCOME	$73,380	$24,527	$114,246
Other Comprehensive Income (Loss), net of tax:
Defined benefit pension plan—amortization of net income (loss), net of tax of $36 and $2 for 2017 and 2015, respectively	67	—	(75)
Comprehensive Income, net of tax	$73,447	$24,527	$114,171

The accompanying notes are an integral part of these consolidated financial statements.

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(dollars in thousands)

	Common Stock
	Shares	Amount	Paid-in Capital	Retained Earnings	Non- controlling Interest	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2014	46,426,714	$—	$165,857	$(14,425)	$103	$87	$151,622
Cumulative effect of adoption of ASC 606	—	—	—	(2,270)	—	—	(2,270)
Issuance of restricted stock units	17,980	—	1,488	—	—	—	1,488
Acquisition of non-controlling interest	373,135	—	3,552	—	(103)	—	3,449
Net income	—	—	—	114,246	—	—	114,246
Other comprehensive income	—	—	—	—	—	(75)	(75)
Balance, December 31, 2015	46,817,829	—	170,897	97,551	—	12	268,460
Issuance of restricted stock units	217,997	—	3,341	—	—	—	3,341
Net income	—	—	—	24,527	—	—	24,527
Other comprehensive income	—	—	—	—	—	—	—
Exercise of stock options	132,900	—	385	—	—	—	385
Shares withheld related to net share settlement of stock awards	(62,982)	—	(744)	—	—	—	(744)
Balance, December 31, 2016	47,105,744	—	173,879	122,078	—	12	295,969
Isle common stock exchanged at merger	28,468,182	—	574,811	—		—	574,811
Issuance of restricted stock units	1,070,552	—	6,322	—	—	—	6,322
Other	—	—	—	(487)	—	—	(487)
Net income	—	—	—	73,380	—	—	73,380
Other comprehensive income	—	—	—	—	—	67	67
Exercise of stock options	1,185,745	—	2,900	—	—	—	2,900
Shares withheld related to net share settlement of stock awards	(1,004,257)	—	(11,365)	—	—	—	(11,365)
Balance, December 31, 2017	76,825,966	$—	$746,547	$194,971	$—	$79	$941,597

The accompanying notes are an integral part of these consolidated financial statements.

ELDORADO RESORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Year Ended December 31,
	2017	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$73,380	$24,527	$114,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	105,891	63,449	56,921
Amortization of deferred financing costs, discount and debt premium	6,289	3,520	(4,372)
Equity in loss (income) of unconsolidated affiliates	367	—	(3,460)
Loss on early retirement of debt	38,430	155	1,937
Gain on valuation of unconsolidated affiliate	—	—	(35,582)
Change in fair value of acquisition related contingencies	37	57	90
Stock compensation expense	6,322	3,341	1,488
Loss on sale or disposal of property and equipment	319	836	6
Provision (benefit) for bad debt	531	161	(18)
Impairment charges	38,016	—	—
(Benefit) provision for deferred income taxes	(112,561)	11,201	(70,731)
Change in operating assets and liabilities:
Sale of trading securities	101	—	—
Accounts receivable	(19,110)	(4,874)	2,955
Inventory	105	687	(71)
Prepaid expenses and other assets	(629)	(1,654)	2,094
Interest payable	10,974	(344)	(14,112)
Income taxes payable	(470)	—	(137)
Accounts payable and accrued liabilities	(18,106)	(6,349)	4,750
Net cash provided by operating activities	129,886	94,713	56,004
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment, net	(83,522)	(47,380)	(36,762)
Reimbursement of capital expenditures from West Virginia regulatory authorities	361	4,207	1,266
Proceeds from sale of property and equipment	135	1,560	153
Net cash used in business combinations	(1,313,051)	(194)	(124,768)
Investment in and loans to unconsolidated affiliate	(604)	—	(1,010)
Decrease in other assets, net	—	659	115
Net cash used in investing activities	(1,396,681)	(41,148)	(161,006)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of New Term Loan	1,450,000	—	—
Proceeds from issuance of 6% Senior Notes	875,000	—	—
Proceeds from issuance of 7% Senior Notes	—	—	375,000
Borrowings under New Revolving Credit Facility	166,953	—	—
Payments (proceeds) under Term Loan	(1,062)	(4,250)	425,000
Payments under New Term Loan	(493,250)	—	—
Payments under New Revolving Credit Facility	(166,953)	—	—
Borrowings under Prior Revolving Credit Facility	41,000	73,000	131,000
Payments under Prior Revolving Credit Facility	(29,000)	(137,500)	(37,500)
Retirement of Term Loan	(417,563)	—	—
Retirement of Prior Revolving Credit Facility	(41,000)	—	—
Debt premium proceeds	27,500	—	—
Payment of other long-term obligation	(43)	—	—
Principal payments under 7% Senior Notes	—	—	(2,125)
Retirement of long-term debt	—	—	(728,664)
Payments on capital leases	(490)	(274)	(88)
Debt issuance costs	(51,526)	(4,288)	(25,820)
Call premium on early retirement of debt	—	—	(44,090)
Taxes paid related to net share settlement of equity awards	(11,365)	(744)	—
Proceeds from exercise of stock options	2,900	385	—
Net cash provided by (used in) financing activities	1,351,101	(73,671)	92,713
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS AND RESTRICTED CASH	84,306	(20,106)	(12,289)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, BEGINNING OF YEAR	63,443	83,549	95,838
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, END OF YEAR	$147,749	$63,443	$83,549

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH TO AMOUNTS REPORTED WITHIN THE CONDENSED CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$134,596	$61,029	$78,278
Restricted cash	3,267	2,414	5,271
Restricted cash included in other noncurrent assets	9,886	—	—
Total cash, cash equivalents and restricted cash	$147,749	$63,443	$83,549

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$84,604	$47,696	$78,378
Local income taxes paid	246	1,662	1,198
NON-CASH FINANCING ACTIVITIES
Net change in payables for capital expenditures	(317)	4,222	500
Equipment acquired under capital leases	—	—	870

The accompanying notes are an integral part of these consolidated financial statements.

ELDORADO RESORTS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2017

Note 1. Organization and Basis of Presentation

The accompanying consolidated financial statements include the accounts of Eldorado Resorts, Inc. (“ERI” or the “Company”), a Nevada corporation formed in September 2013, and its consolidated subsidiaries. The Company acquired Mountaineer, Presque Isle Downs and Scioto Downs in September 2014 pursuant to a merger (the “MTR Merger”) with MTR Gaming Group, Inc. (“MTR Gaming”) and in November 2015 it acquired Circus Reno and the interests in the Silver Legacy that it did not own prior to such date (the “Reno Acquisition”).

Throughout the year ended December 31, 2017, ERI owned and operated the following properties:

•

Eldorado Resort Casino Reno (“Eldorado Reno”)—A 814-room hotel, casino and entertainment facility connected via an enclosed skywalk to Silver Legacy and Circus Reno located in downtown Reno, Nevada that includes 1,125 slot machines and 46 table games;

•

Silver Legacy Resort Casino (“Silver Legacy”)—A 1,711-room themed hotel and casino connected via an enclosed skywalk to Eldorado Reno and Circus Reno that includes 1,187 slot machines, 63 table games and a 13 table poker room;

•

Circus Circus Reno (“Circus Reno”)—A 1,571-room hotel-casino and entertainment complex connected via an enclosed skywalk to Eldorado Reno and Silver Legacy that includes 712 slot machines and 24 table games;

•

Eldorado Resort Casino Shreveport (“Eldorado Shreveport”)—A 403-room, all suite art deco-style hotel and tri-level riverboat dockside casino situated on the Red River in Shreveport, Louisiana that includes 1,397 slot machines, 52 table games and an eight table poker room;

•

Mountaineer Casino, Racetrack & Resort (“Mountaineer”)—A 357-room hotel, casino, entertainment and live thoroughbred horse racing facility located on the Ohio River at the northern tip of West Virginia’s northwestern panhandle that includes 1,508 slot machines and 36 table games, including a 10 table poker room;

•

Presque Isle Downs & Casino (“Presque Isle Downs”)—A casino and live thoroughbred horse racing facility with 1,593 slot machines, 33 table games and a seven table poker room located in Erie, Pennsylvania; and

•

Eldorado Gaming Scioto Downs (“Scioto Downs”)—A modern “racino” offering 2,245 VLTs, harness racing and a 118-room third party hotel connected to Scioto Downs located 15 minutes from downtown Columbus, Ohio.

In addition, on May 1, 2017, the Company consummated its acquisition of Isle of Capri Casinos, Inc. and acquired the following properties:

•

Isle Casino Hotel—Black Hawk (“Isle Black Hawk”)—A land-based casino on an approximately 10-acre site in Black Hawk, Colorado that includes 1,026 slot machines, 27 table games, a nine table poker room and a 238-room hotel;

•

Lady Luck Casino—Black Hawk (“Lady Luck Black Hawk”)—A land-based casino across the intersection from Isle Casino Hotel in Black Hawk Colorado, that includes 452 slot machines, 10 table games, five poker tables and a 164-room hotel with a parking structure connecting Isle Casino Hotel-Black Hawk and Lady Luck Casino-Black Hawk;

•

Isle Casino Racing Pompano Park (“Pompano”)—A casino and harness racing track on an approximately 223-acre owned site in Pompano Beach, Florida that includes 1,455 slot machines and a 45 table poker room;

•

Isle Casino Bettendorf (“Bettendorf”)—A land-based single-level casino located off Interstate 74 in Bettendorf, Iowa that includes 978 slot machines and 20 table games with two hotel towers with 509 hotel rooms;

•	Isle Casino Waterloo (“Waterloo”)—A single-level land-based casino in Waterloo, Iowa that includes 940 slot machines, 25 table games, and a 194-room hotel;
•

Isle of Capri Casino Hotel Lake Charles (“Lake Charles”)—A gaming vessel on an approximately 19 acre site in Lake Charles, Louisiana, with 1,173 slot machines, 47 table games, including 13 poker tables, and two hotels offering 493 rooms;

•	Isle of Capri Casino Lula (“Lula”)—Two dockside casinos in Lula, Mississippi with 875 slot machines and 20 table games, two on-site hotels with a total of 486 rooms and a 28-space RV Park;
•	Lady Luck Casino Vicksburg (“Vicksburg”)—A dockside casino in Vicksburg, Mississippi that includes 616 slot machines, nine table games and a hotel with a total of 89 rooms;
•	Isle of Capri Casino Boonville (“Boonville”)—A single-level dockside casino in Boonville, Missouri that includes 893 slot machines, 20 table games and a 140-room hotel;
•

Isle Casino Cape Girardeau (“Cape Girardeau”)—A dockside casino and pavilion and entertainment center in Cape Girardeau, Missouri that includes 872 slot machines and 24 table games, including four poker tables;

•	Lady Luck Casino Caruthersville (“Caruthersville”)—A riverboat casino located along the Mississippi River in Caruthersville, Missouri that includes 516 slot machines and nine table games;
•	Isle of Capri Casino Kansas City (“Kansas City”)—A dockside casino located close to downtown Kansas City, Missouri offering 966 slot machines and 18 table games; and
•	Lady Luck Casino Nemacolin (“Nemacolin”)—A casino property located on the 2,000-acre Nemacolin Woodlands Resort in Western Pennsylvania that includes 600 slot machines and 28 table games.

In addition, Scioto Downs, through its subsidiary RacelineBet, Inc., also operates Racelinebet.com, a national account wagering service that offers online and telephone wagering on horse races as a marketing affiliate of TwinSpires.com, an affiliate of Churchill Downs, Inc.

Acquisition of Isle of Capri Casinos, Inc. and Refinancing

On May 1, 2017 (the “Isle Acquisition Date”), the Company completed its acquisition of Isle of Capri Casinos, Inc. pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of September 19, 2016 with Isle of Capri Casinos, Inc., a Delaware corporation (“Isle” or “Isle of Capri”), Eagle I Acquisition Corp., a Delaware corporation and a direct wholly-owned subsidiary of the Company, and Eagle II Acquisition Company LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of the Company (the “Isle Acquisition” or the “Isle Merger”). As a result of the Isle Merger, Isle became a wholly-owned subsidiary of ERI and, at the effective time of the Isle Merger, each outstanding share of Isle’s stock converted into the right to receive $23.00 in cash or 1.638 shares of ERI common stock (the “Stock Consideration”), at the election of the applicable Isle shareholder and subject to proration such that the outstanding shares of Isle common stock were exchanged for aggregate consideration comprised of 58% cash, or $552.0 million, and 42% ERI common stock, or 28.5 million newly issued shares of ERI common stock. The total purchase consideration was $1.93 billion (See Note 3).

In connection with the Isle Acquisition, the Company completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300.0 million and (b) $375.0 million of senior unsecured notes. The proceeds of such borrowings were used to pay the cash portion of the consideration payable in the Isle Merger, refinance all of Isle’s existing credit facilities, redeem or otherwise repurchase all of Isle’s senior and senior subordinated notes, refinance the Company’s existing credit facility and pay transaction fees and expenses related to the foregoing (See Note 9 for further discussion of the refinancing transaction and terms of such indebtedness).

On September 13, 2017, the Company issued an additional $500.0 million in aggregate principal amount of its 6% Senior Notes (as defined below) at an issue price equal to 105.5% of the principal amount. The 6% Senior Notes were issued as additional notes under the New Indenture dated March 29, 2017 (as defined below), as supplemented by the supplemental indenture dated as of May 1, 2017 between the Company, the guarantors party thereto and U.S. Bank National Association, pursuant to which the Company previously issued $375.0 million aggregate principal amount of 6% Senior Notes. The additional 6% Senior Notes formed part of a single class of securities together with the initial 6% Senior Notes for all purposes under the New Indenture, including waivers, amendments, redemptions and offers to purchase.

Transaction expenses attributed to the Isle Acquisition are reported on the accompanying statements of income related to legal, accounting, financial advisory services, severance, stock awards and other costs totaling $92.8 million and $8.6 million during the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, $0.1 million of accrued costs and expenses related to the Isle Acquisition are included in accrued other liabilities. Additionally, we recognized a loss of $27.3 million for the year ended December 31, 2017 related to the extinguishment of Isle debt and the payment of interest and call premiums in conjunction with the Isle Acquisition.

On August 22, 2016, Isle entered into a definitive agreement (the “Agreement”) to sell its casino and hotel property in Lake Charles, Louisiana, for $134.5 million, subject to a customary purchase price adjustment, to an affiliate of Laguna Development Corporation (the “Buyer”), a Pueblo of Laguna-owned business based in Albuquerque, New Mexico. The Agreement was assumed by the Company at the Isle Acquisition Date. On November 21, 2017, the Company terminated the Agreement. The closing of the transaction was subject to certain closing conditions, including obtaining certain gaming approvals, and was to occur on or before the termination date, which had been extended by the parties to November 20, 2017. The Buyer did not obtain the required gaming approvals prior to the termination date, and pursuant to the terms of the Agreement, the Company retained the Buyer’s $20.0 million deposit. The Buyer agreed to the termination and its terms. The $20.0 million forfeited deposit was recorded as income on the accompanying statements of income as “Proceeds from Terminated Sale.” In previous periods, the operations of Lake Charles have been classified as discontinued operations and as assets held for sale for all periods presented. As a result of the termination, Lake Charles is no longer classified as assets held for sale and accounted for as discontinued operations and is included in our results of operations for the eight-month period from the Isle Acquisition Date through December 31, 2017.

Note 2. Summary of Significant Accounting Policies

Principles of Consolidation.  The accompanying consolidated financial statements include the accounts of the Company as described in Note 1. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates incorporated into the Company’s consolidated financial statements include estimated useful lives for depreciable and amortizable assets, estimated allowance for doubtful accounts receivable, estimated cash flows in assessing goodwill and indefinite-lived intangible assets for impairment and the recoverability of long‑lived assets, self‑insurance reserves, players’ club liabilities, contingencies and litigation, claims and assessments, and fair value measurements related to the Company’s long‑term debt. Actual results could differ from these estimates.

Cash and Cash Equivalents.  Cash equivalents include investments in money market funds. Investments in this category can be redeemed immediately at the current net asset value per share. A money market fund is a mutual fund whose investments are primarily in short‑term debt securities designed to maximize current income with liquidity and capital preservation, usually maintaining per share net asset value at a constant amount, such as one dollar. Cash and cash equivalents also includes cash maintained for gaming operations. The carrying amounts approximate the fair value because of the short maturity of those instruments (Level 1).

Restricted Cash and Investments.  Restricted cash includes cash reserved for unredeemed winning tickets from the Company’s racing operations, funds related to horsemen’s fines and certain simulcasting funds that are restricted to payments for improving horsemen’s facilities and racing purses, cash deposits that serve as collateral for letters of credit, surety bonds and short-term certificates of deposit that serve as collateral for certain bonding requirements. The estimated fair values of our restricted cash and investments are based upon quoted prices available in active markets (Level 1), or quoted prices for similar assets in active and inactive markets (Level 2), and represent the amounts we would expect to receive if we sold our restricted cash and investments. Restricted investments, included in Other Assets, net, relate to trading securities pledged as collateral by our captive insurance wholly-owned subsidiary.

The Company also has certificates of deposit which are used for security with the Nevada Department of Insurance for its self‑insured workers compensation, West Virginia Division of Environmental Protection and Port Resources for the land lease at Lake Charles. The Nevada certificate of deposit of $628,000 matured on January 28, 2018 at which time it was renewed and the maturity date was extended to January 29, 2019. The West Virginia certificates of deposits in the amounts of $123,000 and $76,000 both mature on October 27, 2018 and the Lake Charles certificate of deposit is for $1.0 million and matures on July 13, 2018.

Marketable Securities. Marketable securities consist primarily of trading securities held by the Company’s captive insurance subsidiary. The trading securities are primarily debt and equity securities that are purchased with the intention to resell in the near term. The trading securities are carried at fair value with changes in fair value recognized in current period income, and this accounting policy was implemented as of the Isle Acquisition Date. For the year ended December 31, 2017, we recorded a $0.1 million loss related to the change in fair value which is included in corporate expenses in the accompanying statements of income.

Accounts Receivable and Credit Risk.  Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company issues markers to approved casino customers following background checks and assessments of creditworthiness. Trade receivables, including casino and hotel receivables, are typically non‑interest bearing. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company’s receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes that as of December 31, 2017 and 2016, no significant concentrations of credit risk related to receivables existed.

Inventories.  Inventories are stated at the lower of average cost, using a first‑in, first‑out basis, or market. Inventories consist primarily of food and beverage, retail merchandise and operating supplies.

Property and Equipment.  Property and equipment are stated at cost. Depreciation is computed using the straight‑line method over the estimated useful life of the asset or the term of the capitalized lease, whichever is less. Costs of major improvements are capitalized, while costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on the disposal of property and equipment are included in operating income.

Buildings and improvements	10 to 40 years
Land improvements	10 to 20 years
Furniture, fixtures and equipment	3 to 20 years
Riverboat	10 to 25 years

Investment in Unconsolidated Affiliates. The Company’s investments in unconsolidated affiliates which are 50% or less owned are accounted for under the equity method and included in other assets, net. The Company does have variable interests in variable interest entities; however, we are not the primary beneficiary. All intercompany balances and transactions have been eliminated in consolidation.

The Company considers whether the fair values of any of its equity method investments have declined below their carrying value whenever adverse events or changes in circumstances indicate that recorded values may not be recoverable. Estimated fair value is determined using a discounted cash flow analysis based on estimated future results of the investee and market indicators of terminal year capitalization rate. There were no impairments of the Company’s equity method investments during 2017, 2016 or 2015.

Goodwill and Other Intangible Assets and Non‑Operating Real Properties.  Goodwill represents the excess of purchase price over fair market value of net assets acquired in business combinations. Goodwill and indefinite-lived intangible assets must be reviewed for impairment at least annually and between annual test dates in certain circumstances. The Company performs its annual impairment tests in the fourth quarter of each fiscal year. As a result of the annual impairment review for goodwill and indefinite-lived intangible assets, the Company recorded impairment charges of $34.9 million and $3.1 million related to goodwill and trade names, respectively, in 2017. No impairments were indicated as a result of the annual impairment review for goodwill and indefinite-lived intangible assets in 2016 or 2015.

We have designated certain assets, consisting principally of land and undeveloped properties, as non‑operating real property and have declared our intent to sell those assets. However, we do not anticipate that we will be able to sell the majority of the assets within the next twelve months. As such, these properties are not classified as held‑for‑sale as of December 31, 2017.

Indefinite‑Lived Intangible Assets.  Indefinite‑lived intangible assets consist primarily of expenditures associated with obtaining racing and gaming licenses. Indefinite‑lived intangible assets are not subject to amortization, but are subject to an annual impairment test. If the carrying amount of an indefinite‑lived intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess amount.

Self‑Insurance Reserves.  The Company is self‑insured for various levels of general liability, employee medical insurance coverage and workers’ compensation coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of estimates for claims incurred but not yet reported. We utilize independent consultants to assist management in its determination of estimated insurance liabilities. While the total cost of claims incurred depends on future developments, in managements’ opinion, recorded reserves are adequate to cover future claims payments. Self-insurance reserves for employee medical claims and workers’ compensations are included in accrued payroll and related on the consolidated balance sheets. Self-insurance reserves for general liability claims are included in accrued other liabilities on the consolidated balance sheets.

Outstanding Chip Liability.  The Company recognizes the impact on gaming revenues on an annual basis to reflect an estimate of the change in the value of outstanding chips that are not expected to be redeemed. This estimate is determined by measuring the difference between the total value of chips placed in service less the value of chips in the inventory of chips under our control. This measurement is performed on an annual basis utilizing a methodology in which a consistent formula is applied to estimate the percentage value of chips not in custody that are not expected to be redeemed. In addition to the formula, certain judgments are made with regard to various denominations and souvenir chips. The outstanding chip liability is included in accrued other liabilities on the consolidated balance sheets.

Loyalty Program.  The Company offers programs at its properties whereby our participating customers can accumulate points for wagering that can be redeemed for credits for free play on slot machines, lodging, food and beverage, merchandise and in limited situations, cash. The incentives earned by customers under these programs are based on previous revenue transactions and represent separate performance obligations. Points earned, less estimated breakage, are recorded as a reduction of casino revenues at the retail value of such benefits owed to the customer and recognized as departmental revenue based on where such points are redeemed, upon fulfillment of the performance obligation. The loyalty program liability represents a deferral of revenue until redemption occurs, which is typically less than one year.

For purposes of allocating the transaction price in a wagering contract between the wagering performance obligation and the obligation associated with the loyalty points earned, the Company allocates an amount to the loyalty point contract liability based on the stand-alone selling price of the points earned, which is determined by the value of a point that can be redeemed for a non-gaming good or service. An amount is allocated to the gaming wager performance obligation using the residual approach as the stand-alone price for wagers is highly variable and no set established price exists for such wagers. The allocated revenue for gaming wagers is recognized when the wagers occur as all such wagers settle immediately. The loyalty point contract liability amount is deferred and recognized as revenue when the customer redeems the points for the nongaming good or service at the time such goods or services are delivered to the customer.

Casino Revenue and Pari-mutuel Commissions. The Company recognizes as casino revenue (transaction price) the net win from gaming activities, which is the difference between gaming wins and losses, not the total amount wagered. Progressive jackpots are accrued and charged to revenue at the time the obligation to pay the jackpot is established. Gaming revenues are recognized net of certain cash and free play incentives. Pari-mutuel commissions consist of commissions earned from thoroughbred and harness racing and importing of simulcast signals from other race tracks and are recognized at the time wagers are made. Such commissions are a designated portion of the wagering handle as determined by state racing commissions, and are shown net of the taxes assessed by state and local agencies, as well as purses and other contractual amounts paid to horsemen associations. The Company recognizes revenues from fees earned through the exporting of simulcast signals to other race tracks at the time wagers are made. Such fees are based upon a predetermined percentage of handle as contracted with the other race tracks.

Gaming wager contracts involve two performance obligations for those customers earning points under the Company’s loyalty program and a single performance obligation for customers who don’t participate in the program. The Company applies a practical expedient by accounting for its gaming contracts on a portfolio basis as such wagers have similar characteristics and the Company reasonably expects the effects on the financial statements of applying the revenue recognition guidance to the portfolio to not differ materially from that which would result if applying the guidance to an individual wagering contract.

Complimentaries. The Company offers discretionary coupons and other discretionary complimentaries to customers outside of the loyalty program. The retail value of complimentary food, beverage, hotel rooms and other services provided to customers, including loyalty point redemptions, is recognized in revenues when the goods or services are transferred to the customer. Complimentaries provided by third parties at the discretion and under the control of the Company is recorded as an expense when incurred. The Company’s revenues included complimentaries and loyalty point redemptions of $172.4 million, $112.8 million and $112.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Non-gaming Revenue. Hotel, food and beverage, and other operating revenues are recognized as services are performed. The transaction price for hotel, food and beverage contracts is the net amount collected from the customer for such goods and services. Hotel, food and beverage services have been determined to be separate, stand-alone performance obligations and the transaction price for such contracts is recorded as revenue as the good or service is transferred to the customer over the customer’s stay at the hotel or when the delivery is made for the food and beverage. Advance deposits for future hotel occupancy, convention space or food and beverage services contracts are recorded as deferred income until the revenue recognition criteria has been met. The Company also provides goods and services that may include multiple performance obligations, such as for packages, for which revenues are allocated on a pro rata basis based on each service's stand-alone selling price.

The Company’s consolidated statement of operations presents net revenue disaggregated by type or nature of the good or service (i.e., casino, pari-mutuel, food and beverage, hotel and other). A summary of net revenues disaggregated by type of revenue and reportable segment is presented below (amounts in thousands). Refer to Note 18 for a discussion of the Company’s reportable segments.

	Twelve Months Ended December 31, 2017
	West	Midwest	South	East	Corporate and Other	Total
Casino	$186,779	$231,366	$262,937	$403,932	$—	$1,085,014
Pari-mutuel commissions	—	—	5,743	8,270	—	14,013
Food and beverage	102,244	20,452	42,114	33,436	—	198,246
Hotel	91,811	12,177	21,459	7,891	—	133,338
Other	29,485	4,884	6,006	9,306	506	50,187
Net revenues	$410,319	$268,879	$338,259	$462,835	$506	$1,480,798

	Twelve Months Ended December 31, 2016
	West	Midwest	South	East	Corporate and Other	Total
Casino	$121,623	$—	$92,108	$377,740	$—	$591,471
Pari-mutuel commissions	—	—	—	8,544	—	8,544
Food and beverage	96,708	—	26,133	32,376	—	155,217
Hotel	79,880	—	12,246	8,336	—	100,462
Other	29,330	—	3,070	12,371	—	44,771
Net revenues	$327,541	$—	$133,557	$439,367	$—	$900,465

	Twelve Months Ended December 31, 2015
	West	Midwest	South	East	Corporate and Other	Total
Casino	$52,547	$—	$98,051	$392,006	$—	$542,604
Pari-mutuel commissions	—	—	—	8,996	—	8,996
Food and beverage	45,556	—	25,028	32,237	—	102,821
Hotel	23,502	—	11,940	8,452	—	43,894
Other	8,607	—	3,298	14,125	—	26,030
Net revenues	$130,212	$—	$138,317	$455,816	$—	$724,345

Advertising.  Advertising costs are expensed in the period the advertising initially takes place and are included in marketing and promotions expenses. Advertising costs included in marketing and promotion expenses were $33.0 million, $15.5 million and $11.0 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Income Taxes.  We account for income taxes in accordance with ASC Topic 740, Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred income tax liabilities and deferred income tax assets for the difference between the book basis and tax basis of assets and liabilities. We have recorded valuation allowances related to net operating loss carry forwards and certain temporary differences. Recognizable future tax benefits are subject to a valuation allowance, unless such tax benefits are determined to be more-likely-than-not realizable. We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense.

Stock‑Based Compensation. We account for stock‑based compensation in accordance with ASC Topic 718, Compensation—Stock Compensation. ASC 718 requires all share‑based payments to employees and non‑employee members of the Board of Directors, including grants of stock options and restricted stock units (“RSUs”), to be recognized in the consolidated statements of income based on their fair values and that compensation expense be recognized for awards over the requisite service period of the award or until an employee’s eligible retirement date, if earlier.

Earnings per Share.  Basic earnings per share is computed by dividing net income (loss) by the weighted average shares outstanding during the reporting period. Diluted earnings per share is computed similarly to basic earnings per share except that the weighted average shares outstanding are increased to include additional shares from the assumed exercise of stock options and the assumed vesting of restricted share units, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options were exercised, that outstanding restricted share units were released and that the proceeds from such activities were used to acquire shares of common stock at the average market price during the reporting period.

Reclassifications. Certain reclassifications of prior period presentations have been made to conform to the current period presentation.

Recently Adopted Accounting Pronouncements

ASU 2016-18

In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2016-18 was issued related to the inclusion of restricted cash in the statement of cash flows. This new guidance requires that a statement of cash flows present the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalent. This update is effective in fiscal years, including interim periods, beginning after December 15, 2017. The Company adopted this standard effective January 1, 2018, and elected to apply the full retrospective adoption method. Upon adoption, the Company included a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total shown in the Consolidated Statements of Cash Flows. Adoptions of this guidance had no other impact on the Consolidated Financial Statements or disclosures.

Certain amounts have been retrospectively reclassified for the years ended December 31 2017, 2016 and 2015 to reflect the change in the Company’s Consolidated Statements of Cash Flows required with the adoption of ASU No. 2016-18

ASC Topic 606

In May 2014 (amended January 2017), the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers,” (ASC 606) which provides a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and eliminates existing industry guidance, including revenue recognition guidance specific to the gaming industry. The core principle of the revenue model indicates that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

The Company adopted this standard effective January 1, 2018, and elected to apply the full retrospective adoption method.

The adoption of ASC 606 on January 1, 2018 principally affected the presentation of promotional allowances and how the Company measured the liability associated with our customer loyalty programs. The presentation of gross revenues for complimentary goods and services provided to guests with a corresponding offsetting amount included in promotional allowances was eliminated. This adjustment in presentation of promotional allowances did not have an impact on the Company’s historically reported net operating revenues. The majority of such amounts previously included in promotional allowances now offset casino revenues based on an allocation of revenues to performance obligations using stand-alone selling price. Food, beverage, lodging and other services furnished to our guests on a complimentary basis are measured at the respective estimated standalone selling prices and included as revenues within food and beverage, lodging, and retail, entertainment and other, which generally resulted in a corresponding decrease in gaming revenues. The costs of providing such complimentary goods and services are included as expenses within food and beverage, lodging, and retail, entertainment and other.

Additionally, as a result of the adoption of the new standard, certain adjustments and other reclassifications to and between revenue categories and to and between expense categories were required; however, the amounts associated with such adjustments did not have a significant impact on the Company’s previously reported operating income or net income.

Liabilities associated with our customer loyalty programs are no longer valued at cost; rather a deferred revenue model is used to account for the classification and timing of revenue to be recognized related to the redemption of loyalty program liabilities by our customers. Points earned under the Company’s loyalty programs are deemed to be separate performance obligations, and recorded as a reduction of casino revenues when earned at the retail value of such benefits owed to the customer and recognized as departmental revenue based on where such points are redeemed, upon fulfillment of the performance obligation.

The Company elected to adopt the full retrospective method to apply the new guidance to each prior reporting period presented as if it had been in effect since January 1, 2015, with a pre-tax cumulative effect adjustment to our retained earnings upon adoption of $4.7 million. Net of tax, the cumulative effect adjustment to our retained earnings upon adoption was $3.5 million. This was primarily related to our loyalty program point liability, which increased from an estimated incremental cost model to a deferred revenue model at retail value.

The impact of adoption of ASC 606 to the previously reported condensed Consolidated Balance Sheets as of December 31, 2017 and 2016 was as follows:

	As of December 31, 2017
(In thousands)	As Reported	ASC 606 Adjustments	As Adjusted
Accrued other liabilities	$61,346	$4,692	$66,038
Deferred income taxes	164,130	(1,163)	162,967
Total liabilities	2,601,346	3,529	2,604,875
Retained earnings	198,500	(3,529)	194,971
Total stockholders' equity	945,126	(3,529)	941,597
Total liabilities and stockholders' equity	3,546,472	—	3,546,472

	As of December 31, 2016
(In thousands)	As Reported	ASC 606 Adjustments	As Adjusted
Accrued other liabilities	$27,648	$3,856	$31,504
Deferred income taxes	90,385	(1,374)	89,011
Total liabilities	995,593	2,482	998,075
Retained earnings	124,560	(2,482)	122,078
Total stockholders' equity	298,451	(2,482)	295,969
Total liabilities and stockholders' equity	1,294,044	—	1,294,044

The impact of adoption ASC 606 to the previously reported Consolidated Statements of Income for the years ended December 31, 2017, 2016 and 2015 was as follows:

	For the Year Ended
	December 31, 2017
(In thousands)	As Reported	ASC 606 Adjustments	As Adjusted
REVENUES:
Casino	$1,228,540	$(143,526)	$1,085,014
Pari-mutuel commissions	14,134	(121)	14,013
Food and beverage	193,260	4,986	198,246
Hotel	119,095	14,243	133,338
Other	51,560	(1,373)	50,187
	1,606,589	(125,791)	1,480,798
Less-promotional allowances	(133,085)	133,085	—
Net operating revenues	1,473,504	7,294	1,480,798
EXPENSES:
Casino	638,362	(90,924)	547,438
Pari-mutuel commissions	13,509	142	13,651
Food and beverage	94,723	75,125	169,848
Hotel	34,282	16,293	50,575
Other	26,030	6,126	32,156
Marketing and promotions	82,525	649	83,174
General and administrative	241,095	(58)	241,037
Corporate	30,739	—	30,739
Impairment charges	38,016	—	38,016
Depreciation and amortization	105,891	—	105,891
Total operating expenses	1,305,172	7,353	1,312,525
LOSS ON SALE OR DISPOSAL OF PROPERTY AND EQUIPMENT	(319)	—	(319)
PROCEEDS FROM TERMINATED SALE	20,000	—	20,000
TRANSACTION EXPENSES	(92,777)	—	(92,777)
EQUITY IN (LOSS) INCOME OF UNCONSOLIDATED AFFILIATES	(367)	—	(367)
OPERATING INCOME	94,869	(59)	94,810
OTHER INCOME (EXPENSE):
Interest expense, net	(99,769)	—	(99,769)
Loss on early retirement of debt, net	(38,430)	—	(38,430)
Total other expense	(138,199)	—	(138,199)
NET (LOSS) INCOME BEFORE INCOME TAXES	(43,330)	(59)	(43,389)
BENEFIT (PROVISION) FOR INCOME TAXES	117,270	(501)	116,769
NET INCOME	$73,940	$(560)	$73,380
Net Income per share of Common Stock:
Basic	$1.10	$(0.01)	$1.09
Diluted	$1.09	$(0.01)	$1.08
Weighted Average Basic Shares Outstanding	67,133,531	—	67,133,531
Weighted Average Diluted Shares Outstanding	68,102,814	—	68,102,814

	For the Year Ended
	December 31, 2016
(In thousands)	As Reported	ASC 606 Adjustments	As Adjusted
REVENUES:
Casino	$693,013	$(101,542)	$591,471
Pari-mutuel commissions	8,600	(56)	8,544
Food and beverage	142,032	13,185	155,217
Hotel	94,312	6,150	100,462
Other	45,239	(468)	44,771
	983,196	(82,731)	900,465
Less-promotional allowances	(90,300)	90,300	—
Net operating revenues	892,896	7,569	900,465
EXPENSES:
Casino	390,325	(47,892)	342,433
Pari-mutuel commissions	9,787	—	9,787
Food and beverage	81,878	40,720	122,598
Hotel	30,746	10,466	41,212
Other	26,921	3,855	30,776
Marketing and promotions	40,600	290	40,890
General and administrative	130,172	548	130,720
Corporate	19,880	—	19,880
Depreciation and amortization	63,449	—	63,449
Total operating expenses	793,758	7,987	801,745
LOSS ON SALE OR DISPOSAL OF PROPERTY AND EQUIPMENT	(836)	—	(836)
TRANSACTION EXPENSES	(9,184)	—	(9,184)
OPERATING INCOME	89,118	(418)	88,700
OTHER INCOME (EXPENSE):
Interest expense, net	(50,917)	—	(50,917)
Loss on early retirement of debt, net	(155)	—	(155)
Total other expense	(51,072)	—	(51,072)
NET (LOSS) INCOME BEFORE INCOME TAXES	38,046	(418)	37,628
BENEFIT (PROVISION) FOR INCOME TAXES	(13,244)	143	(13,101)
NET INCOME	$24,802	$(275)	$24,527
Net Income per share of Common Stock:
Basic	$0.53	$(0.01)	$0.52
Diluted	$0.52	$(0.01)	$0.51
Weighted Average Basic Shares Outstanding	47,033,311	—	47,033,311
Weighted Average Diluted Shares Outstanding	47,701,562	—	47,701,562

	For the Year Ended
	December 31, 2015
(In thousands)	As Reported	ASC 606 Adjustments	As Adjusted
REVENUES:
Casino	$614,227	$(71,623)	$542,604
Pari-mutuel commissions	9,031	(35)	8,996
Food and beverage	97,740	5,081	102,821
Hotel	37,466	6,428	43,894
Other	26,077	(47)	26,030
	784,541	(60,196)	724,345
Less-promotional allowances	(64,757)	64,757	—
Net operating revenues	719,784	4,561	724,345
EXPENSES:
Casino	357,572	(36,956)	320,616
Pari-mutuel commissions	9,973	—	9,973
Food and beverage	52,606	31,961	84,567
Hotel	11,307	6,686	17,993
Other	15,325	2,150	17,475
Marketing and promotions	31,227	129	31,356
General and administrative	96,870	486	97,356
Corporate	16,469	—	16,469
Depreciation and amortization	56,921	—	56,921
Total operating expenses	648,270	4,456	652,726
LOSS ON SALE OR DISPOSAL OF PROPERTY AND EQUIPMENT	(6)	—	(6)
TRANSACTION EXPENSES	(2,452)	—	(2,452)
EQUITY IN (LOSS) INCOME OF UNCONSOLIDATED AFFILIATES	3,460	—	3,460
OPERATING INCOME	72,516	105	72,621
OTHER INCOME (EXPENSE):
Interest expense, net	(61,558)	—	(61,558)
Gain on valuation of unconsolidated affiliate	35,582	—	35,582
Loss on early retirement of debt, net	(1,937)	—	(1,937)
Total other expense	(27,913)	—	(27,913)
NET (LOSS) INCOME BEFORE INCOME TAXES	44,603	105	44,708
BENEFIT (PROVISION) FOR INCOME TAXES	69,580	(42)	69,538
NET INCOME	$114,183	$63	$114,246
Net Income per share of Common Stock:
Basic	$2.45	$—	$2.45
Diluted	$2.43	$—	$2.43
Weighted Average Basic Shares Outstanding	46,550,042	—	46,550,042
Weighted Average Diluted Shares Outstanding	47,008,980	—	47,008,980

The impact of adoption of ASU 2016-18 and ASC 606 to the previously reported condensed Consolidated Statements of Cash Flows for the years ended December 31, 2017, 2016 and 2015 was as follows:

	As of December 31, 2017
(In thousands)	As Reported	ASC 606 Adjustments	ASU 2016-18 Adjustments	As Adjusted
Net income	$73,940	$(560)	—	$73,380
(Benefit) provision for deferred income taxes	(113,062)	501	—	(112,561)
Accounts payable and accrued liabilities	(18,165)	59	—	(18,106)
Net cash provided by operating activities	130,241	—	(355)	129,886
Net cash used in investing activities	(1,407,775)	—	11,094	(1,396,681)

Cash, cash equivalents and restricted cash, beginning of period	61,029	—	2,414	63,443
Increase in cash, cash equivalents and restricted cash	73,567	—	10,739	84,306
Cash, cash equivalents and restricted cash, end of period	$134,596	$—	$13,153	$147,749

	As of December 31, 2016
(In thousands)	As Reported	ASC 606 Adjustments	ASU 2016-18 Adjustments	As Adjusted
Net income	$24,802	$(275)	—	$24,527
(Benefit) provision for deferred income taxes	11,344	(143)	—	11,201
Accounts payable and accrued liabilities	(6,767)	418	—	(6,349)
Net cash provided by operating activities	97,570	—	(2,857)	94,713

Cash, cash equivalents and restricted cash, beginning of period	78,278	—	5,271	83,549
Decrease in cash, cash equivalents and restricted cash	(17,249)	—	(2,857)	(20,106)
Cash, cash equivalents and restricted cash, end of period	$61,029	$—	$2,414	$63,443

	As of December 31, 2015
(In thousands)	As Reported	ASC 606 Adjustments	ASU 2016-18 Adjustments	As Adjusted
Net income	$114,183	$63	—	$114,246
(Benefit) provision for deferred income taxes	(70,773)	42	—	(70,731)
Accounts payable and accrued liabilities	4,855	(105)	—	4,750
Net cash provided by operating activities	56,715	—	(711)	56,004
Net cash used in investing activities	(158,754)	—	(2,252)	(161,006)

Cash, cash equivalents and restricted cash, beginning of period	87,604	—	8,234	95,838
Decrease in cash, cash equivalents and restricted cash	(9,326)	—	(2,963)	(12,289)
Cash, cash equivalents and restricted cash, end of period	$78,278	$—	$5,271	$83,549

Recently Issued Accounting Pronouncements – New Developments

In January 2017, the FASB issued Accounting Standards Update ASU No. 2017-04, “Intangibles – Goodwill and Other: Simplifying the Test for Goodwill Impairment.” This amended guidance is intended to simplify how an entity is required to test goodwill for impairment by eliminating Step 2 from the goodwill impairment test. Step 2 measures goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of goodwill. Under the amended guidance, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. The elimination of Step 2 from the goodwill impairment test should reduce the cost and complexity of evaluating goodwill for impairment. Amendments should be applied on a prospective basis disclosing the nature of and reason for the change in accounting principle upon transition. Disclosure should be provided in the first annual period and in the interim period in which the entity initially adopts the amendments. Updated amendments are effective for the interim and annual periods beginning after December 15, 2019, and early adoption is permitted. We adopted this guidance effective October 1, 2017, and, in conjunction with the Company’s annual impairment assessment, recorded a $34.9 million goodwill impairment charge in 2017.

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations – Clarifying the Definition of a Business.” This amendment is intended to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business and to provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The amendments are effective for interim and annual periods beginning after December 15, 2017. Early adoption is allowed as follows: (1) transactions for which acquisition date occurs before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and (2) transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. We currently anticipate adopting this accounting standard during the first quarter of 2018, and the adoption will result in future acquisitions which do not involve substantive processes being accounted for as asset acquisitions.

In August 2016, the FASB issued ASU No. 2016-15, “Classification of Certain Cash Receipts and Cash Payments.” This new guidance is intended to reduce diversity in practice in how certain cash receipts and payments are classified in the statement of cash flows, including debt prepayment or extinguishment costs, the settlement of contingent liabilities arising from a business combination, proceeds from insurance settlements, and distributions from certain equity method investees. The guidance is effective for interim and annual periods beginning after December 15, 2017, and early adoption is permitted. The guidance requires application using a retrospective transition method. We adopted this standard effective January 1, 2018, which should not have a significant impact on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Accounting for Credit Losses,” which amends the guidance on the impairment of financial instruments. This update adds an impairment model (known as the current expected credit losses model) that is based on expected losses rather than incurred losses. Under the new guidance, an entity recognizes, as an allowance, its estimate of expected credit losses. The effective date for this update is for the annual and interim periods beginning after December 15, 2019 and early adoption is permitted beginning after December 15, 2018. We are currently evaluating the impact of adopting this guidance on our consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02 “Leases” which addresses the recognition and measurement of leases. Under the new guidance, for all leases (with the exception of short-term leases), at the commencement date, lessees will be required to recognize a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis, and a right-of-use (“ROU”) asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. Under the new guidance, lessor accounting is largely unchanged. Further, the new lease guidance simplifies the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and liabilities, which no longer provides a source for off balance sheet financing. The effective date for this update is for the annual and interim periods beginning after December 15, 2018 with early adoption permitted. Lessees and lessors must apply a modified retrospective transition approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements.

Currently, we do not have any material capital leases or any material operating leases where we are the lessor. Our operating leases, primarily relating to certain ground leases and slot machines or VLTs, will be recorded on the balance sheet as an ROU asset with a corresponding lease liability, which will be amortized using the effective interest rate method as payments are made. The ROU asset will be depreciated on a straight-line basis and recognized as lease expense. The qualitative and quantitative effects of adoption of ASU 2016-02 are still being analyzed, and we are in the process of evaluating the full effect the new guidance will have on our consolidated financial statements including any new considerations with respect to the Isle Acquisition.

Note 3. Isle Acquisition and Reno Acquisition and Preliminary Purchase Accounting

Preliminary Purchase Price Accounting – Isle of Capri

On May 1, 2017, the Company completed its acquisition of Isle. The purchase consideration and allocation are still considered preliminary pending management’s final assessment of fair values. The total purchase consideration in the Isle Acquisition was determined with reference to the fair value on the date of the Merger Agreement as follows:

Purchase consideration calculation (dollars in thousands, except shares and stock price)	Shares	Per share
Cash paid for outstanding Isle common stock (1)			$552,050
Shares of ERI common stock issued for Isle common stock (2)	28,468,182	$19.12	544,312
Cash paid by ERI to retire Isle's long-term debt (3)			828,000
Shares of ERI common stock for Isle equity awards (4)			10,383
Purchase consideration			$1,934,745

(1)

The cash component of the consideration represents 58% of the aggregate consideration paid in the Isle Acquisition. The Merger Agreement provided that Isle stockholders could elect to exchange each share of Isle common stock for either $23.00 in cash or 1.638 shares of ERI common stock, subject to proration such that the outstanding shares of Isle common stock will be exchanged for aggregate consideration comprised of 58% cash and 42% ERI common stock. See discussion of Stock Consideration component in note (2) below.

(2)

The Stock Consideration component of the consideration represents 42% of the aggregate consideration paid in the Isle Acquisition. The Merger Agreement provided that 58% of the aggregate consideration would be paid by ERI in cash, as described in note (1) above. The remaining 42% of the aggregate consideration was paid in shares of ERI common stock. The total Stock Consideration and per share consideration above were based on the ERI stock price on April 28, 2017 (the last business day prior to Isle Acquisition Date) which was $19.12 per share.

(3)	In addition to the cash paid to retire the principal amounts outstanding of Isle’s long-term debt, ERI paid $26.6 million in premiums and interest.
(4)

This amount represents consideration paid for the replacement of Isle’s outstanding equity awards. As discussed in Note 1, Isle’s outstanding equity awards were replaced by ERI equity awards with similar terms. A portion of the fair value of ERI awards issued represents consideration transferred, while a portion represents compensation expense based on the vesting terms of the equity awards.

The following table summarizes the preliminary purchase accounting of the purchase consideration to the identifiable assets acquired and liabilities assumed in the Isle Acquisition as of the Isle Acquisition Date, with the excess recorded as goodwill. The fair values were based on management’s analysis, including preliminary work performed by third-party valuation specialists. The following table summarizes our preliminary purchase price accounting of the acquired assets and liabilities as of December 31, 2017 (dollars in thousands):

Current and other assets, net	$135,925
Property and equipment	908,816
Goodwill	715,196
Intangible assets (i)	517,470
Other noncurrent assets	15,082
Total assets	2,292,489
Current liabilities	(144,306)
Deferred income taxes (ii)	(186,772)
Other noncurrent liabilities	(26,666)
Total liabilities	(357,744)
Net assets acquired	$1,934,745

(i)	Intangible assets consist of gaming licenses, trade names, and player relationships.
(ii)	Deferred tax liabilities were derived based on fair value adjustments for property and equipment and identified intangibles.

During the three months ended December 31, 2017, the Company adjusted the Isle of Capri preliminary purchase price accounting, as disclosed in the June 30, 2017 and September 30, 2017 Form 10-Q filings, to their updated values. Except for the reclassification of the Lake Charles assets and liabilities, which were previously classified as assets held for sale as of the Isle Acquisition Date and reversed as a result of the sale termination, the updated purchase price accounting resulted in minimal changes and refinements by management.

Valuation methodologies under both a market and income approach used for the identifiable net assets acquired in the Isle Acquisition make use of Level 1 and Level 3 inputs including quoted prices in active markets and discounted cash flows using current interest rates and are provisional pending development of a final valuation.

Trade receivables and payables, inventory and other current and noncurrent assets and liabilities were valued at the existing carrying values as they represented the estimated fair value of those items at the Isle Acquisition Date, based on management’s judgement and estimates.

The fair value of land was determined using the market approach, which arrives at an indication of value by comparing the site being valued to sites that have been recently acquired in arm’s-length transactions. The market data is then adjusted for any significant differences, to the extent known, between the identified comparable sites and the site being valued. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost. With respect to personal property components of the assets, personal property assets with an active and identifiable secondary market such as riverboats, gaming equipment, computer equipment and vehicles were valued using the market approach. Other personal property assets such as furniture, fixtures, computer software, and restaurant equipment were valued using the cost approach which is based on replacement or reproduction costs of the asset.

The cost approach is an estimation of fair value developed by computing the current cost of replacing a property and subtracting any depreciation resulting from one or more of the following factors: physical deterioration, functional obsolescence, and/or economic obsolescence. The income approach incorporates all tangible and intangible property and served as a ceiling for the fair values of the acquired assets of the ongoing business enterprise, while still taking into account the premise of highest and best use. In the instance where the business enterprise value developed via the income approach was exceeded by the initial fair values of the underlying assets, an adjustment to reflect economic obsolescence was made to the tangible assets on a pro rata basis to reflect the contributory value of each individual asset to the enterprise as a whole.

The fair value of the gaming licenses was determined using the excess earnings or replacement cost methodology based on the respective states’ legislation. The excess earnings methodology, which is an income approach methodology that allocates the projected cash flows of the business to the gaming license intangible assets less charges for the use of other identifiable assets of Isle including working capital, fixed assets and other intangible assets. This methodology was considered appropriate as the gaming licenses are the primary asset of Isle and the licenses are linked to each respective facility. Under the respective state’s gaming legislation, the property specific licenses can only be acquired if a theoretical buyer were to acquire each existing facility. The existing licenses could not be acquired and used for a different facility. The properties’ estimated future cash flows were the primary assumption in the respective valuations. Cash flow estimates included net gaming revenue, gaming operating expenses, general and administrative expenses, and tax expense. The replacement cost methodology is a cost approach methodology based on replacement or reproduction cost of the gaming license as an indicator of fair value.

Trademarks are valued using the relief from royalty method, which presumes that without ownership of such trademarks, ERI would have to make a stream of payments to a brand or franchise owner in return for the right to use their name. By virtue of this asset, ERI avoids any such payments and record the related intangible value of ERI’s ownership of the brand name. The primary assumptions in the valuation included revenue, pre-tax royalty rate, and tax expense.

ERI has assigned an indefinite useful life to the gaming licenses, in accordance with its review of the applicable guidance of ASC Topic 350, “Intangibles-Goodwill and Other” (“ASC 350”). The standard required ERI to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, ERI’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, ERI determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. The acquired Isle properties currently have licenses in Louisiana, Pennsylvania, Iowa, Missouri, Mississippi, Florida and Colorado. The renewal of each state’s gaming license depends on a number of factors, including payment of certain fees and taxes, providing certain information to the state’s gaming regulator, and meeting certain inspection requirements. However, ERI’s historical experience has not indicated, nor does ERI expect, any limitations regarding its ability to continue to renew each license. No other competitive, contractual, or economic factor limits the useful lives of these assets. Accordingly, ERI has preliminarily concluded that the useful lives of these licenses are indefinite.

For the period from the Isle Acquisition Date through December 31, 2017, Isle and its subsidiaries generated net revenue of $600.1 million and net income of $102.5 million.

Final Purchase Price Accounting – Silver Legacy and Circus Reno

On November 24, 2015, the Company acquired all of the assets and properties of Circus Reno and the 50% membership interest in the Silver Legacy Joint Venture owned by Galleon, Inc. The total purchase consideration was $223.6 million as presented in the following table.

Purchase consideration calculation (dollars in thousands)	Silver Legacy	Circus Reno	Total
Cash consideration paid by ERI for MGM’s 50% equity interest and MGM’s member note	$56,500	$16,000	$72,500
Fair value of ERI’s pre-existing 50% equity interest	56,500	—	56,500
Settlement of Silver Legacy’s long-term debt (1)	87,854	—	87,854
Prepayment penalty (1)	1,831	—	1,831
Closing Silver Legacy and Circus Reno net working capital (2)	6,124	2,111	8,235
Reverse member note (3)	(6,107)	—	(6,107)
Deferred tax liability	2,769	—	2,769
Purchase consideration	$205,471	$18,111	$223,582

(1)

Represents $5.0 million of short-term debt, $75.5 million of long-term debt, the remaining 50% of the $11.5 million of member notes (net of discount), and accrued interest of $1.6 million. Additionally, the Company paid a $1.8 million prepayment penalty as a result of the early payoff of the Silver Legacy long-term debt.

(2)

Per the Purchase and Sale Agreement, the purchase price was $72.5 million plus the Final Closing Net Working Capital (as defined in the Purchase and Sale Agreement). As agreed by both parties, the final working capital adjustment was $8.2 million.

(3)

Represents 50% of the $11.5 million of member notes (net of discount) due to ERI, and related accrued interest. This amount was settled in conjunction with the final, agreed-upon purchase consideration.

The transaction was accounted for using the acquisition method. No goodwill resulted from the recording of this transaction.

The following table summarizes the allocation of the final purchase consideration to the identifiable assets acquired and liabilities assumed in the Circus Reno/Silver Legacy Purchase. The fair values were based on management’s analysis, including work performed by third‑party valuation specialists. The following table summarizes the final purchase price accounting of the acquired assets and assumed liabilities (dollars in thousands):

	Silver Legacy	Circus Reno	Total
Current and other assets, net	$21,625	$2,115	$23,740
Property and equipment	168,037	14,996	183,033
Intangible assets (1)	5,000	1,000	6,000
Other noncurrent assets	10,809	—	10,809
Net assets acquired	$205,471	$18,111	$223,582

(1)	Intangible assets consist of trade names which are non-amortizable and loyalty programs which were amortized over one year.

Valuation methodologies under both a market and income approach used for the identifiable net assets acquired in the Reno Acquisition make use of Level 1 and Level 3 inputs including quoted prices in active markets and discounted cash flows using current interest rates.

Trade receivables and payables, inventory as well as other current and noncurrent assets and liabilities were valued at the existing carrying values as they represented the fair value of those items at the Reno Acquisition Date, based on management’s judgments and estimates.

The fair value estimate of property and equipment utilized a combination of the cost and market approaches, depending on the characteristics of the asset classification. The fair value of land was determined using the market approach, which considers sales of comparable assets and applies compensating factors for any differences specific to the particular assets. With respect to personal property components of the assets (gaming equipment, furniture, fixtures and equipment, computers, and vehicles) the cost approach was used, which is based on replacement or reproduction costs of the asset. Building and site improvements were valued using the cost approach using a direct cost model built on estimates of replacement cost.

Trade names were valued using the relief‑from‑royalty method. The loyalty program was valued using a comparative business valuation method. Management has assigned trade names an indefinite useful life, in accordance with its review of applicable guidance of ASC Topic No. 350, Intangibles—Goodwill and Other. The standard required management to consider, among other things, the expected use of the asset, the expected useful life of other related asset or asset group, any legal, regulatory, or contractual provisions that may limit the useful life, the Company’s own historical experience in renewing similar arrangements, the effects of obsolescence, demand and other economic factors, and the maintenance expenditures required to obtain the expected cash flows. In that analysis, management determined that no legal, regulatory, contractual, competitive, economic or other factors limit the useful lives of these intangible assets. The loyalty program is being amortized on a straight‑line basis over a one year useful life.

For the period from the Reno Acquisition Date through December 31, 2015, the Silver Legacy generated net revenue of $14.1 million and a net loss of $0.3 million. Circus Reno generated net revenues of $8.4 million and net income of $1.4 million during the same period.

Unaudited Pro Forma Information – Isle Acquisition

The following unaudited pro forma information presents the results of operations of the Company for the years ended December 31, 2017 and 2016, as if the Isle Acquisition had both occurred on January 1, 2016 (in thousands except per share data).

	For the years ended December 31,
	2017	2016
Net revenues	$1,810,815	$1,840,170
Net income	173,027	28,138

These pro forma results do not necessarily represent the results of operations that would have been achieved if the acquisition had taken place on January 1, 2016, nor are they indicative of the results of operations for future periods. The pro forma amounts include the historical operating results of the Company and Isle prior to the Isle Acquisition with adjustments directly attributable to the Isle Acquisition.

Note 4. Accounts Receivable

Components of accounts receivable, net are as follows (in thousands):

	December 31,
	2017	2016
Accounts receivable	$47,017	$15,915
Allowance for doubtful accounts	(1,220)	(1,221)
Total	$45,797	$14,694

Reserve for Uncollectible Accounts Receivable

We reserve an estimated amount for receivables that may not be collected. Methodologies for estimating bad debt reserves range from specific reserves to various percentages applied to aged receivables. Historical collection rates are considered, as are customer relationships, in determining specific reserves. As with many estimates, management must make judgments about potential actions by third parties in establishing and evaluating our reserves for bad debts. In 2017 and 2016, the Company’s bad debt expense totaled $0.5 million and $0.2 million, respectively.

Note 5. Investment in Unconsolidated Affiliates

Hotel Partnership.  The Company holds a 42.1% variable interest in a partnership with other investors that developed a new 118-room Hampton Inn & Suites hotel at Scioto Downs that opened in March 2017. Pursuant to the terms of the partnership agreement, the Company contributed $1.0 million of cash and 2.4 acres of a leasehold immediately adjacent to The Brew Brothers microbrewery and restaurant at Scioto Downs. The partnership constructed the hotel at a cost of $16.0 million and other investor members operate the hotel. In November 2017, the Company contributed $0.6 million to the partnership for its proportionate share of additional construction costs pursuant to the partnership agreement. At December 31, 2017 and 2016, the Company’s investment in the partnership was $1.5 million and $1.3 million, respectively, recorded in “Other Assets, Net” in the consolidated balance sheets, representing the Company’s maximum loss exposure. As of December 31, 2017, the Company’s receivable from the partnership totaled $0.2 million and is reflected on the accompanying balance sheet under “Due from Affiliates.”

Silver Legacy Joint Venture.  Effective March 1, 1994, Eldorado Limited Liability Company (“ELLC”) and Galleon, Inc. entered into the Silver Legacy Joint Venture pursuant to a joint venture agreement (the “Joint Venture Agreement”) to develop the Silver Legacy.

On the Reno Acquisition Date, Eldorado Resorts LLC consummated the acquisition of the other 50% membership interest in the Silver Legacy Joint Venture owned by Galleon, Inc. pursuant to the Purchase Agreement. As a result of these transactions, ELLC became a wholly-owned subsidiary of ERI and Silver Legacy became an indirect wholly‑owned subsidiary of ERI. In conjunction with the Reno Acquisition, we recorded a $35.6 million gain related to the valuation of the pre-acquisition investment in the Silver Legacy Joint Venture.

Equity in income related to the Silver Legacy Joint Venture for the 2015 period prior to the Reno Acquisition Date amounted to $3.5 million.

Summarized information for the Company’s investment in and advances to the Silver Legacy Joint Venture for 2015 prior to its acquisition by the Company is as follows (in thousands):

Period from, January 1, 2015 through November 23,
2015
Beginning balance	$14,009
Equity in income of unconsolidated affiliate	3,460
Valuation of unconsolidated affiliate	35,582
Net acquisition of non-controlling interest	3,449
Ending balance	$56,500

Summarized results of operations for the Silver Legacy Joint Venture are as follows (in thousands):

Period from, January 1, 2015 through November 23,
2015
Net revenues	$117,029
Operating expenses	(90,608)
Operating income	26,421
Other expense	(19,226)
Net income	$7,195

Note 6. Property and Equipment

Property and equipment consisted of the following (in thousands):

	December 31,
	2017	2016
Land and improvements	$284,374	$54,604
Buildings and other leasehold improvements	1,187,642	628,390
Riverboat	61,091	40,148
Furniture, fixtures and equipment	420,399	251,504
Furniture, fixtures and equipment held under capital leases (Note 16)	870	3,571
Construction in progress	14,451	6,985
	1,968,827	985,202
Less—Accumulated depreciation and amortization	(466,010)	(372,860)
Property and equipment, net	$1,502,817	$612,342

Substantially all property and equipment is pledged as collateral under our long‑term debt (see Note 9).

Depreciation expense, including amortization expense on capital leases, was $100.9 million, $58.9 million and $51.0 million for the years ended December 31, 2017, 2016 and 2015, respectively. At December 31, 2017 and 2016, accumulated depreciation and amortization includes $0.4 million and $2.9 million, respectively, related to assets acquired under capital leases.

Note 7. Other and Intangible Assets, net

Other and intangible assets, net, include the following amounts (in thousands):

	December 31,
	2017	2016	Useful Life
Goodwill	$747,106	$66,826	Indefinite

Gaming licenses	$877,174	$482,074	Indefinite
Trade names	108,250	3,100	Indefinite
Trade names	6,700	6,700	1 - 3.5 years
Loyalty programs	21,820	7,700	1 - 3 years
Subtotal	1,013,944	499,574
Accumulated amortization trade names	(6,290)	(4,376)
Accumulated amortization loyalty programs	(10,838)	(7,700)
Total gaming licenses and other intangible assets	$996,816	$487,498

Non-operating real property	$18,069	$14,219

Unamortized debt issuance costs - New Revolving Credit Facility	$8,616	$—
Restricted cash	9,886	—
Other	12,130	11,406
Total other assets, net	$30,632	$11,406

Goodwill is the excess of the purchase price of acquiring MTR Gaming and Isle over the fair market value of the net assets acquired.

Gaming licenses represent intangible assets acquired from the purchase of a gaming entity located in a gaming jurisdiction where competition is limited, such as when only a limited number of gaming operators are allowed to operate in the jurisdiction. These gaming license rights are not subject to amortization as the Company has determined that they have indefinite useful lives.

During the fourth quarter of 2017, the Company performed its annual impairment tests of its intangible assets by reviewing each of its reporting units. The goodwill analysis of the Company’s Lake Charles, Lula and Vicksburg reporting units indicated the fair value of Lake Charles’ and Vicksburg’s goodwill and all three reporting units’ trade names were less than their carrying values.

The Company adopted the new guidance under ASU No. 2017-04, which eliminated Step 2 from the impairment test. As a result of its analysis, the Company recorded a $38.0 million impairment charge in 2017 comprised of the following: $1.5 million, $0.3 million and $1.3 million related to trade names for Lake Charles, Lula and Vicksburg, respectively, and $11.7 million and $23.2 million related to goodwill for Lake Charles and Vicksburg, respectively.

The Company’s goodwill impairment charges in 2017 were primarily the result of expected decreases in future cash flows as a result of unfavorable economic conditions and the impact of changes in our competitors. The non-recurring fair values used in our determination of the goodwill impairment charges considered Level 2 and 3 inputs, including the review of comparable activities in the marketplace, discounted cash flows and market based multiple valuation methods.

The Company’s trade name impairment charges in 2017 were primarily the result of expected decreases in future net revenues. The non-recurring fair values used in our determination of the trade name impairment charges considered Level 2 and 3 inputs, including use of the relief‑from‑royalty method.

Amortization expense with respect to trade names and the loyalty program for the year ended December 31, 2017 and 2016 amounted to $5.1 million and $4.5 million, respectively, which is included in depreciation and amortization in the consolidated statements of income. Such amortization expense is expected to be $5.0 million, $4.6 million, and $1.5 million for the years ended December 31, 2018, 2019 and 2020, respectively.

Note 8. Accrued Other Liabilities

Accrued other liabilities consisted of the following (in thousands):

	December 31,
	2017	2016
Accrued general liability claims	$13,816	$3,228
Unclaimed chips	4,743	1,946
Accrued purses and track related liabilities	3,256	1,007
Jackpot progressives and other accrued gaming liabilities	18,724	6,678
Player's point liabilities	11,753	6,845
Construction payables	5,276	4,005
Other	8,470	7,795
Total accrued other liabilities	$66,038	$31,504

Note 9. Long‑Term Debt and Other Long-Term Liabilities

Long-term debt consisted of the following (in thousands):

	December 31,
	2017	2016
New Term Loan	$956,750	$—
Less: Unamortized discount and debt issuance costs	(18,748)	—
Net	938,002	—
6% Senior Notes	875,000	—
Plus: Unamortized debt premium	26,605	—
Less: Unamortized debt issuance costs	(20,716)	—
Net	880,889	—
7% Senior Notes	375,000	375,000
Less: Unamortized discount and debt issuance costs	(7,146)	(8,141)
Net	367,854	366,859
Term Loan	—	418,625
Less: Unamortized discount and debt issuance costs	—	(12,578)
Net	—	406,047
Prior Revolving Credit Facility	—	29,000
Less: Unamortized debt issuance costs	—	(2,023)
Net	—	26,977
Capital leases	917	543
Long-term notes payable	2,531	—
Less: Current portion	(615)	(4,545)
Total long-term debt	$2,189,578	$795,881

Maturities of the principal amount of the Company’s long-term debt as of December 31, 2017 are as follows:

Years ending December 31,	(In thousands)
2018	$615
2019	425
2020	172
2021	116
2022	126
Thereafter	2,208,744
$2,210,198

In connection with the Isle Acquisition, the Company completed a debt financing transaction comprised of: (a) a senior secured credit facility in an aggregate principal amount of $1.75 billion with a (i) term loan facility of $1.45 billion and (ii) revolving credit facility of $300.0 million and (b) $375.0 million of 6% senior unsecured notes. The proceeds of such borrowings were used to pay the cash portion of the consideration payable in the Isle Merger, refinance all of Isle’s existing credit facilities, redeem or otherwise repurchase all of Isle’s and senior and senior subordinated notes, refinance the Company’s existing credit facility and pay transaction fees and expenses related to the foregoing.

On September 13, 2017, the Company issued an additional $500.0 million in aggregate principal amount of its 6% Senior Notes (as defined below) at an issue price equal to 105.5% of the principal amount. The 6% Senior Notes were issued as additional notes under the 6% Senior Notes Indenture dated March 29, 2017 (as defined below), as supplemented by the supplemental indenture dated as of May 1, 2017 between the Company, the guarantors party thereto and U.S. Bank National Association, pursuant to which the Company previously issued $375.0 million aggregate principal amount of 6% Senior Notes. The additional 6% Senior Notes formed part of a single class of securities together with the initial 6% Senior Notes for all purposes under the 6% Senior Notes Indenture, including waivers, amendments, redemptions and offers to purchase.

The Company used the proceeds of the offering to repay all of the outstanding borrowings under the New Revolving Credit Facility (as defined below) totaling $78.0 million and used the remainder to repay outstanding borrowings totaling $444.5 million under the New Term Loan plus related accrued interest.

Amortization of the debt issuance costs and the discount and premium associated with our indebtedness totaled $6.3 million and $3.5 million for the years ended December 31, 2017 and 2016, respectively. Amortization of debt issuance costs is computed using the effective interest method and is included in interest expense. Amortization expense with respect to deferred financing costs on the Company’s senior secured notes amounted to $0.5 million for year ended December 31, 2015.

In accordance with ASC Topic 470-50, “Debt Modifications and Extinguishments” (“ASC 470-50”), the Company recognized a loss totaling $27.3 million for the year ended December 31, 2017 as a result of the refinance of the Prior Credit Facility (as defined below) in May 2017. The Company also recognized a loss totaling $11.1 million as a result of the issuance of additional 6% Senior Notes in September 2017 resulting in a combined total loss of $38.4 million for the year ended December 31, 2017.

Scheduled maturities of long‑term debt are $375.0 million in 2023, $956.8 million in 2024, and $875.0 million in 2025.

The Company is a holding company with no independent assets or operations. Our 6% Senior Notes and 7% Senior Notes are fully and unconditionally guaranteed, on a joint and several basis, by the subsidiary guarantors. As of December 31, 2017, there were no significant restrictions on the ability of our subsidiaries to distribute cash to us or our guarantor subsidiaries.

Other Long-Term Liabilities

In conjunction with the Isle Acquisition, the Company acquired the existing lease and management agreements at its Nemacolin location. Under the terms of the agreements, Nemacolin Woodland Resort (“Resort”) provided land, land improvements and a building for the casino property. In accordance with ASC 840, the Company was deemed, for accounting purposes only, to be the owner of these assets provided by the Resort during the construction and casino operating periods due to the Company’s continuing involvement. Therefore, the transaction was accounted for using the direct financing method. As of December 31, 2017, the Company recorded property and equipment, net of accumulated depreciation, of $4.2 million, and a liability of $4.5 million in other long-term liabilities related to the agreement.

In conjunction with the Isle Acquisition, the Company acquired the existing lease and management agreements at its Bettendorf location. Under the terms of the agreements with the City of Bettendorf, Iowa, the Company leases, manages, and provides financial and operating support for the convention center (Quad-Cities Waterfront Convention Center). In accordance with ASC 840, the Company was deemed, for accounting purposes only, to be the owner of the convention center due to the Company’s continuing involvement. Therefore, the transaction was accounted for using the direct financing method. As of December 31, 2017, the Company recorded property and equipment, net of accumulated depreciation, of $11.9 million, and a liability of $12.5 million in other long-term liabilities related to the agreement.

Senior Notes

7.0% Senior Notes

On July 23, 2015, the Company issued at par $375.0 million in aggregate principal amount of 7.0% senior notes due 2023 (“7% Senior Notes”) pursuant to the Indenture, dated as of July 23, 2015 (the “7% Senior Notes Indenture”), between the Company and U.S. Bank, National Association, as Trustee. The 7% Senior Notes will mature on August 1, 2023, with interest payable semi-annually in arrears on February 1 and August 1 of each year.

On or after August 1, 2018, the Company may redeem all or a portion of the Senior Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the Senior Notes redeemed, to the applicable redemption date, if redeemed during the twelve month period beginning on August 1 of the years indicated below:

Year	Percentage
2018	105.250%
2019	103.500%
2020	101.750%
2021 and thereafter	100.000%

Prior to August 1, 2018, the Company may redeem all or a portion of the 7% Senior Notes at a price equal to 100% of the 7% Senior Notes redeemed plus accrued and unpaid interest to the redemption date, plus a “make-whole” premium. At any time prior to August 1, 2018, the Company is also entitled to redeem up to 35% of the original aggregate principal amount of the 7% Senior Notes with proceeds of certain equity financings at a redemption price equal to 107% of the principal amount of the 7% Senior Notes redeemed, plus accrued and unpaid interest. If the Company experiences certain change of control events (as defined in the 7% Senior Notes Indenture), it must offer to repurchase the 7% Senior Notes at 101% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date. If the Company sells assets under certain circumstances and does not use the proceeds for specified purposes, the Company must offer to repurchase the 7% Senior Notes at 100% of their principal amount, plus accrued and unpaid interest to the applicable repurchase dates.

The 7% Senior Notes are subject to redemption imposed by gaming laws and regulations of applicable gaming regulatory authorities.

The 7% Senior Notes Indenture contains certain covenants limiting, among other things, the Company’s ability and the ability of its subsidiaries (other than its unrestricted subsidiaries) to:

•	pay dividends or distributions or make certain other restricted payments or investments;
•	incur or guarantee additional indebtedness or issue disqualified stock or create subordinated indebtedness that is not subordinated to the 7% Senior Notes or the guarantees of the 7% Senior Notes;
•	create liens;
•	transfer and sell assets;
•	merge, consolidate, or sell, transfer or otherwise dispose of all or substantially all of the Company’s assets;
•	enter into certain transactions with affiliates;
•	engage in lines of business other than the Company’s core business and related businesses; and
•	create restrictions on dividends or other payments by restricted subsidiaries.

These covenants are subject to a number of exceptions and qualifications as set forth in the 7% Senior Notes Indenture. The 7% Senior Notes Indenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 7% Senior Notes to be declared due and payable. As of December 31, 2017, the Company was in compliance with all of the covenants under the 7% Senior Notes Indenture relating to the 7% Senior Notes.

6.0% Senior Notes

On March 29, 2017, Eagle II Acquisition Company LLC (“Eagle II”), a wholly-owned subsidiary of the Company, issued $375.0 million aggregate principal amount of 6% Senior Notes due 2025 (the “6% Senior Notes”) pursuant to an indenture, dated as of March 29, 2017 (the “6% Senior Notes Indenture”), between Eagle II and U.S. Bank, National Association, as Trustee. The 6% Senior Notes will mature on April 1, 2025, with interest payable semi-annually in arrears on April 1 and October 1, commencing October 1, 2017. The proceeds of the offering, and additional funds in the amount of $1.9 million in respect of interest expected to be accrued on the 6% Senior Notes, were placed in escrow pending satisfaction of certain conditions, including consummation of the Isle Acquisition. In connection with the consummation of the Isle Acquisition on May 1, 2017, the escrowed funds were released and the Company assumed Eagle II’s obligations under the 6% Senior Notes and the 6% Senior Notes Indenture and certain of the Company’s subsidiaries (including Isle and certain of its subsidiaries) executed guarantees of the Company’s obligations under the 6% Senior Notes.

On September 13, 2017, the Company issued an additional $500.0 million principal amount of its 6% Senior Notes at an issue price equal to 105.5% of the principal amount of the 6% Senior Notes. The additional notes were issued pursuant to the 6% Senior Notes Indenture that governs the 6% Senior Notes. The Company used the proceeds of the offering to repay $78.0 million of outstanding borrowings under the revolving credit facility and used the remainder to repay $444.5 million outstanding borrowings under the term loan facility and related accrued interest.

On or after April 1, 2020, the Company may redeem all or a portion of the 6% Senior Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of the principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the 6% Senior Notes redeemed, to the applicable redemption date, if redeemed during the 12-month period beginning on April 1 of the years indicated below:

Year	Percentage
2020	104.500%
2021	103.000%
2022	101.500%
2023 and thereafter	100.000%

Prior to April 1, 2020, the Company may redeem all or a portion of the 6% Senior Notes at a price equal to 100% of the 6% Senior Notes redeemed plus accrued and unpaid interest to the redemption date, plus a make-whole premium. At any time prior to April 1, 2020, the Company is also entitled to redeem up to 35% of the original aggregate principal amount of the 6% Senior Notes with proceeds of certain equity financings at a redemption price equal to 106% of the principal amount of the 6% Senior Notes redeemed, plus accrued and unpaid interest. If the Company experiences certain change of control events (as defined in the 6% Senior Notes Indenture), it must offer to repurchase the 6% Senior Notes at 101% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date. If the Company sells assets under certain circumstances and does not use the proceeds for specified purposes, the Company must offer to repurchase the 6% Senior Notes at 100% of their principal amount, plus accrued and unpaid interest to the applicable repurchase date.

The 6% Senior Notes are subject to redemption imposed by gaming laws and regulations of applicable gaming regulatory authorities.

The 6% Senior Notes Indenture contains certain covenants limiting, among other things, the Company’s ability and the ability of its subsidiaries (other than its unrestricted subsidiaries) to:

•	pay dividends or distributions or make certain other restricted payments or investments;
•	incur or guarantee additional indebtedness or issue disqualified stock or create subordinated indebtedness that is not subordinated to the 6% Senior Notes or the guarantees of the 6% Senior Notes;
•	create liens;
•	transfer and sell assets;
•	merge, consolidate, or sell, transfer or otherwise dispose of all or substantially all of the Company’s assets;
•	enter into certain transactions with affiliates;
•	engage in lines of business other than the Company’s core business and related businesses; and
•	create restrictions on dividends or other payments by restricted subsidiaries.

These covenants are subject to a number of exceptions and qualifications as set forth in the 6% Senior Notes Indenture. The 6% Senior Notes Indenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on such 6% Senior Notes to be declared due and payable. As of December 31, 2017, the Company was in compliance with all of the covenants under the 6% Senior Notes Indenture relating to the 6% Senior Notes.

Refinancing of the Term Loan and Revolving Credit Facility

Credit Facility

On July 23, 2015, the Company entered into a new $425.0 million seven year term loan (the “Term Loan”) and a $150.0 million five year revolving credit facility (the “Prior Revolving Credit Facility” and, together with the Term Loan, the “Prior Credit Facility”).

The Term Loan bore interest at a rate per annum of, at the Company’s option, either LIBOR plus 3.25%, with a LIBOR floor of 1.0%, or a base rate plus 2.25%. Borrowings under the Prior Revolving Credit Facility bore interest at a rate per annum of, at the Company’s option, either LIBOR plus a spread ranging from 2.5% to 3.25% or a base rate plus a spread ranging from 1.5% to 2.25%, in each case with the spread determined based on the Company’s total leverage ratio. Additionally, the Company paid a commitment fee on the unused portion of the Prior Revolving Credit Facility not being utilized in the amount of 0.50% per annum.

On May 1, 2017, all of the outstanding amounts under the Prior Credit Facility were repaid with proceeds of borrowings under the New Credit Facility and the Prior Credit Facility was terminated.

New Credit Facility

On April 17, 2017, Eagle II entered into a new credit agreement by and among Eagle II, as initial borrower, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto dated as of April 17, 2017 (the “New Credit Facility”), consisting of a $1.45 billion term loan facility (the “New Term Loan Facility” or “New Term Loan”) and a $300.0 million revolving credit facility (the “New Revolving Credit Facility”), which was undrawn at closing. The proceeds of the New Term Loan Facility, and additional funds in the amount of $4.5 million in respect of interest expected to be accrued on the New Term Loan Facility, were placed in escrow pending satisfaction of certain conditions, including consummation of the Isle Acquisition. In connection with the consummation of the Isle Acquisition on May 1, 2017, the escrowed funds were released and ERI assumed Eagle II’s obligations under the New Credit Facility and certain of ERI’s subsidiaries (including Isle and certain of its subsidiaries) executed guarantees of ERI’s obligations under the New Credit Facility.

As of December 31, 2017, the Company had $956.8 million outstanding on the New Term Loan. There were no borrowings outstanding under the New Revolving Credit Facility as of December 31, 2017. The Company had $291.6 million of available borrowing capacity, after consideration of $8.4 million in outstanding letters of credit, under its New Revolving Credit Facility as of December 31, 2017. At December 31, 2017, the weighted average interest rate on the New Term Loan was 3.6%, and the weighted average interest rate on the New Revolving Credit Facility was 4.0% based upon the weighted average interest rate of borrowings outstanding during 2017.

The Company applied the net proceeds of the New Term Loan Facility and borrowings under the New Revolving Credit Facility, together with the proceeds of the 6% Senior Notes and cash on hand, to (i) pay the cash portion of the consideration payable in the Isle Merger, (ii) refinance all of the debt outstanding under Isle’s existing credit facility, (iii) redeem or otherwise repurchase all of Isle’s outstanding senior and senior subordinated notes, (iv) refinance the Company’s Prior Credit Facility and (v) pay fees and costs associated with the foregoing.

The Company’s obligations under the New Revolving Credit Facility will mature on April 17, 2022. The Company’s obligations under the New Term Loan Facility will mature on April 17, 2024. The Company was required to make quarterly principal payments in an amount equal to $3.6 million on the New Term Loan Facility on the last day of each fiscal quarter beginning on June 30, 2017 but satisfied this requirement as a result of the principal prepayment of $444.5 million on September 13, 2017 in conjunction with the issuance of the additional 6% Senior Notes. In addition, the Company is required to make mandatory payments of amounts outstanding under the New Credit Facility with the proceeds of certain casualty events, debt issuances, and asset sales and, depending on its consolidated total leverage ratio, the Company may be required to apply a portion of its excess cash flow to repay amounts outstanding under the New Credit Facility.

The interest rate per annum applicable to loans under the New Revolving Credit Facility are, at our option, either (i) LIBOR plus a margin ranging from 1.75% to 2.50% or (ii) a base rate plus a margin ranging from 0.75% to 1.50%, which margin is based on our total leverage ratio. The interest rate per annum applicable to the loans under the New Term Loan Facility is, at our option, either (i) LIBOR plus 2.25%, or (ii) a base rate plus 1.25%; provided, however, that in no event will LIBOR be less than zero or the base rate be less than 1.00% over the term of the New Term Loan Facility or the New Revolving Credit Facility. Additionally, the Company pays a commitment fee on the unused portion of the New Revolving Credit Facility not being utilized in the amount of 0.50% per annum.

The New Credit Facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of the subsidiary guarantors to incur debt; create liens; engage in mergers, consolidations or asset dispositions; pay dividends or make distributions; make investments, loans or advances; engage in certain transactions with affiliates or subsidiaries; or modify their lines of business.

The New Credit Facility is secured by substantially all of the Company’s personal property assets and substantially all personal property assets of each subsidiary that guaranties the New Credit Facility (other than certain subsidiary guarantors designated as immaterial) (the “New Credit Facility Guarantors”), whether owned on the closing date of the New Credit Facility or thereafter acquired, and mortgages on the real property and improvements owned or leased us or the New Credit Facility Guarantors. The New Credit Facility is also secured by a pledge of all of the equity owned by the Company and the New Credit Facility Guarantors (subject to certain gaming law restrictions). The credit agreement governing the New Credit Facility contains a number of customary covenants that, among other things, restrict, subject to certain exceptions, the Company’s ability and the ability of the New Credit Facility Guarantors to incur additional indebtedness, create liens, engage in mergers, consolidations or asset dispositions, make distributions, make investments, loans or advances, engage in certain transactions with affiliates or subsidiaries or make capital expenditures.

The New Credit Facility also includes certain financial covenants, including the requirements that we maintain throughout the term of the New Credit Facility and measured as of the end of each fiscal quarter, and solely with respect to loans under the New Revolving Credit Facility, a maximum consolidated total leverage ratio of not more than 6.50 to 1.00 for the period beginning on the closing date and ending with the fiscal quarter ending December 31, 2018, 6.00 to 1.00 for the period beginning with the fiscal quarter beginning January 1, 2019 and ending with the fiscal quarter ending December 31, 2019, and 5.50 to 1.00 for the period beginning with the fiscal quarter beginning January 1, 2020 and thereafter. The Company will also be required to maintain an interest coverage ratio in an amount not less than 2.00 to 1.00 measured on the last day of each fiscal quarter beginning on the closing date, and ending with the fiscal quarter ending December 31, 2018, 2.50 to 1.00 for the period beginning with the fiscal quarter beginning January 1, 2019 and ending with the fiscal quarter ending December 31, 2019, and 2.75 to 1.00 for the period beginning with the fiscal quarter beginning January 1, 2020 and thereafter.

The New Credit Facility contains a number of customary events of default, including, among others, for the non-payment of principal, interest or other amounts, the inaccuracy of certain representations and warranties, the failure to perform or observe certain covenants, a cross default to our other indebtedness including the Notes, certain events of bankruptcy or insolvency; certain ERISA events, the invalidity of certain loan documents, certain changes of control and the loss of certain classes of licenses to conduct gaming. If any event of default occurs, the lenders under the New Credit Facility would be entitled to take various actions, including accelerating amounts outstanding thereunder and taking all actions permitted to be taken by a secured creditor. As of December 31, 2017, the Company was in compliance with the covenants under the New Credit Facility.

Note 10. Income Taxes

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, (1) reducing the U.S. federal corporate tax rate from 35% to 21%; (2) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (3) creating a new limitation on deductible interest expense; (4) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017; (5) bonus depreciation that will allow for full expensing of qualified property; and (6) limitations on the deductibility of certain executive compensation.

The SEC staff issued Staff Accounting Bulletin (“SAB”) 118, which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provisions of the tax laws that were in effect immediately before the enactment of the Tax Act.

In connection with our initial analysis of the impact of the Tax Act, for certain of our net deferred tax liabilities, we have recorded a decrease of $111.9 million, net of the related change in valuation allowance, with a corresponding net adjustment to deferred income tax benefit for the year ending December 31, 2017 as a result of the corporate rate reduction. While we were able to make a reasonable estimate of the impact of the reduction in the corporate rate, it may be affected by other analyses related to the Tax Act, including, but not limited to additional guidance issued by the U.S. Treasury Department and the Internal Revenue Service regarding compensation deferred taxes, as well as the state tax effect of adjustments made to federal temporary differences.

While we have not yet completed all of the computations necessary or completed an inventory of our 2017 expenditures that qualify for immediate expensing, we have recorded a provisional benefit based on our current intent to fully expense all qualifying expenditures. This did not result in any significant change to our current income tax payable or in our deferred tax liabilities due to our federal and state net operating loss carry forwards.

The components of the Company’s provision for income taxes for the years ended December 31, 2017, 2016 and 2015 are presented below (amounts in thousands).

	2017	2016	2015
Current:
Federal	$(3,959)	$(12)	$(29)
State	380	1,173	665
Local	(627)	739	557
Total current	(4,206)	1,900	1,193
Deferred:
Federal	(104,400)	12,748	(68,069)
State	(186)	(1,458)	(2,683)
Local	(7,977)	(89)	21
Total deferred	(112,563)	11,201	(70,731)
Income tax (benefit) expense	$(116,769)	$13,101	$(69,538)

The following is a reconciliation of the statutory federal income tax rate to the Company’s effective tax rate for the years ended December 31, 2017, 2016 and 2015:

	2017	2016	2015
Federal statutory rate	35.0%	35.0%	35.0%
State and local taxes	2.8%	4.3%	1.0%
State tax rate adjustment	5.7%	—%	(3.3)%
Stock compensation	2.3%	(2.0)%	—%
Permanent items	(4.6)%	1.5%	0.4%
Goodwill impairment	(27.1)%	—%	—%
Transaction expenses	(10.7)%	—%	—%
Tax Cuts and Jobs Act	264.0%	—%	—%
Valuation allowance	(2.3)%	(3.6)%	(180.0)%
Minority interest	(0.1)%	0.1%	0.2%
Change in tax status	—%	—%	18.2%
Non-taxable gain on fair value adjustment	—%	—%	(27.9)%
Credits	3.5%	(1.8)%	(1.0)%
Other	0.6%	1.3%	1.9%
Effective income tax rate	269.1%	34.8%	(155.5)%

For the year ended December 31, 2017, the difference between the effective rate and the statutory rate is attributable primarily to the impact of the Tax Act discussed more fully below, non-deductible asset impairment charges and non-deductible transaction costs incurred and changes in the effective state tax rate associated with the acquisition of Isle of Capri. The Company continues to provide for a valuation allowance against net federal and state deferred tax assets associated with non-operating land, the sale of which could result in capital losses that can only be offset against capital gains. The Company also continues to provide for a valuation allowance against net state deferred tax assets relating to certain operations in Pennsylvania, Louisiana, Colorado and Iowa. Management determined it was not more-likely-than-not that the Company will realize these net deferred tax assets.

For the year ended December 31, 2016, the difference between the effective rate and the statutory rate is attributable primarily to the release of a majority of the state valuation allowances on the Company’s West Virginia deferred tax assets and excess tax benefits on stock compensation under Accounting Standards Update 2016-09, Compensation – Stock Compensation, which the Company adopted effective the first quarter of 2016. The Company continues to provide for a valuation allowance against net federal and state deferred tax assets associated with non-operating land, the sale of which could result in capital losses that can only be offset against capital gains. As of December 31, 2016, the Company also continued to provide for a valuation allowance against net state deferred tax assets relating to operations in Pennsylvania. Management determined it was not more-likely-than-not that the Company will realize these net deferred tax assets.

For the year ended December 31, 2015, the difference between the effective rate and the statutory rate is attributable primarily to the release of a majority of the federal and related state valuation allowances on the Company’s deferred tax assets and the non-taxable gain on the fair value adjustment of a previously unconsolidated affiliate. The Company continues to provide for a valuation allowance against net federal and state deferred tax assets associated with non-operating land, the sale of which could result in capital losses that can only be offset against capital gains. As of December 31, 2015, the Company also continued to provide for a valuation allowance against net state deferred tax assets relating to operations in Pennsylvania and West Virginia. Management determined it was not more-likely-than-not that the Company will realize these net deferred tax assets.

A valuation allowance is recognized if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax asset will not be realized. Management must analyze all available positive and negative evidence regarding realization of the deferred tax assets and make an assessment of the likelihood of sufficient future taxable income. For the year ended December 31, 2015, the Company was in a three-year cumulative income position and management concluded it was more-likely-than-not to realize its federal, Louisiana and City of Columbus, Ohio deferred tax assets, with the exception of non-operating land. The recognition of the federal deferred tax assets during 2015 resulted in an income tax benefit of $80.3 million. For the year ended December 31, 2016, the Company remained in a three-year cumulative income position and management concluded it was more-likely-than-not to realize its federal, Louisiana, City of Columbus, Ohio and West Virginia deferred tax assets, with the exception of non-operating land. The recognition of the West Virginia deferred tax assets during 2016 resulted in an income tax benefit of $1.4 million. For the year ended December 31, 2017, the Company remained in a three-year cumulative income position and management concluded it is more-likely-than-not to realize its federal, City of Columbus, Ohio, City of Kansas City, Missouri, West Virginia, Missouri and certain Pennsylvania, Colorado and Florida deferred tax assets, with the exception of non-operating land. The recognition of the Pennsylvania deferred tax assets during 2017 resulted in an income tax benefit of $5.2 million. Management has determined that it is not more-likely-than-not that the Company will realize certain of its Pennsylvania, Louisiana, Colorado and Iowa deferred tax assets. Therefore, a full valuation allowance has been recognized against these deferred tax assets, excluding deferred tax liabilities related to indefinite‑lived assets. These indefinite‑lived assets primarily related to gaming licenses in various jurisdictions. These gaming licenses are not being amortized for book purposes, and will only reverse upon ultimate sale or book impairment. Due to the uncertain timing of such reversal, the temporary differences associated with indefinite‑lived intangibles and certain land improvements cannot be considered a source of future taxable income for purposes of determining the valuation allowance. The Company will continue to evaluate the realization of its deferred tax assets on a quarterly basis and make adjustments to its valuation allowance as appropriate.

On November 24, 2015, Eldorado Resorts LLC, an indirect wholly-owned subsidiary of ERI, acquired the additional 50% membership interest in the Silver Legacy Joint Venture partnership. Prior to the 2015 acquisition, a deferred tax asset was recognized to the extent that the tax basis in the partnership interest exceeded the book basis. As a result of the 2015 acquisition, the partnership ceased to exist and the Company wrote off the outside basis deferred tax asset of $8.1 million as a change in tax status.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s net deferred taxes related to continuing operations at December 31, 2016 and 2015 are as follows (amounts in thousands):

	2017	2016
Deferred tax assets:
Loss carryforwards	$58,245	$38,377
Accrued expenses	10,806	9,132
Fixed assets	—	6,327
Debt	2,147	9,991
Credit carryforwards	19,838	2,576
Stock-based compensation	2,451	1,216
Other	6,738	51
	100,225	67,670
Deferred tax liabilities:
Identified intangibles	(203,015)	(143,823)
Fixed assets	(28,375)	—
Investment in partnerships	(2,146)	(2,742)
Prepaid expenses	(3,288)	(2,804)
Other	(97)	(110)
	(236,921)	(149,479)
Valuation allowance	(26,271)	(7,202)
Net deferred tax liabilities	$(162,967)	$(89,011)

As of December 31, 2017, the Company had federal and state net operating loss carryforwards of $147.2 million and $387.7 million, respectively. The federal and state net operating losses begin to expire in 2030 and 2018, respectively. As of December 31, 2017, the Company had federal jobs credit carry forwards of $19.6 million, which begin to expire in 2024.

Utilization of net operating loss, credit, and other carryforwards are subject to annual limitations due to ownership changes as provided by the Internal Revenue Code of 1986, as amended and similar state provisions. An ownership change is defined as a greater than 50% change in ownership by 5% stockholders in any three‑year period. Under Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, the Company had a “change in ownership” event that limits the utilization of net operating loss, credit, and other carryforwards that were previously available to MTR, Isle of Capri and the Company to offset future taxable income. The “change in ownership” event for MTR occurred on September 19, 2014 in connection with the MTR Merger. The “change in ownership” event for Isle of Capri and the Company occurred on May 1, 2017 in connection with the merger with Isle of Capri. This limitation resulted in no significant loss of federal attributes, but did result in significant loss of state attributes. The federal and state net operating loss credit and other carryforwards are stated net of limitations.

As of December 31, 2017, there were no unrecognized tax benefits and the Company does not expect a significant increase or decrease to the total amounts of unrecognized tax benefits within the next twelve months. We recognize accrued interest and penalties related to unrecognized tax benefits in income tax expense.

The Company and its subsidiaries file US federal income tax returns and various state and local income tax returns. The Company does not have tax sharing agreements with the other members within the consolidated ERI group. With few exceptions, the Company is no longer subject to US federal or state and local tax examinations by tax authorities for years before 2012.

The Company was notified by the Internal Revenue Service in October of 2016 that its federal tax return for the year ended December 31, 2014 had been selected for examination. In September 2017, the IRS informed the Company that they completed the examination of the tax return and made no changes. However, the Company may be subject to audit in the future and the outcome of tax audits cannot be predicted with certainty. If any issues addressed in the Company’s tax audits are resolved in a manner not consistent with the Company’s expectations, we would be required to adjust our provision for income taxes in the period such resolution occurs. While the Company believes its reported results are materially accurate, any significant adjustments could have a material adverse effect on the Company’s results of operations, cash flows and financial position.

Note 11. Employee Benefit Plans

Effective January 1, 2016, the Company elected to merge the plan assets of all its wholly-owned subsidiaries into the MTR Gaming Group, Inc. Retirement Plan (the “MTR Retirement Plan”) and renamed it the Eldorado Resorts, Inc. 401(k) Plan (“ERI 401(k) Plan”). As a result, assets of the Eldorado Hotel & Casino Master 401(k) Plan, the Silver Legacy 401(k) Plan and Circus Circus Reno MGM Resorts 401(k) Savings Plan transferred in the ERI 401(k) Plan. Generally, all employees of ERI who are 21 years of age or older, who have completed six months and 1,000 hours of service and who are not covered by collective bargaining agreements, including the named executive officers, are eligible to participate in the ERI 401(k) Plan. Employees who elect to participate in the ERI 401(k) Plan could defer up to 100% but not less than 1% of their annual compensation, subject to statutory and certain other limits. The plan covering ERI’s employees allows for an employer contribution up to 50 percent of the first four percent of each participating employee’s contribution, up to a maximum of $1,000, subject to statutory and certain other limits. ERI’s matching contributions totaled $1.6 million and $1.5 million for the years ended December 31, 2017 and 2016, respectively.

Prior to 2016, the Resorts’ 401 (k) plan participated in a multi-employer savings plan (the “401(k) Plan”) qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan in which Resorts participated functioned as an aggregation of several single-employer plans in order to enable the participating employers to pool plan assets for investment purposes and to reduce the costs of plan administration. The 401(k) Plan maintained separate accounts for each employer so that each employer’s contributions provided benefits only for its employees. Generally, all employees of Resorts who were 21 years of age or older, who had completed six months and 1,000 hours of service and who were not covered by collective bargaining agreements, including the named executive officers, were eligible to participate in the 401(k) Plan. Employees who elected to participate in the 401(k) Plan could defer up to 100% but not less than 1% of their annual compensation, subject to statutory and certain other limits. Effective February 1, 2014, Eldorado Reno implemented an employer matching contribution up to 25 percent of the first four percent of each participating employee’s compensation. Employees of the Eldorado Shreveport also participated in Resorts’ 401(k) Plan. The plan covering Eldorado Shreveport’s employees allowed for an employer contribution up to 50 percent of the first six percent of each participating employee’s contribution, subject to statutory and certain other limits. Resorts’ matching contributions totaled $0.5 million for the year ended December 31, 2015.

Isle has a 401(k) plan covering substantially all of its employees who have completed 90 days of service. Expense for contributions from continuing operations related to the 401(k) plan was $1.0 million or the 2017 period subsequent to the Isle Acquisition Date. Isle’s contribution is based on a percentage of employee contributions and may include an additional discretionary amount.

Previously MTR Gaming participated in the MTR Retirement Plan. At that time, the Mountaineer qualified defined contribution plan and the Scioto Downs’ 401(k) plan were merged into the MTR Retirement Plan. Additionally, the MTR Retirement Plan provided 401(k) participation to Presque Isle Downs’ employees. Matching contributions by MTR Gaming were $0.1 million for 2015.

Mountaineer’s qualified defined contribution plan (established by West Virginia legislation) covers substantially all of its employees and was merged as a component of the MTR Retirement Plan as previously discussed. Contributions to the plan are based on 1/4% of the race track and simulcast wagering handles and approximately 1% of the net win from gaming operations until the racetrack reaches its Excess Net Terminal Income threshold, which for Mountaineer is approximately $160 million per year based on the state’s June 30 fiscal year. Contributions to the ERI 401(k) Plan for the benefit of Mountaineer employees were $1.1 million, $1.2 million and $1.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.

Scioto Downs sponsors a noncontributory defined-benefit plan covering all full-time employees meeting certain age and service requirements. On May 31, 2001, the plan was amended to freeze eligibility, accrual of years of service and benefits. As of December 31, 2017, the fair value of the plan assets was $1.2 million and the fair value of the benefit obligations was $0.8 million, resulting in an over-funded status of $0.4 million. The plan assets are comprised primarily of money market and mutual funds whose values are determined based on quoted market prices and are classified in Level 1 of the fair value hierarchy. We did not make cash contributions to the Scioto Downs pension plan during 2017, 2016 and 2015.

Note 12. Stock-Based Compensation

Common Stock and Stock‑Based Awards

The Company has authorized common stock of 100,000,000 shares, par value $0.00001 per share.

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Total stock-based compensation expense in the accompanying consolidated statements of income was $6.3 million, $3.3 million and $1.5 million during the years ended December 31, 2017, 2016 and 2015, respectively.

The Board of Directors (“BOD”) adopted the Eldorado Resorts, Inc. 2015 Equity Incentive Plan (“2015 Plan”) on January 23, 2015 and our stockholders subsequently approved the adoption of the 2015 Plan on June 23, 2015. The Plan permits the granting of stock options, including incentive stock options (“ERI Stock Options”), stock appreciation rights, restricted stock or restricted stock units (“RSUs”), performance awards, and other stock-based awards and dividend equivalents. ERI Stock Options primarily vest ratably over three years and RSUs granted to employees and executive officers primarily vest and become non-forfeitable upon the third anniversary of the date of grant. RSUs granted to non-employee directors vest immediately and are delivered upon the date that is the earlier of termination of service on the BOD or the consummation of a change of control of the Company. The performance awards relate to the achievement of defined levels of performance and are generally measured over a one or two-year performance period depending upon the award agreement. If the performance award levels are achieved, the awards earned will vest and become payable at the end of the vesting period, defined as either a one or two calendar year period following the performance period. Payout ranges are from 0% up to 200% of the award target.

Pursuant to the Merger Agreement, the outstanding equity awards of Isle were converted into comparable equity awards of ERI stock as follows:

Isle stock options. Each option or other right to acquire Isle common stock (each an “Isle Stock Option”) that was outstanding immediately prior to the Isle Acquisition Date (whether vested or unvested), as of the Isle Acquisition Date, (i) continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle Stock Option was granted and, if applicable, any other relevant agreements (such as an employment agreement), (ii) ceased to represent an option or right to acquire shares of Isle common stock, and (iii) was converted into an option or right to purchase that number of shares ERI common stock equal to the number of shares of Isle common stock subject to the Isle Stock Option multiplied by the Stock Consideration at an exercise price equal to the exercise price of the Isle Stock Option divided by the Stock Consideration, subject to the same restrictions and other terms as are set forth in the Isle equity incentive plan, the award agreement pursuant to which such Isle Stock Option was granted and, if applicable, any other relevant agreements (such as an employment agreement).

Isle restricted stock awards. Each share of Isle common stock subject to vesting, repurchase or lapse restrictions (each an “Isle Restricted Share”) that was outstanding under any Isle equity plan or otherwise immediately prior to the Isle Acquisition Date, as of the Isle Acquisition Date, continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle Restricted Share was granted, and, if applicable, any other relevant agreements (such as an employment agreement) and was exchanged for shares of ERI common stock (in an amount equal to the Stock Consideration, with aggregated fractional shares rounded to the nearest whole share) and remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle Restricted Share was granted, and, if applicable, any other relevant agreements (such as an employment agreement).

Isle performance stock units. Each performance stock unit (each, an “Isle PSU”) that was outstanding immediately prior to the Isle Acquisition Date, as of the Isle Acquisition Date, (i) continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle PSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement), (ii) was converted into a number of performance stock units in respect of shares of ERI common stock, in an amount equal to the Stock Consideration (with aggregated fractional shares rounded to the nearest whole share) at the target level of performance, and (iii) remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle PSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement).

Isle restricted stock units. Each restricted stock unit, deferred stock unit or phantom unit in respect of a share of Isle common stock granted under the applicable Isle stock plan or otherwise, including any such units held in participant accounts under any employee benefit or compensation plan or arrangement of Isle, other than an Isle PSU (each an “Isle RSU”) that was outstanding immediately prior to the Isle Acquisition Date, as of the Isle Acquisition Date, (i) continued to vest or accelerate (if unvested), as the case may be, in accordance with the applicable Isle stock plan, the award agreement pursuant to which such Isle RSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement or applicable employee benefit plan), (ii) was converted into a number of restricted stock units, deferred stock units or phantom units, as applicable, in respect of shares of ERI common stock, in an amount equal to the Stock Consideration (with aggregated fractional shares rounded to the nearest whole share), and (iii) remain subject to the same restrictions and other terms as are set forth in the Isle stock plan, the award agreement pursuant to which such Isle RSU was granted, and, if applicable, any other relevant agreements (such as an employment agreement or applicable employee benefit plan).

On January 23, 2015, the Compensation Committee of the BOD of the Company approved the grant of 685,606 RSUs and performance awards with a fair value of $4.03 per unit, the NASDAQ average price per share on that date, to executive officers and certain key employees under the 2015 Plan, and the grant of 89,900 RSUs with a fair value of $4.03 per unit, the NASDAQ average price per share on that date, to non-employee members of the BOD under the 2015 Plan. Such awards became effective upon our stockholders’ approval of the 2015 Plan on June 23, 2015. Throughout 2015, an additional 9,171 RSUs were granted to certain employees under the 2015 Plan.

On January 22, 2016, the Compensation Committee of the BOD of the Company approved the grant of 367,519 RSUs and performance awards, to executive officers and certain key employees, and the grant of 34,920 RSUs to non-employee members of the BOD under the 2015 Plan. The RSUs had a fair value of $10.77 per unit which was the NASDAQ average price per share on that date. Throughout 2016, an additional 14,661 RSUs were granted to certain employees under the 2015 Plan.

On January 27, 2017, the Company granted 298,761 RSUs (time-based awards and performance awards with a two-year performance period) to executive officers and key employees, and 46,282 RSUs (time-based awards) to non-employee members of the BOD under the 2015 Plan. The performance awards granted in 2017 are based on a two-year performance criteria and accounted for as two sub-awards. The January 27, 2017, RSUs had a fair value of $15.50 per unit which was the NASDAQ closing price on that date. An additional 246,755 RSUs were also granted to key employees during the year ended December 31, 2017.

On January 26, 2018, the Company granted 353,897 RSUs (time-based awards and performance awards with a two-year performance period) to executive officers, key employees and non-employee members of the BOD under the 2015 Plan. The RSUs had a fair value of $32.52 per unit which was the NASDAQ closing price on that date.

A summary of the RSU activity, including performance awards and converted Isle awards, for the years ended December 31, 2015, 2016 and 2017 is as follows:

	Equity Awards	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Contractual Life	Aggregate Fair Value
			(in years)	(in millions)
Unvested outstanding as of January 1, 2015	—	$—	—	$—
Granted (1)	917,283	4.08
Vested	(89,900)	4.03
Unvested outstanding as of December 31, 2015	827,383	$4.09	2.12	$3.40
Granted (2)	410,694	10.81
Vested	(255,707)	5.83
Unvested outstanding as of December 31, 2016	982,370	$6.45	1.41	$6.33
Granted (3)	600,206	20.91
Exchanged (4)	860,557	18.94
Forfeited	(11,870)	15.74
Vested	(851,764)	18.37
Unvested outstanding as of December 31, 2017	1,579,499	$12.25	0.92	$19.35

(1)	Includes 475,409 of performance awards at 135% of target and 351,974 time-based awards at 100% of target all of which were granted in 2015.
(2)	Includes 176,632 of performance awards at 96.5% of target and 234,062 time-based awards at 100% of target.
(3)

Includes 107,309 of performance awards at 108.5% of target, 100,833 of performance awards at 100% of target and 392,064 time-based awards at 100% of target. Performance awards granted in 2017 are based on a two-year performance criteria and accounted for as two sub-awards.

(4)	Represents exchanged Isle RSUs as a result of the Isle Acquisition based on the average of the ERI share price on the grant dates.

As of December 31, 2017 and 2016, the Company had $11.1 million and $2.5 million, respectively, of unrecognized compensation expense, including 2017 performance awards at 108.5% and 100% of target, respectively, and 2016 performance awards at 96.5% target, related to unvested RSUs. The RSUs are expected to be recognized over a weighted-average period of 0.92 years and 1.41 years, respectively.

During the first quarter of 2016, the Company’s chief operating officer terminated employment and the chief financial officer retired. In conjunction with the termination and retirement, unvested RSUs totaling 167,511, which were outstanding as of December 31, 2015, immediately vested representing an additional $0.5 million included in stock compensation expense during the first quarter of 2016. Additionally, severance costs totaling $1.4 million were recognized during the first quarter of 2016.

These amounts are included in corporate expenses and, in the case of certain property positions, general and administrative expenses in the Company’s consolidated statements of income. We recognized a reduction in income tax expense of $1.0 million and $0.8 million for the year ended December 31, 2017 and 2016, respectively, for excess tax benefits related to stock-based compensation.

A summary of the ERI Stock Option activity for the years ended December 31, 2015, 2016 and 2017:

				Weighted-	Weighted-
				Average	Average
		Range of		Exercise	Remaining	Aggregate
	Options	Exercise Prices		Price	Contractual Life	Intrinsic Value
					(in years)	(in millions)
Outstanding and Exercisable as of January 1, 2015	398,200	$2.44	$16.27	$7.88	4.54	$0.2

Expired	(86,000)		$11.30	$11.30
Outstanding and Exercisable as of December 31, 2015	312,200	$2.44	$16.27	$6.94	3.47	$1.3

Expired	(10,000)		$11.30	$11.30
Exercised	(132,900)	$2.44	$3.94	$2.89
Outstanding and Exercisable as of December 31, 2016	169,300	$2.44	$16.27	$9.94	0.86	$1.2
Exchanged (1)	1,351,168	$6.87	$15.60	10.12
Expired	(62,871)	$2.44	$12.29	$4.63
Exercised	(1,185,745)	$6.87	$16.27	$10.45
Outstanding and Exercisable as of December 31, 2017	271,852	$3.94	$15.60	$9.63	1.04	$6.4

There were 1,185,745 options exercised and 62,871 options expired in 2017. There were 132,900 options exercised and 10,000 options expired in 2016. There were no options exercised in 2015. Cash received from the exercise of stock options was $2.9 million and $0.4 million for the years ended December 31, 2017 and 2016, respectively. The Company recognized a tax benefit from the stock option exercises of $1.0 million and $0.8 million in 2017 and 2016, respectively.

A summary of the ERI Restricted Stock Awards activity for the year ended December 31, 2017 is as follows:

		Weighted-
		Average
		Grant Date
	Restricted Stock	Fair Value

Outstanding as of December 31, 2016	—	$—
Exchanged (1)	180,374	19.23
Forfeited	(1,602)	19.13
Vested	(167,963)	19.24
Outstanding as of December 31, 2017	10,809	$19.13

(1)	Represents exchanged Isle Restricted Stock Awards as a result of the Isle Acquisition.

The Company’s unrecognized compensation cost for unvested restricted stock awards was $0.1 million as of December 31, 2017. The weighted average remaining life was 0.4 years and had an aggregate fair value of $0.1 million at December 31, 2017.

Note 13. Earnings per Share

The following table illustrates the required disclosure of the reconciliation of the numerators and denominators of the basic and diluted net income per share computations during the years ended December 31, 2017, 2016 and 2015 (dollars in thousands, except per share amounts):

	2017	2016	2015
Net income available to common stockholders	$73,380	$24,527	$114,246

Shares outstanding:
Weighted average shares outstanding - basic	67,133,531	47,033,311	46,550,042
Effect of dilutive securities:
Stock options	98,294	96,515	120,479
RSUs	870,989	571,736	338,459
Weighted average shares outstanding - diluted	68,102,814	47,701,562	47,008,980

Net income per common share attributable to common stockholders - basic:	$1.09	$0.52	$2.45
Net income per common share attributable to common stockholders - diluted:	$1.08	$0.51	$2.43

Note 14. Accumulated Other Comprehensive Income (Loss)

The Company’s accumulated other comprehensive income (loss) is related to the Scioto Downs defined benefit pension plan. A summary of the change in accumulated other comprehensive income (loss) during the three years ended December 31, 2017 and 2016 is as follows (in thousands):

Balance as of December 31, 2014	$87
Other comprehensive loss	(75)
Balance as of December 31, 2015	12
Other comprehensive income	—
Balance as of December 31, 2016	12
Other comprehensive income	67
Balance as of December 31, 2017	$79

Note 15. Fair Value Measurements

Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Accordingly, fair value is a market based measurement that is determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, there is a three‑tier fair value hierarchy, which prioritizes the inputs used in measuring fair values as follows:

•	Level 1 Inputs: Quoted market prices in active markets for identical assets or liabilities.
•	Level 2 Inputs: Observable market‑based inputs or unobservable inputs that are corroborated by market data.
•	Level 3 Inputs: Unobservable inputs that are not corroborated by market data.

Items Measured at Fair Value on a Recurring Basis: The following table sets forth the assets measured at fair value on a recurring basis, by input level, in the consolidated balance sheets at December 31, 2017:

	December 31, 2017
	Level 1	Level 2	Total
Assets:
Marketable securities	$7,906	$9,725	$17,631
Restricted cash and investments	9,055	4,098	13,153

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practical to estimate fair value:

Cash and Cash Equivalents: Cash equivalents include investments in money market funds. Investments in this category can be redeemed immediately at the current net asset value per share. A money market fund is a mutual fund whose investments are primarily in short‑term debt securities designed to maximize current income with liquidity and capital preservation, usually maintaining per share net asset value at a constant amount, such as one dollar. Cash and cash equivalents also includes cash maintained for gaming operations. The carrying amounts approximate the fair value because of the short maturity of those instruments (Level 1).

Restricted Cash: Restricted cash includes cash reserved for unredeemed winning tickets from the Company’s racing operations, funds related to horsemen’s fines and certain simulcasting funds that are restricted to payments for improving horsemen’s facilities and racing purses, cash deposits that serve as collateral for letters of credit, surety bonds and short-term certificates of deposit that serve as collateral for certain bonding requirements. The estimated fair values of our restricted cash and investments are based upon quoted prices available in active markets (Level 1), or quoted prices for similar assets in active and inactive markets (Level 2), and represent the amounts we would expect to receive if we sold our restricted cash and investments. Restricted investments, included in Other Assets, net, relate to trading securities pledged as collateral by our captive insurance company.

Accounts Receivable and Credit Risk: The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes that no significant concentrations of credit risk related to receivables existed.

Marketable Securities:  Marketable securities consist primarily of trading securities held the Company’s captive insurance subsidiary. The estimated fair values of the Company’s marketable securities are determined on an individual asset basis based upon quoted prices of identical assets available in active markets (Level 1), quoted prices of identical assets in inactive markets, or quoted prices for similar assets in active and inactive markets (Level 2), and represent the amounts we would expect to receive if we sold these marketable securities.

Long‑term Debt: The fair value of our long-term debt or other long-term obligations is estimated based on the quoted market price of the underlying debt issue (Level 1) or, when a quoted market price is not available, the discounted cash flow of future payments utilizing current rates available to us for the debt of similar remaining maturities (Level 2). Debt obligations with a short remaining maturity have a carrying amount that approximates fair value.

Acquisition‑Related Contingent Considerations: Contingent consideration related to the July 2003 acquisition of Scioto Downs represents the estimate of amounts to be paid to former stockholders of Scioto Downs under certain earn-out provisions. The Company considers the acquisition related contingency’s fair value measurement, which includes forecast assumptions, to be Level 3 within the fair value hierarchy. Acquisition related contingent considerations is included in accrued other liabilities on the consolidated balance sheets.

There were no transfers between Level 1 and Level 2 investments.

The estimated fair values of the Company’s financial instruments are as follows (amounts in thousands):

	December 31, 2017		December 31, 2016
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets:
Cash and cash equivalents	$134,596	$134,596	$61,029	$61,029
Restricted cash	13,153	13,153	2,414	2,414
Marketable securities	17,631	17,631	—	—
Financial liabilities:
7% Senior Notes	$367,854	$400,800	$366,859	$397,500
6% Senior Notes	880,889	914,375	—	—
New Term Loan	938,002	956,750	—	—
Other long-term debt	2,531	2,531	—	—
Term Loan	—	—	406,047	423,858
Revolving Credit Facility	—	—	26,977	29,000
Capital leases	917	917	543	543
Acquisition-related contingent considerations	486	486	496	496

The following table represents the change in acquisition-related contingent consideration liabilities for the period December 31, 2014 to December 31, 2017.

Balance as of January 1, 2015	$524
Amortization of present value discount (1)	52
Fair value adjustment for change in consideration expected to be paid (2)	38
Settlements	(85)
Balance as of December 31, 2015	529
Amortization of present value discount (1)	70
Fair value adjustment for change in consideration expected to be paid (2)	(13)
Settlements	(90)
Balance as of December 31, 2016	496
Amortization of present value discount (1)	69
Fair value adjustment for change in consideration expected to be paid (2)	11
Settlements	(90)
Balance as of December 31, 2017	$486

(1)	Changes in present value are included as a component of interest expense in the consolidated statements of income.
(2)	Fair value adjustments for changes in earn-out estimates are recorded as a component of general and administrative expense in the consolidated statements of income.

Note 16. Commitments and Contingencies

Capital Leases.  The Company leases certain equipment under agreements classified as capital leases. The future minimum lease payments, including interest, at December 31, 2017 are $0.6 million, $0.4 million, and $0.1 million in 2018, 2019, and 2020, respectively. After reducing these amounts for interest of $0.2 million, the present value of the minimum lease payments at December 31, 2017 is $0.9 million.

Operating Leases.  The Company leases land and certain equipment, including some of our slot machines, timing and photo finish equipment, videotape and closed circuit television equipment, and certain pari‑mutuel equipment, under operating leases. Future minimum payments under non‑cancellable operating leases with initial terms of one year or more consisted of the following at December 31, 2017 (in thousands):

Leases
2018	$12,057
2019	10,034
2020	8,400
2021	7,539
2022	6,628
Thereafter	143,530
$188,188

Total rental expense under operating leases totaled $28.2 million, $17.0 million and $14.0 million for the years ended December 31, 2017, 2016 and 2015, respectively. Included in the $28.2 million is rent for land upon which the Eldorado Reno resides of $0.6 million in each of the years ended December 31, 2017, 2016 and 2015 which was paid to C. S. & Y. Associates which is an entity partially owned by Recreational Enterprises, Inc. (“REI”). The Company’s Chief Executive Officer and Chairman of the Board, Gary L. Carano, and its Senior Vice President of Regional operations, Gene Carano, are the directors of REI and members of the Carano family, including Gary L. Carano and Gene Carano, own the equity interests in REI. This rental agreement expires June 30, 2027 and the rental payments are more fully described in Note 17, Related Affiliates.

Litigation.  The Company is a party to various legal and administrative proceedings, which have arisen in the normal course of its business. Estimated losses are accrued for these proceedings when the loss is probable and can be estimated. The current liability for the estimated losses associated with these proceedings is not material to the Company’s consolidated financial condition and those estimated losses are not expected to have a material impact on its results of operations. In addition, the Company maintains what it believes is adequate insurance coverage to further mitigate the risks of such proceedings. However, such proceedings can be costly, time consuming and unpredictable and, therefore, no assurance can be given that the final outcome of such proceedings may not materially impact the Company’s consolidated financial condition or results of operations. Further, no assurance can be given that the amount of scope of existing insurance coverage will be sufficient to cover losses arising from such matter.

Collective Bargaining Agreements. As of December 31, 2017, we had approximately 12,500 employees. As of such date, we had 11 collective bargaining agreements covering approximately 970 employees. Three collective bargaining agreements are scheduled to expire in 2018. There can be no assurance that we will be able to extend or enter into replacement agreements. If we are able to extend or enter into replacement agreements, there can be no assurance as to whether the terms will on comparable terms to the existing agreements.

Agreements with Horsemen and Pari-mutuel Clerks.  The Federal Interstate Horse Racing Act and the state racing laws in West Virginia, Ohio and Pennsylvania require that, in order to simulcast races, we have written agreements with the horse owners and trainers at those racetracks. In addition, in order to operate slot machines in West Virginia, we are required to enter into written agreements regarding the proceeds of the slot machines (a “proceeds agreement”) with a representative of a majority of the horse owners and trainers and with a representative of a majority of the pari‑mutuel clerks. In Pennsylvania and Ohio, we must have an agreement with the representative of the horse owners. We have the requisite agreements in place with the horsemen at Mountaineer until December 31, 2018. With respect to the Mountaineer pari‑mutuel clerks, we have a labor agreement in force until November 30, 2018, which will automatically renew for an additional one-year period, and a proceeds agreement until April 14, 2018. We are required to have a proceeds agreement in effect on July 1 of each year with the horsemen and the pari‑mutuel clerks as a condition to renewal of our video lottery license for such year. If the requisite proceeds agreement is not in place as of July 1 of a particular year, Mountaineer’s application for renewal of its video lottery license could be denied, in which case Mountaineer would not be permitted to operate either its slot machines or table games. Scioto Downs has the requisite agreement in place with the OHHA until December 31, 2023, with automatic two‑year renewals unless either party requests re‑negotiation pursuant to its terms. Presque Isle Downs has the requisite agreement in place with the Pennsylvania Horsemen’s Benevolent and Protective Association until May 1, 2019. With the exception of the respective Mountaineer, Presque Isle Downs and Scioto Downs horsemen’s agreements and the agreement between Mountaineer and the pari‑mutuel clerks’ union described above, each of the agreements referred to in this paragraph may be terminated upon written notice by either party.

Note 17. Related Affiliates

REI

As of December 31, 2017, REI owned approximately 14.5% of outstanding common stock of the Company. The directors of REI are Company’s Chief Executive Officer and Chairman of the Board, Gary L. Carano, its President and Chief Financial Officer and Board member, Thomas R. Reeg, and its Senior Vice President of Regional Operations, Gene Carano. In addition, Gary L. Carano also serves as the Vice President of REI and Gene Carano also serves as the Secretary and Treasurer of REI. Members of the Carano Family, including Gary L. Carano and Gene Carano, own the equity interests in REI. As such, the Carano Family has the ability to significantly influence the affairs of the Company. Donald L. Carano, who was formerly the president and a director of REI, received remuneration in the amount of $0.3 million, $0.4 million and $0.4 million in 2017, 2016 and 2015, respectively, for his service to ERI and its subsidiaries. For each of the years ended December 31, 2017, 2016 and 2015, there were no related party transactions between the Company and the Carano Family other than compensation, including salary and equity incentives and the CSY Lease listed below.

Hotel Casino Management

Prior to November 2017, Hotel Casino Management, Inc., which is beneficially owned by members of the Poncia family, including Raymond J. Poncia, owned more than 5% of the outstanding common stock of the Company. Raymond J. Poncia received remuneration in the amount of $0.2 million in each of 2017, 2016 and 2015 for services that he provided to ERI and its subsidiaries.

C. S. & Y.

The Company owns the entire parcel on which Eldorado Reno is located, except for approximately 30,000 square feet which is leased from C. S. & Y. Associates which is an entity partially owned by REI (the “CSY Lease”). The CSY Lease expires on June 30, 2027. Annual rent is equal to the greater of (1) $0.4 million or (2) an amount based on a decreasing percentage of the Eldorado’s gross gaming revenues ranging from 3% of the first $6.5 million of gross gaming revenues to 0.1% of gross gaming revenues in excess of $75.0 million. Rent pursuant to the CSY Lease amounted to $0.6 million in each of the years ended December 31, 2017, 2016 and 2015. All amounts on the accompanying balance sheets under “Due to Affiliates” relate to C. S. & Y. Associates.

Hampton Inn & Suites

The Company holds a 42.1% variable interest in a partnership with other investors that developed a new 118-room Hampton Inn & Suites hotel at Scioto Downs that opened in March 2017. Pursuant to the terms of the partnership agreement, the Company contributed $1.0 million of cash and 2.4 acres of a leasehold immediately adjacent to The Brew Brothers microbrewery and restaurant at Scioto Downs. The partnership constructed the hotel at a cost of $16.0 million and other investor members operate the hotel. In November 2017, the Company contributed $0.6 million to the partnership for its proportionate share of additional construction costs pursuant to the partnership agreement. As of December 31, 2017, the Company’s receivable from the partnership totaled $0.2 million and is reflected on the accompanying balance sheet under “Due from Affiliates.”

Note 18. Segment Information

The following table sets forth, for the period indicated, certain operating data for our reportable segments. The executive decision maker of our Company reviews operating results, assesses performance and makes decisions on a “significant market” basis. Management views each of our casinos as an operating segment. Operating segments are aggregated based on their similar economic characteristics, types of customers, types of services and products provided, and their management and reporting structure. Prior to the Isle Acquisition, the Company’s principal operating activities occurred in three geographic regions: Nevada, Louisiana and parts of the eastern United States. The Company aggregated its operations into three reportable segments based on the similar characteristics of the operating segments within the regions in which they operated as follows:

Segment	Property	State
Nevada	Eldorado Reno	Nevada
	Silver Legacy	Nevada
	Circus Reno	Nevada

Louisiana	Eldorado Shreveport	Louisiana

Eastern	Presque Isle Downs	Pennsylvania
	Scioto Downs	Ohio
	Mountaineer	West Virginia

Following the Isle Acquisition, the Company’s principal operating activities expanded and now occur in four geographic regions and reportable segments based on the similar characteristics of the operating segments within the regions in which they operate. The following table summarizes our current segments:

Segment	Property	State
West	Eldorado Reno	Nevada
	Silver Legacy	Nevada
	Circus Reno	Nevada
	Isle Black Hawk	Colorado
	Lady Luck Black Hawk	Colorado

Midwest	Waterloo	Iowa
	Bettendorf	Iowa
	Boonville	Missouri
	Cape Girardeau	Missouri
	Caruthersville	Missouri
	Kansas City	Missouri

South	Pompano	Florida
	Eldorado Shreveport	Louisiana
	Lake Charles	Louisiana
	Lula	Mississippi
	Vicksburg	Mississippi

East	Presque Isle Downs	Pennsylvania
	Nemacolin	Pennsylvania
	Scioto Downs	Ohio
	Mountaineer	West Virginia

The following table sets forth, for the periods indicated, certain operating data for our four reportable segments. Amounts related to pre-acquisition periods (prior to May 1, 2017) conform to prior presentation as the additional operating segments associated with the Isle Acquisition are incremental to the previously disclosed reportable segments.

	For the year ended December 31,
	2017	2016	2015
	(in thousands)
Revenues and expenses
West:
Net operating revenues	$410,319	$327,541	$130,212
Operating income—West	$66,108	$41,451	$14,106
Midwest:
Net operating revenues	$268,879	$—	$—
Operating income—Midwest	$62,071	$—	$—
South:
Net operating revenues	$338,259	$133,557	$138,317
Operating income—South	$3,680	$23,378	$21,423
East:
Net operating revenues	$462,835	$439,367	$455,816
Operating income—East	$68,101	$53,361	$56,479
Corporate:
Net revenues	$506	$—	$—
Operating loss—Corporate	$(105,150)	$(29,490)	$(19,387)
Total Reportable Segments
Net operating revenues	$1,480,798	$900,465	$724,345
Operating income – Total Reportable Segments	$94,810	$88,700	$72,621
Reconciliations to Consolidated Net Income:
Operating Income — Total Reportable Segments	$94,810	$88,700	$72,621
Unallocated income and expenses:
Interest expense, net	(99,769)	(50,917)	(61,558)
Gain on valuation of unconsolidated affiliate	—	—	35,582
Loss on early retirement of debt	(38,430)	(155)	(1,937)
Benefit (provision) for income taxes	116,769	(13,101)	69,538
Net income	$73,380	$24,527	$114,246

	For the Year Ended December 31,
	2017	2016	2015
	(in thousands)
Capital Expenditures (a)
West	$44,952	$22,812	$4,682
Midwest	9,115	—	—
South	7,672	5,842	4,032
East (a)	10,155	18,491	26,556
Corporate	11,628	235	1,492
Total	$83,522	$47,380	$36,762

(a)

Before reimbursements from the state of West Virginia for qualified capital expenditures of $0.4 million, $4.2 million and $1.3 million for the years ended December 31, 2017, 2016 and 2015, respectively.

	West	Midwest	South	East	Corporate, Other & Eliminations	Total
Balance sheet as of December 31, 2017	(in thousands)
Total assets	$1,278,062	$1,188,758	$804,318	$1,185,806	$(910,472)	$3,546,472
Goodwill	152,775	327,088	200,417	66,826	—	747,106

Balance sheet as of December 31, 2016
Total assets	$377,688	$—	$128,427	$850,904	$(62,975)	$1,294,044
Goodwill	—	—	—	66,826	—	66,826

	2017
	Balance at January 1	Acquisitions	Impairments	Balance at December 31
	(in thousands)
Goodwill by reportable segment:
West	$—	$152,775	$—	$152,775
Midwest	—	327,088	—	327,088
South	—	235,333	(34,916)	200,417
East	66,826	—	—	66,826
	$66,826	$715,196	$(34,916)	$747,106

	2016
	Balance at January 1	Acquisitions	Impairments	Balance at December 31
	(in thousands)
Goodwill by reportable segment:
West	$—	$—	$—	$—
Midwest	—	—	—	—
South	—	—	—	—
East	66,826	—	—	66,826
	$66,826	$—	$—	$66,826

Note 19. Consolidating Condensed Financial Information

Certain of our wholly-owned subsidiaries have fully and unconditionally guaranteed on a joint and several basis, the payment of all obligations under our 7% Senior Notes, 6% Senior Notes and New Credit Facility.

The following wholly-owned subsidiaries of the Company are guarantors, on a joint and several basis, under the 7% Senior Notes, 6% Senior Notes and New Credit Facility: Isle of Capri Casinos LLC; Eldorado Holdco LLC; Eldorado Resorts LLC; Eldorado Shreveport 1 LLC; Eldorado Shreveport 2 LLC; Eldorado Casino Shreveport Joint Venture; MTR Gaming Group Inc.; Mountaineer Park Inc.; Presque Isle Downs Inc.; Scioto Downs Inc.; Eldorado Limited Liability Company; Circus and Eldorado Joint Venture, LLC; CC Reno LLC; CCR Newco LLC; Black Hawk Holdings, L.L.C.; IC Holdings Colorado, Inc.; CCSC/Blackhawk, Inc.; IOC-Black Hawk Distribution Company, LLC; IOC-Black Hawk County, Inc.; Isle of Capri Bettendorf, L.C.; PPI, Inc.; Pompano Park Holdings LLC; IOC-Lula, Inc.; IOC-Kansas City, Inc.; IOC-Boonville, Inc.; IOC-Caruthersville, LLC; IOC Cape Girardeau, LLC; IOC-Vicksburg, Inc.; IOC-Vicksburg, L.L.C.; Rainbow Casino-Vicksburg Partnership, L.P.; IOC Holdings L.L.C. and St. Charles Gaming Company, L.L.C. Each of the subsidiaries’ guarantees is joint and several with the guarantees of the other subsidiaries.

The consolidating condensed balance sheet as of December 31, 2017 is as follows:

Balance Sheet	Eldorado Resorts, Inc. (Parent Obligor)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Entries	Eldorado Resorts, Inc. Consolidated
Current assets	$27,572	$201,321	$22,139	$—	$251,032
Intercompany receivables	274,147	—	34,493	(308,640)	—
Investments in subsidiaries	2,437,287	—	—	(2,437,287)	—
Property and equipment, net	12,042	1,483,473	7,302	—	1,502,817
Other assets	37,459	1,764,291	27,282	(36,409)	1,792,623
Total assets	$2,788,507	$3,449,085	$91,216	$(2,782,336)	$3,546,472

Current liabilities	$28,677	$169,348	$25,726	$—	$223,751
Intercompany payables	—	308,640	—	(308,640)	—
Long-term debt, less current maturities	1,814,185	350,000	25,393	—	2,189,578
Deferred income tax liabilities	—	199,376	—	(36,409)	162,967
Other accrued liabilities	4,127	19,624	4,828	—	28,579
Stockholders’ equity	941,518	2,402,097	35,269	(2,437,287)	941,597
Total liabilities and stockholders’ equity	$2,788,507	$3,449,085	$91,216	$(2,782,336)	$3,546,472

The consolidating condensed balance sheet as of December 31, 2016 is as follows:

Balance Sheet	Eldorado Resorts, Inc. (Parent Obligor)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Entries	Eldorado Resorts, Inc. Consolidated
Current assets	$1,860	$99,494	$399	$—	$101,753
Intercompany receivables	371,765	—	1,186	(372,951)	—
Investments in subsidiaries	297,223	—	—	(297,223)	—
Property and equipment, net	1,965	610,377	—	—	612,342
Other assets	55,158	572,448	11	(47,668)	579,949
Total assets	$727,971	$1,282,319	$1,596	$(717,842)	$1,294,044

Current liabilities	$11,381	$94,499	$16	$—	$105,896
Intercompany payables	—	372,951	—	(372,951)	—
Long-term debt, less current maturities	420,633	375,248	—	—	795,881
Deferred income tax liabilities	—	136,679	—	(47,668)	89,011
Other accrued liabilities	—	7,287	—	—	7,287
Stockholders’ equity	295,957	295,655	1,580	(297,223)	295,969
Total liabilities and stockholders’ equity	$727,971	$1,282,319	$1,596	$(717,842)	$1,294,044

The consolidating condensed statements of income for the year ended December 31, 2017 is as follows:

Statements of Income:

	Eldorado Resorts, Inc. (Parent Obligor)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Entries	Eldorado Resorts, Inc. Consolidated
Revenues:
Gaming and pari-mutuel commissions	$—	$1,076,957	$22,070	$—	$1,099,027
Non-gaming	—	374,246	7,525	—	381,771
Net revenues	—	1,451,203	29,595	—	1,480,798

Operating expenses:
Gaming and pari-mutuel commissions	—	546,207	14,882	—	561,089
Non-gaming	—	250,160	2,419	—	252,579
Marketing and promotions	—	80,893	2,281	—	83,174
General and administrative	—	235,905	5,132	—	241,037
Corporate	31,620	(4,318)	3,437	—	30,739
Impairment charges	—	38,016	—	—	38,016
Management fee	(31,620)	31,620	—	—	—
Depreciation and amortization	1,030	104,454	407	—	105,891
Total operating expenses	1,030	1,282,937	28,558	—	1,312,525

Loss on sale of asset or disposal of property and equipment	(20)	(299)	—	—	(319)
Proceeds from terminated sale	—	20,000	—	—	20,000
Transaction expenses	(70,865)	(21,912)	—	—	(92,777)
Equity in loss of unconsolidated affiliate	—	(367)	—	—	(367)
Operating (loss) income	(71,915)	165,688	1,037	—	94,810

Interest expense, net	(73,448)	(25,221)	(1,100)	—	(99,769)
Loss on early retirement of debt, net	(38,430)	—	—	—	(38,430)
Subsidiary income (loss)	205,251	—	—	(205,251)	—
(Loss) income before income taxes	21,458	140,467	(63)	(205,251)	(43,389)
Income tax benefit (provision)	51,922	69,787	(4,940)	—	116,769
Net income (loss)	$73,380	$210,254	$(5,003)	$(205,251)	$73,380

The consolidating condensed statements of income for the year ended December 31, 2016 is as follows:

Statements of Income:

	Eldorado Resorts, Inc. (Parent Obligor)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Entries	Eldorado Resorts, Inc. Consolidated
Revenues:
Gaming and pari-mutuel commissions	$—	$599,750	$265	$—	$600,015
Non-gaming	—	300,360	90	—	300,450
Net revenues	—	900,110	355	—	900,465

Operating expenses:
Gaming and pari-mutuel commissions	—	352,220	—	—	352,220
Non-gaming	—	194,586	—	—	194,586
Marketing and promotions	—	40,886	4	—	40,890
General and administrative	—	130,720	—	—	130,720
Corporate	19,560	320	—	—	19,880
Management fee	(19,841)	19,841	—	—	—
Depreciation and amortization	454	62,995	—	—	63,449
Total operating expenses	173	801,568	4	—	801,745

Loss on sale of asset or disposal of property and equipment	—	(836)	—	—	(836)
Transaction expenses	(9,184)	—	—	—	(9,184)
Operating (loss) income	(9,357)	97,706	351	—	88,700

Interest expense, net	(24,562)	(26,355)	—	—	(50,917)
Loss on early retirement of debt, net	(155)	—	—	—	(155)
Subsidiary income (loss)	45,372	—	—	(45,372)	—
Income (loss) before income taxes	11,298	71,351	351	(45,372)	37,628
Income tax benefit (provision)	13,229	(26,207)	(123)	—	(13,101)
Net income (loss)	$24,527	$45,144	$228	$(45,372)	$24,527

The consolidating condensed statements of income for the year ended December 31, 2015 is as follows:

Statements of Income:

	Eldorado Resorts, Inc. (Parent Obligor)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Entries	Eldorado Resorts, Inc. Consolidated
Revenues:
Gaming and pari-mutuel commissions	$—	$551,339	$261	$—	$551,600
Non-gaming	—	172,745	—	—	172,745
Net revenues	—	724,084	261	—	724,345

Operating expenses:
Gaming and pari-mutuel commissions	—	330,589	—	—	330,589
Non-gaming	—	120,035	—	—	120,035
Marketing and promotions	—	31,349	7	—	31,356
General and administrative	—	97,356	—	—	97,356
Corporate	13,738	2,731	—	—	16,469
Management fee	(13,760)	13,760	—	—	—
Depreciation and amortization	369	56,552	—	—	56,921
Total operating expenses	347	652,372	7	—	652,726

Loss on sale of asset or disposal of property and equipment	—	(6)	—	—	(6)
Transaction expenses	(2,368)	(84)	—	—	(2,452)
Equity in loss of unconsolidated affiliate	—	3,460	—	—	3,460
Operating (loss) income	(2,715)	75,082	254	—	72,621

Interest expense, net	(10,613)	(50,945)	—	—	(61,558)
Loss on early retirement of debt, net	(1,855)	(82)	—	—	(1,937)
Gain on valuation of unconsolidated affiliate	—	35,582	—	—	35,582
Subsidiary income (loss)	86,145	—	—	(86,145)	—
Income (loss) before income taxes	70,962	59,637	254	(86,145)	44,708
Income tax benefit	43,284	26,329	(75)	—	69,538
Net income (loss)	$114,246	$85,966	$179	$(86,145)	$114,246

The consolidating condensed statement of cash flows for the year ended December 31, 2017 is as follows:

Statement of Cash Flows

	Eldorado Resorts, Inc. (Parent Obligor)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Entries	Eldorado Resorts, Inc. Consolidated
Net cash (used in) provided by operating activities	$(44,737)	$170,553	$4,070	$—	$129,886
INVESTING ACTIVITIES:
Purchase of property and equipment, net	(11,073)	(70,810)	(1,639)	—	(83,522)
Reimbursement of capital expenditures from West Virginia regulatory authorities	—	361	—	—	361
Proceeds from sale of property and equipment	—	135	—	—	135
Net cash (used in) provided by business combinations	(1,355,370)	37,103	5,216	—	(1,313,051)
Investment in and loans to unconsolidated affiliate	—	(604)	—	—	(604)
Net cash (used in) provided by investing activities	(1,366,443)	(33,815)	3,577	—	(1,396,681)
FINANCING ACTIVITIES:
Proceeds from issuance of New Term Loan	1,450,000	—	—	—	1,450,000
Proceeds from issuance of 6% Senior Notes	875,000	—	—	—	875,000
Proceeds from issuance of New Revolving Credit Facility	166,953	—	—	—	166,953
Payments on Term Loan	(1,062)	—	—	—	(1,062)
Payments on New Term Loan	(493,250)	—	—	—	(493,250)
Payments under New Revolving Credit Facility	(166,953)	—	—	—	(166,953)
Borrowings under Prior Revolving Credit Facility	41,000	—	—	—	41,000
Payments under Prior Revolving Credit Facility	(29,000)	—	—	—	(29,000)
Retirement of Term Loan	(417,563)	—	—	—	(417,563)
Retirement of Prior Revolving Credit Facility	(41,000)	—	—	—	(41,000)
Debt premium proceeds	27,500	—	—	—	27,500
Net proceeds from (payments to) related parties	72,011	(79,634)	7,623	—	—
Payment of other long-term obligation	(43)	—	—	—	(43)
Payments on capital leases	—	(318)	(172)	—	(490)
Debt issuance costs	(51,526)	—	—	—	(51,526)
Taxes paid related to net share settlement of equity awards	(11,365)	—	—	—	(11,365)
Proceeds from exercise of stock options	2,900	—	—	—	2,900
Net cash provided by (used in) financing activities	1,423,602	(79,952)	7,451	—	1,351,101
INCREASE IN CASH AND CASH EQUIVALENTS	12,422	56,786	15,098	—	84,306
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	1,409	61,633	401	—	63,443
CASH AND CASH EQUIVALENTS, END OF YEAR	$13,831	$118,419	$15,499	$—	$147,749

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH TO AMOUNTS REPORTED WITHIN THE CONDENSED CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$13,202	$114,925	$6,469	$—	$134,596
Restricted cash	629	2,495	143	—	3,267
Restricted cash included in other noncurrent assets	—	999	8,887	—	9,886
Total cash, cash equivalents and restricted cash	$13,831	$118,419	$15,499	$—	$147,749

The consolidating condensed statement of cash flows for the year ended December 31, 2016 is as follows:

Statement of Cash Flows

	Eldorado Resorts, Inc. (Parent Obligor)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Entries	Eldorado Resorts, Inc. Consolidated
Net cash (used in) provided by operating activities	$(16,321)	$110,933	$101	$—	$94,713
INVESTING ACTIVITIES:
Purchase of property and equipment, net	133	(47,512)	(1)	—	(47,380)
Reimbursement of capital expenditures from West Virginia regulatory authorities	—	4,207	—	—	4,207
Proceeds from sale of property and equipment	—	1,560	—	—	1,560
(Increase) Decrease in other assets, net	(16)	675	—	—	659
Net cash used in business combinations	—	(194)	—	—	(194)
Net cash provided by (used in) investing activities	117	(41,264)	(1)	—	(41,148)
FINANCING ACTIVITIES:
Proceeds from long-term debt borrowings	(4,250)	—	—	—	(4,250)
Borrowings under Prior Revolving Credit Facility	73,000	—	—	—	73,000
Payments under Prior Revolving Credit Facility	(137,500)	—	—	—	(137,500)
Principal payments on capital leases	—	(274)	—	—	(274)
Debt issuance costs	(4,288)	—	—	—	(4,288)
Net proceeds from (payments to) related parties	90,353	(90,486)	133	—	—
Taxes paid related to net share settlement of equity awards	(744)	—	—	—	(744)
Proceeds from exercise of stock options	385	—	—	—	385
Net cash provided by (used in) financing activities	16,956	(90,760)	133	—	(73,671)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	752	(21,091)	233	—	(20,106)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	657	82,724	168	—	83,549
CASH AND CASH EQUIVALENTS, END OF YEAR	$1,409	$61,633	$401	$—	$63,443

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH TO AMOUNTS REPORTED WITHIN THE CONDENSED CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$811	$59,817	$401	$—	$61,029
Restricted cash	598	1,816	—	—	2,414
Total cash, cash equivalents and restricted cash	$1,409	$61,633	$401	$—	$63,443

The consolidating condensed statement of cash flows for the year ended December 31, 2015 is as follows:

Statement of Cash Flows

	Eldorado Resorts, Inc. (Parent Obligor)	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidating and Eliminating Entries	Eldorado Resorts, Inc. Consolidated
Net cash (used in) provided by operating activities	$(2,951)	$58,783	$172	$—	$56,004
INVESTING ACTIVITIES:
Purchase of property and equipment, net	(2,922)	(33,840)	—	—	(36,762)
Reimbursement of capital expenditures from West Virginia regulatory authorities	—	1,266	—	—	1,266
Investment in unconsolidated affiliate	—	(1,010)	—	—	(1,010)
Proceeds from sale of property and equipment	—	153	—	—	153
(Increase) Decrease in other assets, net	(89)	204	—	—	115
Net cash used in business combinations	(18,394)	(106,374)	—	—	(124,768)
Net cash used in by investing activities	(21,405)	(139,601)	—	—	(161,006)
FINANCING ACTIVITIES:
Proceeds from long-term debt borrowings	800,000	—	—	—	800,000
Borrowings under Prior Revolving Credit Facility	131,000	—	—	—	131,000
Payments under Prior Revolving Credit Facility	(37,500)	—	—	—	(37,500)
Principal payments under 7% Senior Notes	(2,125)	—	—	—	(2,125)
Retirement of long-term debt	(728,664)	—	—	—	(728,664)
Principal payments on capital leases	—	(88)	—	—	(88)
Debt issuance costs	(25,820)	—	—	—	(25,820)
Call premium on early retirement of debt	(44,090)	—	—	—	(44,090)
Net (payments to) proceeds from related parties	(67,788)	68,511	(723)	—	—
Net cash provided by (used in) financing activities	25,013	68,423	(723)	—	92,713
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	657	(12,395)	(551)	—	(12,289)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	—	95,119	719	—	95,838
CASH AND CASH EQUIVALENTS, END OF YEAR	$657	$82,724	$168	$—	$83,549

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH TO AMOUNTS REPORTED WITHIN THE CONDENSED CONSOLIDATED BALANCE SHEETS:
Cash and cash equivalents	$657	$77,453	$168	$—	$78,278
Restricted cash	—	5,271	—	—	5,271
Total cash, cash equivalents and restricted cash	$657	$82,724	$168	$—	$83,549

Note 20. Quarterly Data (Unaudited)

The following table sets forth certain consolidated quarterly financial information for the years ended December 31, 2017, 2016 and 2015. The quarterly information only includes the operations of Isle from the Isle Acquisition Date through December 31, 2017 and the operations of Silver Legacy and Circus Reno from the Reno Acquisition Date through December 31, 2017.

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(Dollars in thousands, except per share amounts)
2017:
Net revenues	$202,393	$375,626	$472,878	$429,901
Operating expenses	186,561	320,480	389,273	416,211
Operating income (loss)	14,028	(30,467)	101,493	9,756
Net income (loss)	$945	$(46,190)	$29,687	$88,938
Basic net income (loss) per common share	$0.02	$(0.68)	$0.39	$1.16
Diluted net income (loss) per common share	$0.02	$(0.68)	$0.38	$1.14
Weighted average shares outstanding—basic	47,120,751	67,453,095	76,902,070	76,961,015
Weighted average shares outstanding—diluted	48,081,281	67,453,095	77,959,689	77,998,742

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(Dollars in thousands, except per share amounts)
2016:
Net revenues	$215,583	$233,493	$243,049	$208,340
Operating expenses	196,855	203,016	210,584	191,290
Operating income	18,281	29,585	27,739	13,095
Net income	$3,379	$10,737	$9,450	$961
Basic net income per common share	$0.07	$0.23	$0.20	$0.02
Diluted net income per common share	$0.07	$0.22	$0.20	$0.02
Weighted average shares outstanding—basic	46,933,094	47,071,608	47,193,120	47,105,744
Weighted average shares outstanding—diluted	47,534,761	47,721,075	47,834,644	47,849,554

	Quarter Ended
	March 31,	June 30,	September 30,	December 31,
	(Dollars in thousands, except per share amounts)
2015:
Net revenues	$168,451	$183,578	$184,481	$187,835
Operating expenses	155,777	161,402	162,523	173,024
Operating income	12,072	23,032	24,121	13,396
Net (loss) income	$(6,171)	$4,779	$5,419	$110,219
Basic net (loss) income per common share	$(0.13)	$0.10	$0.12	$2.36
Diluted net (loss) income per common share	$(0.13)	$0.10	$0.12	$2.33
Weighted average shares outstanding—basic	46,494,638	46,516,614	46,516,614	46,670,735
Weighted average shares outstanding—diluted	46,494,638	46,657,618	46,763,589	47,227,127

ELDORADO RESORTS, INC.

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

Column A	Column B Balance at Beginning of Period	Column C Isle of Capri Acquisition	Column D Additions(1)	Column E Deductions(2)	Column F Balance at End of Period
Year ended December 31, 2017:
Allowance for doubtful accounts	$1,221	$461	$531	$993	$1,220
Year ended December 31, 2016:
Allowance for doubtful accounts	$2,074	$—	$161	$1,014	$1,221
Year ended December 31, 2015:
Allowance for doubtful accounts	$2,589	$—	$(18)	$497	$2,074

(1)	Amounts charged to costs and expenses, net of recoveries.
(2)	Uncollectible accounts written off, net of recoveries of $0.7 million and $0.9 million in 2017 and 2015, respectively. There were no recoveries in 2016.

Ratio of Earnings to Fixed Charges

	Year ended December 31,
(dollars in thousands)	2017		2016		2015		2014		2013
(unaudited)
Earnings available for fixed charges:
Pre-tax (loss) income before (loss) income from unconsolidated affiliates and noncontrolling interests	$(43,022)		$37,628		$41,248		$(15,156)		$15,542
Add: Fixed charges (from below)	100,262		50,941		61,876		30,752		15,681
Add: Distributions from unconsolidated affiliates	—		—		—		509		1,626
Less: Capitalized interest	—		—		(151)		—		—
Less: Net loss - noncontrolling interest	—		—		—		103		—
Total earnings available for fixed charges	$57,240		$88,569		$102,973		$16,208		$32,849
Fixed charges:
Interest expense	100,262		50,941		61,725		30,752		15,681
Capitalized interest	—		—		151		—		—
Total fixed charges	$100,262		$50,941		$61,876		$30,752		$15,681
Ratio of earnings to fixed charges	—	(a)	1.7	x	1.7	x	—	(a)	2.1	x
(Deficiency) excess of fixed charges over earnings	$(43,022)		$37,628		$41,097		$(14,544)		$17,168

(a) Due to our pre-tax loss in 2017 and 2014, the ratio coverage for both years was less than 1:1.